May 6, 1997


VIA EDGAR
Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, D.C.  20549

         Re:      Registration on Form 10
                  Union National Bancorp, Inc.

Dear Sir/Madam:

         On behalf of Union National Bancorp, Inc. (the "Company"), we hereby transmit for filing Form 10 - General Form for Registration of Securities pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         Please contact Abba David Poliakoff at (410) 576-4067 or Edward E. Obstler at (410) 576-4227 with any questions or comments.

                                     Very truly yours,



                                     Matthew S. Gilman
:lll
attachment
F10LTR.FRM

cc:      Edward E. Obstler, Esquire
         Abba David Poliakoff, Esquire

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          UNION NATIONAL BANCORP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                    Maryland                             52-1862338
                    --------                             ----------
          (State or other jurisdiction of             (I.R.S. Employer
           Incorporation or Organization)           Identification Number)


117 East Main Street, Westminster, Maryland                 21157
--------------------------------------------         --------------------
   (Address of Principal Executive Office)                (Zip Code)


Registrant's telephone number, including area code   (410) 848-7200
                                                    ----------------------


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name of Each Exchange on Which
         to be so Registered                    Each Class is to be Registered
         -------------------                    ------------------------------

                None                                          None
---------------------------------          -----------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                                (Title of Class)

ITEM 1.  BUSINESS

General

         Union National Bancorp, Inc. ("Union National") was incorporated under the laws of the State of Maryland on January 19, 1994, and is a one-bank holding company headquartered in Westminster, Maryland.

         Union National is primarily engaged in commercial and retail banking services and in businesses related to banking services through its sole subsidiary, Union National Bank ("UNB"). UNB was founded in Westminster in 1816 under the name of Bank of Westminster, and was briefly known during the period of 1821 to 1830 as a branch of the Farmers & Mechanics Bank of Frederick. In 1865, UNB became known as "The Union National Bank of Westminster". UNB is currently in its 180th year of operation.

Market Areas

         The primary service area of UNB consists of all of Carroll County, Maryland, the western portion of Baltimore County, Maryland, and the very northern edge of Howard County, Maryland.

         Union National does not maintain data on specific characteristics of its market area. The geographic market information concerning Carroll County is taken from "Demographic & Development Data Manual" published by the Carroll County Department of Planning (July 1995) and "Brief Economic Facts of Carroll County, Maryland" published by the Carroll County Department Economic Development (1995-1996).

         Carroll County (the "County"), one of seven jurisdictions of the Baltimore metropolitan area, lies 31 miles northwest of Baltimore and 56 miles north of Washington, D.C. The County seat is Westminster, and it includes seven other incorporated towns. While farming and agri-business remain an important and vital part of Carroll County's economy, commercial and industrial activities have gained in economic importance. The largest business clusters are located in the central, western and southern portions of the County.

         Carroll County has experienced a growth in population of approximately 13% overall during the past five years. Approximately 54% of the County's population commutes to work to areas outside of Carroll County. The County labor force is highly independent and rooted in strong, rural, work ethic tradition. Manufacturing accounts for over 14% of total employment. During 1995, Carroll County experienced an unemployment rate of 4.5%, up just slightly from 4.4% in 1994. No significant change is expected in the unemployment rate as industry and business continues to grow in Carroll County.

         Based on UNB's experience in real estate lending transactions and the appraisals obtained for such transactions, real estate values in Carroll County remained relatively flat for the past five years, with a mild decline in values over the past two years.

         UNB has eight full service banking offices in Carroll County, four of which are located in Westminster, one in Finksburg, one in Hampstead, one in Eldersburg, and one in Sykesville. UNB also has one loan production office, which is located in the same building as Union National's office headquarters in Westminster, Maryland.

Lending and Deposit Activities

         Lending Activities

         UNB provides a full range of retail and commercial banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in local areas. Substantially all of UNB's loans are to customers located within its service area. UNB has no foreign loans or highly leveraged transaction loans, as defined by the Federal Reserve Board ("FRB"). All of the loans in UNB's loan portfolio have been originated by UNB. UNB conducts its lending activities pursuant to the loan policies adopted by its Board of Directors. These loan policies grant individual loan officers authority to make secured and unsecured loans in specific dollar amounts; larger loans must be approved by senior officers or various loan committees. UNB's management information systems and loan review policies are designed to monitor lending sufficiently to ensure adherence to UNB's loan policies.

         The commercial loans offered by UNB include (i) commercial real estate loans, (ii) working capital and other commercial loans, (iii) construction loans, (iv) SBA-guaranteed loans, and (v) agricultural loans. UNB's commercial real estate loans are used to provide permanent financing for retail and office buildings, multiple-family buildings and churches. Commercial real estate secured loans are generally written for a fifteen year term or amortized over a longer period with balloon payment by the fifteenth year. Personal guarantees are obtained on nearly all commercial loans. Credit analyses, loan review and an effective collections process are also used to minimize any potential losses. UNB employs five full-time commercial loan officers.

         Consumer loans offered by UNB include (i) residential real estate loans, (ii) personal unsecured lines of credit, (iii) personal installment loans (including indirect lending through auto sales companies), and (iv) home equity loans (fixed-rate term and open ended revolving lines of credits).

         Residential mortgage products include adjustable rate as well as conventional, fixed-rate loans. Terms vary from a five-year balloon to a 30-year fully amortized loan. UNB does not purchase loans but is active in secondary market lending and is also a member of the Federal Home Loan Bank of Atlanta. Personal unsecured revolving lines of credit with variable interest rates and principal amounts ranging from $1,000 to $10,000 are offered to credit-worthy bank customers. The largest segment of UNB's installment loan portfolio is secured by motor vehicles and are fixed-rate loans. "Indirect dealer paper" accounts for most of the loans, although direct auto loans are also available with terms of 30 to 48 months for used cars and up to 60 months for new cars. Credit checks, credit scoring and debt to income ratios of 40% or less are used to qualify borrowers. Home equity products include both a fixed-rate term product and an open-end revolving line of credit with maximum loan to value ratios of 85% of current appraisal or 80% of current tax assessment.

         Lending in the residential area remained constant in 1996 while the installment area saw growth of 3.2%. Industry standard debt to income ratios are used to qualify borrowers on all consumer loans. Managers and assistant managers have retail lending authorities at each of the branch locations. In addition, UNB employs two full-time retail lenders and one mortgage lender in the central loan production office in Westminster, Maryland.

         Loan Approval

         Individual loan authorities are established by UNB's Board of Directors upon recommendation by the Senior Credit Officer. In establishing individual loan authority the experience of the lender is taken into consideration, as well as the type of lending in which the officer is involved. The Officer's Loan Committee consists of the President of UNB, the Senior Credit Officer, Senior Commercial Loan Officer and at least one other Commercial Loan Officer and the Credit Analyst. The Officer's Loan Committee has the authority to approve and consummate loans up to $1,600,000. The full Board of Directors reviews on a monthly basis all commercial and residential loans approved by individual officers and the Officer's Loan Committee. All loan requests exceeding $1,600,000 must be approved by the Management Oversight Committee. These requests come to the Committee with a review, analysis and recommendation by the lender and the Officer's Loan Committee.

         UNB generally requires that loans secured by first mortgages on real estate have loan to value ratios within specified limits, ranging from 65% for loans secured by raw land to 80% for improved property, with the exception of secondary market programs which allow loan to value ratios as high as 97%. UNB also makes loans secured by second mortgages on real estate. UNB offers Adjustable Rate Mortgage products, as well as conventional fixed rate products.

         UNB participates in various community development programs in an effort to meet its responsibilities under the Community Reinvestment Act ("CRA"). UNB has consistently rated a "Satisfactory" record in meeting its obligations under the CRA.

         Deposit Activities

         UNB also offers a full range of deposit and personal banking services insured by the Federal Deposit Insurance Corporation ("FDIC"), including (i) commercial checking and small business checking products, (ii) trust and cash management services, (iii) retirement accounts such as Individual Retirement Accounts ("IRA") and Simplified Employee Pension accounts, retail deposit services such as certificates of deposit, money market accounts, savings accounts, checking account products and Automated Teller Machines ("ATMs"),
Point of Sale and other electronic services, and (iv) other personal miscellaneous services such as safe deposit boxes, foreign draft, foreign currency exchanges, night depository services, travelers checks, merchant credit cards, direct deposit of payroll, U.S. savings bonds, official bank checks and money orders. UNB offers credit cards and a full range of trust services through one of its correspondent banking relationships.

         The principal sources of funds for UNB are core deposits (demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit). UNB solicits these deposits from individuals, businesses, foundations and governmental authorities. Substantially all of UNB's deposits are from the local market areas surrounding each of its offices.

Investment Portfolio and Activities

         UNB's investment portfolio has several objectives. A key objective is to provide a balance in UNB's asset mix of loans and investments consistent with its liability structure, and to assist in management of interest rate risk. The investments augment UNB's capital position in the risk based capital formula, providing the necessary liquidity to meet fluctuations in credit demands of the community and fluctuations in deposit levels. In addition, the portfolio provides collateral for pledging against public funds, and a reasonable allowance for control of tax liabilities. Finally, the investment portfolio is designed to provide income for UNB. In view of the above objectives, the portfolio is treated conservatively by management, and only securities that pass conservative investment criteria are purchased. UNB does not engage in any derivatives trading. The portfolio will commonly fluctuate between 20% and 30% of UNB's assets.

Additional Activities

         UNB provides its customers with access to investment products through a third party vendor, Primevest Financial Services, Inc., which offers annuities and mutual fund products and is based in Minnesota.

Competition

         UNB operates in a highly competitive environment, competing for deposits and loans with commercial banks, savings banks, thrift institutions, credit unions, and finance and mortgage companies. Some of these competitors possess substantially greater financial resources than those available to UNB. Also, certain of these institutions have significantly higher lending limits than UNB and may provide various services for their customers, such as trust services, which UNB does not offer directly to its customers.

         UNB does not maintain data concerning its competitive position within its market area. Occasionally, limited market share data is produced by third parties. According to a 1996 publication by the FDIC, at June 30, 1996 UNB had a 13.7% market share of deposits held by the Carroll County branches of banks, savings associations and credit unions. Two other institutions had larger deposit market shares (28.8% and 14.2%) for their Carroll County branches.

         Financial institutions compete generally on the basis of rates and service. In its lending business, UNB is subject to increasing competition from consumer finance companies and mortgage companies which are not subject to the same kind of regulatory restrictions as banks. Union National anticipates that the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, will increase competitive pressures in UNB's market by permitting entry of additional competitors.

         While UNB will seek to remain competitive with the interest rates that it charges on loans and offers on deposits, UNB believes that its success has been and will continue to be due to its emphasis on its community banking, customer service and relationships. With the continuing consolidation in the banking industry, particularly in UNB's markets, smaller profitable banks are gaining opportunities where larger institutions exit markets that are only marginally profitable for them. Management of Union National believes it can profitably utilize such opportunities by establishing a local presence in these areas to provide community banking services.

Seasonality

         Management does not believe that the deposits or the business of UNB in general are seasonal in nature. The deposits may, however, vary with local and national economic conditions but should not have a material effect on planning and policy making.

Supervision and Regulation

         General. Union National and UNB are extensively regulated under federal and state law. Generally, these laws and regulations are intended to protect depositors, not stockholders. The following is a summary description of certain provisions of certain laws which affect the regulation of bank holding companies and banks. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on the business and prospects of the Union National and UNB.

         Federal Bank Holding Company Regulation and Structure. Union National is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and as such, it is subject to regulation, supervision, and examination by the FRB. Union National is required to file annual and quarterly reports with the FRB and to provide the FRB with such additional information as the FRB may require. The FRB may conduct examinations of Union National and its subsidiaries.

         With certain limited exceptions, Union National is required to obtain prior approval from the FRB before acquiring direct or indirect ownership or control of more than 5% of any voting securities or substantially all of the assets of a bank or bank holding company, or before merging or consolidating with another bank holding company. Additionally, with certain exceptions, any person proposing to acquire control through direct or indirect ownership of 25% or more of any voting securities of Union National is required to give 60 days written notice of the acquisition to the FRB, which may prohibit the transaction, and to publish notice to the public.

         Generally, a bank holding company may not engage in any activities other than banking, managing or controlling its bank and other authorized subsidiaries, and providing services to these subsidiaries. With prior approval of the FRB, Union National may acquire more than 5% of the assets or outstanding shares of a company engaging in non-bank activities determined by the FRB to be closely related to the business of banking or of managing or controlling banks. The FRB provides expedited procedures for expansion into approved categories of non-bank activities.

         Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit Union National's ability to obtain funds from UNB for its cash needs, including funds for the payment of dividends, interest and operating expenses. Further, subject to certain exceptions, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, UNB may not generally require a customer to obtain other services from itself or Union National, and may not require that a customer promise not to obtain other services from a competitor as a condition to and extension of credit to the customer.

         Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the FRB may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. In addition, depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC in connection with the default of, or assistance provided to, a commonly controlled FDIC-insured depository institution. Accordingly, in the event that any insured subsidiary of Union National causes a loss to the FDIC, other insured subsidiaries of Union National could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss. Such cross guaranty liabilities generally are superior in priority to the obligations of the depository institution to its stockholders due solely to their status as stockholders and obligations to other affiliates.

         State Bank Holding Company Regulation. As a Maryland bank holding company, Union National is subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law. See "Supervision and Regulation--Federal Bank Holding Company Regulation and Structure." Under Maryland law, a bank holding company that desires to acquire a bank or bank holding company that has its principal place of business in Maryland must obtain approval from the Commissioner. Also, a bank holding company and its Maryland state-chartered bank or trust company cannot directly or indirectly acquire banking or non-banking subsidiaries or affiliates until the bank or trust company receives the approval of the Commissioner.

         Federal Bank Regulation. Union National's banking subsidiary is a federally-chartered national bank regulated by the Office of Comptroller of the Currency ("OCC"). The OCC may prohibit the institutions over which it has supervisory authority from engaging in activities or investments that the agency believes constitutes unsafe or unsound banking practices. Federal banking regulators have extensive enforcement authority over the institutions they regulate to prohibit or correct activities which violate law, regulation or a regulatory agreement or which are deemed to constitute unsafe or unsound practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions.

         UNB is subject to certain restrictions on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons which generally require that such credit extensions be made on substantially the same terms as are available to third persons dealing with UNB and not involve more than the normal risk of repayment. Other laws tie the maximum amount which may be loaned to any one customer and its related interests to capital levels.

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to prescribe, by regulation, non-capital safety and soundness standards for institutions under its authority. The federal banking agencies, including the OCC, have adopted standards covering internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An institution which fails to meet those standards may be required by the agency to develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Union National, on behalf of UNB, believes that it meets substantially all standards which have been adopted. FDICIA also imposed new capital standards on insured depository institutions. See "Supervision and Regulation--Capital Requirements."

         Before establishing new branch offices, UNB must meet certain minimum capital stock and surplus requirements and the Bank must obtain OCC approval.

         Deposit Insurance. As a FDIC member institution, UNB's deposits are insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC, and each institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

         Limits on Dividends and Other Payments. Union National's current ability to pay dividends is largely dependent upon the receipt of dividends from its banking subsidiary, UNB. Both federal and state laws impose restrictions on the ability of Union National to pay dividends. The FRB has issued a policy statement which provides that, as a general matter, insured banks and bank holding companies may pay dividends only out of prior operating earnings. For a Maryland state-chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies, in general, also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice.

         Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. For bank holding companies with less than $150,000,000 in consolidated assets, the guidelines are applied on a bank-only basis.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, perpetual preferred stock (excluding auction rate issues) and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes, among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk- weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1996, UNB's ratio of Tier 1 to risk-weighted assets stood at 11.7% and its ratio of total capital to risk-weighted assets stood at 12.9%. In addition to risk-based capital, banks and bank holding companies are required to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage capital ratio, of at least 3%. As of December 31, 1996, UNB's leverage capital ratio was 8.0%.

         In August,  1995 and May, 1996, the federal  banking  agencies  adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the UNB's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management includes a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate to the circumstances of the specific banking organization. UNB has internal IRR models that are used to measure and monitor IRR. Additionally, the regulatory agencies have been assessing IRR on an informal basis for several years. For these reasons, Union National does not expect the addition of IRR evaluation to the agencies' capital guidelines to result in significant changes in capital requirements for UNB.

         Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "--Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of UNB to grow and could restrict the amount of profits, if any, available for the payment of dividends to the Company.

         Federal Deposit Insurance Corporation Improvement Act of 1991. In December, 1991, Congress enacted FDICIA, which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things, (i) publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver, and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risked-based premiums. See "- Deposit Insurance."

         A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." UNB is currently classified as "well-capitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapital-ized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

         FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

         Interstate Banking Legislation. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies were eliminated effective on September 29, 1995. The law also permits interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date. Maryland generally established an earlier effective date of September 29, 1995.

         Monetary Policy. The earnings of a bank holding company are affected by the policies of regulatory authorities, including the FRB, in connection with the FRB's regulation of the money supply. Various methods employed by the FRB are open market operations in United States Government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Employees

         As of March 17, 1997, UNB had the equivalent of 114 full-time employees. None of its employees is represented by a collective bargaining unit. UNB considers relations with its employees to be good.

ITEM 2.  FINANCIAL INFORMATION

         The following selected financial data should be read in conjunction with Union National's consolidated financial statements, related notes and other financial information included herein and Management's Discussion and Analysis of Financial Condition and Results of Operations.

(In Thousands of Dollars Except Per Share Data)                                 Year Ended December 31,
                                                             1996        1995       1994        1993        1992
                                                          ---------   ---------  ----------  ---------   ---------
RESULTS FROM OPERATIONS
Interest Income                                           $  17,361   $  17,091  $   15,109  $  14,789   $  14,804
Interest Expense                                              8,099       8,092       6,289      6,170       6,967
                                                          ---------   ---------  ----------  ---------   ---------
  Net Interest Income                                         9,262       8,999       8,820      8,619       7,837
Provision for Credit Losses                                     329         212         342        425         470
                                                          ---------   ---------  ----------  ---------   ---------
  Net Interest Income after Provision for Credit Losses       8,933       8,787       8,478      8,194       7,367
Non-Interest Income                                           1,086         978       1,315      1,029         874
Non-Interest Expense                                          7,200       7,058       6,800      6,179       5,595
                                                          ---------   ---------  ----------  ---------   ---------
  Income Before Income Taxes                                  2,819       2,707       2,993      3,044       2,646
Applicable Income Taxes                                         955         912         990      1,009         867
                                                          ---------   ---------  ----------  ---------   ---------
Net Income before effect of accounting change                 1,864       1,795       2,003      2,034       1,780
Effect of accounting change                                       0           0           0          0         248
                                                          ---------   ---------  ----------  ---------   ---------
Net Income                                                $   1,864   $   1,795  $    2,003  $   2,034   $   2,028
                                                          =========   =========  ==========  =========   =========

FINANCIAL CONDITION
Total assets                                               $225,036    $218,816    $207,226   $192,290    $175,511
Investment securities (including available for sale)         55,940      52,421      54,938     48,724      38,659
Loans, net of unearned income                               147,351     146,822     139,730    128,498     127,652
Allowance for loan losses                                     1,772       1,769       1,671      1,503       1,365
Deposits                                                    199,291     193,462     182,533    172,816     160,367
Stockholders' equity                                         18,053      16,540      13,948     14,061      12,125

PER SHARE DATA
Net income                                                $    2.23   $    2.15  $     2.40  $    2.44   $    2.43
Dividends                                                      0.57        0.52        0.50       0.46        0.38
Stockholders' equity                                          21.65       19.83       16.72      16.86       14.54

PERFORMANCE RATIOS
Return on average assets                                       0.84%       0.84%       1.00%      1.10%       1.06%
Return on average equity                                      10.80       11.55       14.34      15.63       15.77
Net interest margin on average earning assets                  4.53        4.56        4.83       5.12        5.13
Efficiency (non-interest expense / (net interest income +
  non-interest income))                                       69.58       70.75       67.09      64.04       64.22

LIQUIDITY AND CAPITAL RATIOS
Stockholders' equity (% assets)                                8.02%       7.56%       6.73%      7.31%       6.91%
Risk-based:
  Tier 1 Capital                                              11.72       10.86       10.42      10.62        9.83
  Total Capital                                               12.87       12.01       11.77      10.94       10.75
Dividends (% net income)                                      25.51       24.16       20.82      18.86       17.80
Loans to deposits                                             73.94       75.89       76.55      74.36       79.60

ASSET QUALITY RATIOS
Allowance for credit losses to total loans                     1.20%       1.20%       1.20%      1.17%       1.07%
Allowance for credit losses to non-performing loans          136.34      322.24      717.14     167.23      201.99
Net loan charge-offs to average total loans                    0.22        0.08        0.13       0.22        0.16

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion is designed to provide a better understanding of the financial position of Union National and it should be read in conjunction with the consolidated financial statements and notes included herein.

OVERVIEW

         On June 30, 1994, Union National commenced operations as the parent company of its sole subsidiary, UNB, which has conducted the business of banking since 1816. Since UNB is the primary possession of the holding company, the assets and liabilities of the holding company are made up almost entirely of the assets and liabilities of UNB. The same is true for the income and expense of Union National with the exception of activities conducted at the holding company level only, such as mergers and acquisitions. All data for 1996, 1995, and 1994 is presented in this analysis in consolidated form and is compared to like data for UNB for prior years.

         Union National has increased in asset size by 44% since 1991. This growth generally exceeded that of our peers, both locally and nationally, and it was achieved internally without the benefit of geographical expansion or acquisition. Over that period UNB faced drastic changes in the structure of the financial services industry, ever stronger competition for both deposits and loans, rapidly changing technology, both an economic recession and a strong expansion with low levels of inflation, a return to low interest rates interrupted by a sudden increase in rates, and continued changes in law and regulation.

         Total assets were $225.0 million at December 31, 1996, an increase of $6.2 million or 2.8% over one year earlier. The primary source of these funds was certificates of deposit. Growth in deposits has declined in recent years as depositors have sought other avenues of investment to enhance their yields. In 1994, total assets increased $11.6 million or 5.6%. Loan growth slowed during the second half of 1995 and remained sluggish throughout 1996. Other investments have increased as loan growth has declined.

         Net income rose 3.9% in 1996 to $1,863,522 from net income of $1,794,228 in 1995 after a 10.5% decline from $2,003,837 in 1994. The return on average assets was .84% in 1996 and 1995, and 1.0% in 1994. The return on average equity was 10.80% in 1996, 11.55% in 1995, and 14.34% in 1994.

         Dividends on common stock rose to $.57 in 1996 from $.52 in 1995, a 9.6% increase. In 1995, dividends were increased 4.0% from $.50 in 1994. As a percent of income, dividends rose to 25.51% in 1996 from 24.16% in 1995 which had risen from 20.82% in 1994. As of December 31, 1993, UNB adopted a change in accounting method, "Accounting for Investment Securities" whereby certain securities must be designated "available for sale". Any gain or loss in fair value must be shown as an adjustment to equity, net of taxes. Initially, capital rose as a result of this change, but the effect quickly turned negative in 1994 as interest rates rose and the fair value of available-for-sale securities declined. During 1995, that process was reversed and continued throughout 1996 as interest rates declined and fair value for those securities increased. Except for this equity adjustment, retained earnings continue to be the chief source of increases in stockholders' equity.

NET INTEREST INCOME

         Net interest income is the major component of Union National's earnings, and it consists of the excess of interest income from earning assets less the expense of interest bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, are determinants of the changes in net interest income. The net interest margin is calculated as tax-equivalent net interest income (income plus the tax savings from tax-exempt loans and investments) divided by average earning assets and represents the company's net yield on its earning assets.

         Net interest  income was  $9,262,338 in 1996,  $8,999,263 in 1995,  and
$8,819,983 in 1994. These levels represent increases of $263,075 (2.9%) for 1996 and $179,280 (2.0%) for 1995. On a tax-equivalent basis, the respective net interest incomes for 1996, 1995, and 1994, respectively, were $9,502,375, $9,240,655, and $9,097,956. In 1994, the growth in net interest income slowed because the growth of earning assets as well as the spread between the rate of interest earned and that paid were declining. This trend has continued, but it improved in 1996. The net interest spread dropped to 3.95% in 1996 from 4.01% in 1995, which was down from 4.38% in 1994. The net interest margin as a percentage of earning assets was 4.53%, down slightly from 4.56% in 1995, which was down significantly from 4.83% in 1994.

         Average earning assets were $209,432,784 in 1996, up 3.4% from $202,610,060 in 1995 which were 7.5% more than the $188,516,880 in 1994. Total interest income, on a tax-equivalent basis, was $17,600,904 in 1996, up $269,145 or 1.6% from $17,331,759 in 1995 which was up $1,934,937 or 12.5% from the 1994 level. The tax equivalent yield on earning assets during 1996 fell to 8.40% from 8.55% in 1995 which was up from 8.16% in 1994.

         Average interest bearing liabilities were $181,883,747 in 1996, up 2.1% from $178,138,810 in 1995 which were up 7.2% from $166,247,829 in 1994. These funds made up 82.24% of average assets in 1996 compared to 83.01% in 1995 and 83.08% in 1994. Total interest expense was $8,098,529 in 1996, up $6,425 or .1%
from $8,092,104 in 1995 which was 28.7% higher than the 1994 level.

         During both 1995 and 1996, certificates of deposit were the primary source of funds as customers were seeking a higher return. In addition, some deposits were lost to investment markets, thus contributing to a lower growth in the deposit base than in previous years. For several years prior to 1995, the weighted interest rate of Union National's funds cost had declined. This trend was reversed in late 1994 because money rates had increased, and Union National increased its rates to attract the funds, resulting in a significant increase in the cost of funds and a lower net interest margin in 1995. Yields on loans and securities could not be raised enough to offset the cost. The margin bottomed out in late 1995. The cost of funds declined throughout 1996, as Union National reduced interest rates in an effort to manage the level of the net interest margin.

         In 1996 interest income from loans increased only slightly because of both lower yields and low volume growth. Commercial loan volume, which is the largest sector of the portfolio, declined during much of the year primarily because of competition, and rates were reduced in an effort to compete. The situation was similar in other sectors. In addition, a growth control measure, the Interim Development Control Ordinance ("IDCO"), was passed by the Carroll County Commissioners in an effort to balance the growth in needs of the population for services with the ability to provide them. This move is expected to have an extended impact on business within the county in the future. In 1995, the commercial sector reflected growth in volume as well as higher yields which were brought about by increases in the prime rate in 1994. Real estate lending declined in 1995 due to increased competition.

         The following table illustrates average balances of assets, liabilities, and stockholders' equity as well as the related income and expense for each item and the average yields and cost for the years of 1994 through 1996:

                    AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(In thousands-tax equivalent basis)

                                               1996                        1995                         1994
                                  ---------------------------  ---------------------------  --------------------------
                                   Average            Yield/    Average            Yield/    Average           Yield/
                                   Balance   Interest  Rate     Balance   Interest  Rate     Balance  Interest Rate
                                  ---------  -------- -------  ---------  -------- -------  --------- -------- -------

ASSETS
  Loans:
    Real estate                    $ 32,482   $ 2,947   9.07%  $ 32,749    $ 2,964  9.05%   $ 34,110   $ 3,228   9.46%
    Consumer                         31,267     2,721   8.70%    30,940      2,716  8.78%     24,080     2,111   8.77%
    Commercial                       81,058     7,930   9.78%    79,758      7,908  9.91%     71,503     6,514   9.11%
    Tax-exempt                        1,672       164   9.79%     1,195        112  9.38%      1,228       127  10.36%
    Other Loans                           0         0   0.00%         0          0  0.00%          0         0   0.00%
                                  ---------   -------          --------    -------          --------   -------
      Total Loans                   146,479    13,762   9.39%   144,642     13,700  9.47%    130,921    11,980   9.15%
                                  ---------   -------          --------    -------          --------   -------

  Investment securities available
    for sale:
    Taxable                          31,609    1,942   6.14%     27,342      1,698  6.21%     34,781     1,924   5.53%
    Non-taxable                         598       65  10.89%      3,729        327  8.78%      4,557       429   9.41%
                                  ---------  -------           --------     ------          --------   -------
      Total securities available
       for sale                      32,207    2,007   6.23%     31,071      2,025  6.52%     39,338     2,353   5.98%
                                  ---------  -------           --------     ------          --------   -------

  Investment securities held to
    maturity:
    Taxable                          15,198      859   5.65%     20,819      1,164  5.59%     13,423       718   5.35%
    Non-taxable                       6,350      482   7.59%      3,222        270  8.37%      2,862       262   9.16%
                                  ---------  -------           --------     ------          --------   -------
      Total securities held
       to maturity                   21,548    1,341   6.22%     24,041      1,434  5.96%     16,285       980   6.02%
                                  ---------  -------           --------     ------          --------   -------
  Time deposits with other banks      1,101       61   5.54%        328         20  6.10%          0         0   0.00%
  Federal funds sold                  8,098      430   5.31%      2,528        153  6.05%      1,973        73   3.70%
                                  ---------  -------  -----    --------     ------  ----    --------   -------   ----
       Total Earning Assets         209,433   17,601   8.40%    202,610     17,332  8.55%    188,517    15,386   8.16%
                                             -------                        ------                     -------

  Less: allowance for credit         (1,768)                     (1,759)                      (1,621)
     losses
  Cash and due from banks             5,838                       6,034                        6,164
  UNB premises and equipment,         3,854                       3,596                        3,304
     net
  Other Assets                        3,779                       4,128                        3,740
                                  ---------                   ---------                    ---------
    Total Assets                  $ 221,136                   $ 214,609                    $ 200,104
                                  ---------                   ---------                    ---------




                                       14




AVERAGE BALANCE SHEETS AND YIELD ANALYSIS (Continued)


                                               1996                         1995                        1994
                                  ---------------------------  ---------------------------  --------------------------
                                   Average            Yield/    Average            Yield/    Average           Yield/
                                   Balance   Interest  Rate     Balance   Interest  Rate     Balance  Interest  Rate
                                  ---------  -------- -------  ---------  -------- -------  --------- -------- -------

LIABILITIES AND
  STOCKHOLDERS'  EQUITY
 Interest-bearing demand           $ 18,462       379   2.05%  $ 16,357        373  2.28%   $ 16,463       403   2.45%
    deposits
 Regular savings deposits            33,190       909   2.74%    38,182      1,177  3.08%     47,675     1,543   3.24%
 Money market savings deposits       18,528       586   3.16%    18,357        586  3.19%     20,349       618   3.04%
 Time deposits                      102,739     5,829   5.67%    89,308      5,056  5.66%     72,213     3,351   4.64%
                                   --------   -------          --------    -------          ---------   ------
   Total Interest-Bearing
      Deposits                      172,919     7,703   4.45%   162,204      7,192  4.43%    156,700     5,915   3.77%
 Other borrowings                     8,965       396   4.42%    15,935        900  5.65%      9,548       374   3.92%
                                   --------   -------          --------    -------          ---------   ------
   Total Interest-Bearing           181,884     8,099   4.45%   178,139      8,092  4.54%    166,248     6,289   3.78%
                                              -------                      -------                      ------
      Liabilities
   Net interest spread                          9,502   3.95%                9,240  4.01%                9,097   4.38%
                                              =======   ====               =======  ====                ======   =====
 Non-interest bearing demand
   deposits                          20,976                      19,997                       19,194
 Accrued expenses and other
   liabilities                        1,017                         943                          688
 Stockholders' equity                17,259                      15,530                       13,974
                                   --------                    --------                     --------
   Total Liabilities and
      Stockholders' Equity         $221,136                    $214,609                     $200,104
                                   --------                    --------                     --------

Net interest income/earning                             8.40%                       8.55%                        8.16%
    assets
Net interest expense/earning                            3.87%                       3.99%                        3.33%
                                                        ----                        ----                         ----
    assets
Net interest margin                                     4.53%                       4.56%                        4.83%
                                                        ====                        ====                         ====
--------------------------

1. Loan fee income is included in interest income for each loan category and yields are stated to include all income earned.
2. Balances of non-accrual loans and related income have been included for computational purposes.
3. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

         The following table describes the impact comparison on net interest income resulting from changes in average balances and rates. The change in interest due to both volume and rate has been allocated to volume and rate changes in the proportion to the relationship of the absolute dollar amounts of the change in each.

                            RATE AND VOLUME ANALYSIS

(In thousands-tax equivalent basis)

                                                                 Years ended December 31,
                                                                 ------------------------
                                              1996 Compared to 1995               1995 Compared to 1994
                                       -----------------------------------     ----------------------------
                                        Increase        Change Due to            Increase         Change Due to
                                                        -------------                             -------------
                                       (Decrease)     Rate        Volume        (Decrease)     Rate        Volume
                                       ----------     ----        ------        ----------     ----        ------

INTEREST INCOME:
   Loans:
      Real estate                      $     (17)   $     7       $  (24)      $    (264)  $   (138)     $   (126)
      Consumer                                 5        (24)          29             605          3           602
      Commercial                              22       (106)         128           1,394        609           785
      Tax-exempt                              52          6           46             (15)       (12)           (3)
                                       ---------    -------       ------       ---------   --------      --------
         Other Loans                     --           --           --             --          --           --
         Total Loans                          62       (118)         179           1,720        462         1,258
                                       ---------    -------       ------       ---------   --------      ---------
Investment securities available for sale:
   Taxable                                   244        (20)         264            (226)       211           (437)
   Non-taxable                              (262)        46         (308)           (102)       (27)           (75)
                                       ---------    -------       ------       ---------   --------      ----------
Total securities available for sale          (18)        26          (44)           (328)       184           (512)
                                       ---------    -------       ------       ---------   --------      ----------
Investment securities held to maturity:
   Taxable                                  (305)        11         (316)            446         41           405
   Non-taxable                               212        (37)         250               8        (24)           32
                                       ---------    -------       ------       ---------   --------      --------
Total securities held to maturity            (93)       (26)         (66)            454         17           437
   Time deposits with other banks             41         (2)          43              20      --               20
   Federal funds sold                        277        (39)         316              80         53            27
                                       ---------    -------       ------       ---------   --------      --------
      Total Interest Income                  269       (159)         428           1,946        716         1,230
                                       ---------    -------       ------       ---------   --------      --------

INTEREST EXPENSE:
   Interest-bearing demand deposits            6        (40)          46             (30)       (27)           (3)
   Regular savings deposits                 (268)      (123)        (145)           (366)       (66)         (300)
   Money market savings deposits          --             (5)           5             (32)        30           (62)
   Time deposits                             773         12          761           1,705        824           881
                                       ---------    -------       ------       ---------   --------      --------
      Total Interest-Bearing Deposits        511       (156)         667           1,277        761           516
   Other borrowings                         (504)      (153)        (351)            526        221           305
                                       ---------    -------       ------       ---------   --------      --------
      Total Interest Expense                   7       (309)         316           1,803        982           821
                                       ---------    -------       ------       ---------   --------      --------
Net Interest Income                    $     262    $   150       $  112       $     143   $   (266)     $    409
                                       =========    =======       ======       =========   ========      =========
-----------------------------

(1) The change in interest due to both volume and rate has been allocated to change due to volume and change to rate in proportion to the absolute volume of each.
(2) Balances of non-accrual loans and related income have been included for computational purposes.
(3) Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.


NON-INTEREST INCOME

         Total non-interest income was $1,085,800 in 1996, up $108,250 or 11.1% from $977,550 in 1995 which was $337,782 or 25.7% lower than in 1994.

          Service charge income on deposit accounts was $796,490 in 1996, up $73,469 or 10.2% from $723,021 in 1995 which was $467,558 or 39.2% below the
$1,190,579 in 1994. In 1996, fees were increased. In 1995, high volume check processing for a group of related accounts was largely curtailed, resulting in lower fee income and a return to historical levels. Other service charge income was $152,765 in 1996, down $5,581 or 3.5% from $158,346 in 1995 which was up
$30,593 or 23.9% from  $127,753 in 1994.  Other income was $116,754 in 1996,  up
$23,806 or 25.6% from  $92,948 in 1995 which was up $44,696 or 92.6% from 48,252 in 1994. In 1996, recoveries of prior expenses or losses occurred which totaled $44,486. In 1995 two recoveries of prior losses occurred which totaled $58,205. Gains on the sales of loans were $19,791 in 1996, $4,300 in 1995 and $39,453 in 1994. There were no securities gains or losses in 1996 compared to losses of $1,065 in 1995 and losses of $90,705 in 1994.

NON-INTEREST EXPENSE

         Non-interest expense in 1996 was $7,200,410, an increase of $141,773 or 2.0% from $7,058,637 in 1995 which was $259,103 or 3.8% over $6,799,534 in 1994.
These increases are generally direct reflections of the growth in assets as well as the related investment in services, branches, and facilities. However, in 1996, overall operating expenses declined, and the expenses related to the termination of the acquisition of Maryland Permanent Bank resulted in the increase over 1995.

         Salaries and benefits totaled $3,879,323 in 1996, up $157,893 or 4.2% from $3,721,430 in 1995 which was $328,145 or 9.7% over 1994. Personnel expense represented 53.9% of total non-interest expense in 1996 compared to 52.7% in 1995 and 49.9% in 1994. Full-time equivalent employees at year end were 114 in 1996, 113 in 1995, and 109 in 1994. The expense increase was due mainly to normal increases and pension plan expenses partially offset by decreases in health insurance and other benefits in 1996, loan department expansion and pension plan expenses in 1995 and salary increases and pension plan expenses offset by outsourcing the proof function in 1994. While the total staff has generally grown, the average assets per employee have increased from $1.80 million in 1994 to $1.92 million in 1995 and $1.93 million in 1996. This shows increased automation of functions as well as a general improvement in the efficient allocation of resources since assets have grown more rapidly than the size of the staff to support the business. This effect slowed in 1996 as asset growth slowed.

         Occupancy expense was $802,443 in 1996, up $136,373 or 20.5% from the $666,070 of 1995 which was $54,844 or 9.0% above 1994. Equipment expense was $335,136 in 1995, down $6,595 or 1.9% from $341,731 in 1995 which was up $11,651 or 3.5% from 1994.

         Other operating expense was $2,183,508 in 1996, down $145,898 or 6.3% from $2,329,406 in 1995 which was $148,957 or 6.0% under 1994. In 1996 and 1995,
156.2% and 120.6%, respectively, of the decline in other operating expenses was due to reduced FDIC premiums. In addition, significant reductions occurred in 1996 in marketing expenses, and check processing fees. These reductions were partially offset by the one-time write-off of expenses related to the aborted acquisition of Maryland Permanent Bank. In 1995, check processing fees fell significantly due to the processing reduction discussed in the non-interest income section. These reductions were partially offset by abnormally high legal and professional fees and increases in other expenses.

INCOME TAXES

         Income tax expense was $955,206 in 1996, $911,948 in 1995, and $989,944 in 1994. The 1996 expense was 4.7% over 1995 which was down 7.9% from the year before. Income taxes were 33.9% of net income before taxes in 1996, 33.7% in 1995, and 33.1% in 1994. Federal income tax accounted for

81.8% of total tax in 1996 compared to 79.6% in 1995 and 80.6% in 1994. As non-taxable income declines as a result of the 1986 Tax Reform Act, tax expense rises faster than net income, and federal tax is making up an increasing portion of the total.

SECURITIES PORTFOLIO

         The  following   table  presents  the  composition  of  the  securities
portfolio for the periods indicated:

                   INVESTMENT SECURITIES PORTFOLIO COMPOSITION

                                                              1996                    1995                1994
                                                        -------------------     ------------------  ----------------

U.S. Government Treasury and Agency securities          $        26,115,700     $       18,082,210  $      22,449,299
State and Municipal Obligations                                   6,250,734              7,362,851          7,356,224
Mortgage-backed Securities                                       22,368,159             25,791,958         24,124,429
Other Securities                                                  1,205,179              1,183,512          1,007,775
                                                        -------------------     ------------------  -----------------
      Total Investment Securities                       $        55,939,772     $       52,420,531  $      54,937,727
                                                        ===================     ==================  =================

Available for Sale (Fair Value)                         $        38,866,761     $       27,040,617  $      31,079,845
Held to Maturity (Amortized Cost)                                17,073,011             25,379,914         23,857,882
                                                        -------------------     ------------------  -----------------
     Total Investment Securities                        $        55,939,772     $       52,420,531  $      54,937,727
                                                        ===================     ==================  =================

         Total holdings in the investment portfolio at year-end were $55,939,772 in 1996, $52,420,531 in 1995, and $54,937,727 in 1994. The portfolio was expanded during 1994 as short term borrowings were used to take advantage of the rising interest rates of investment instruments. Liquidity declined as loans grew sharply in late 1994 and early 1995 and as deposit growth declined. As a result, the portfolio declined during 1995. Even though liquidity improved in the second half of 1995, the portfolio was not increased since the rates on overnight funds were as high as longer term rates, thereby curtailing the incentive to extend maturities. During 1996, the portfolio was increased as the spread of longer term investments to overnight funds widened, and further additions will settle early in 1997. Holdings of tax-free securities fell 15.1% after a .1% rise in 1995 and a .5% decline in 1994. The total portfolio had an average maturity of 2.9 years on December 31, 1996 compared with 3.8 years in 1995 and 2.9 years in 1994. These maturities represent estimates of the actual life of instruments considering mortgage-back pay downs and puts for tax-free securities.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") in 1993, requiring securities to be classified according to the bank's ability and intent to hold securities until maturity. Any instruments for which Union National wishes to reserve the right to sell prior to maturity must be classified as available for sale, and their carrying values must regularly be adjusted to fair value with an offsetting adjustment, net of taxes, to the bank's stockholders' equity. This change was implemented as of December 31, 1993. In 1996, there were $38,866,761 classified as available for sale and $17,073,011 as held to maturity compared with $27,040,617 and $25,379,914, respectively, in 1995 and $31,079,845 and $23,857,882, respectively, in 1994. The change resulted in an initial increase in carrying value of $464,591 in 1993, but an increase in interest rates caused the carrying value to decline by $2,768,472 in 1994 because of this change. In 1995, this increase in rates was reversed, and the fair value of available for sale securities exceeded amortized cost by $197,175 at year-end. In 1996, declines in some rates caused a small increase in values, and the fair value was $207,716 above amortized cost by year-end. In September, 1994, $10,000,000 of available for sale securities were transferred to held to maturity. In December, 1995, $6,300,000 of available for sale securities were transferred to held to maturity, and $1,500,000 were transferred from held to maturity to available for sale. The remaining securities now classified held to maturity that were originally available for sale currently have a fair value that is $303,162 under the amortized cost.

         The following table sets forth the maturity distribution and weighted average yields of the securities portfolio as of December 31, 1996. The weighted average yields are calculated on the basis of the carrying value of the securities and their related interest income adjusted for the amortization of premium and accretion of discount. Yields on tax-exempt securities have been computed on a tax-equivalent basis, assuming a federal tax rate of 34%.

                 MATURITY OF THE INVESTMENT SECURITIES PORTFOLIO

                                         1 Year or Less      1-5 Years       5-10 Years       Over 10 Years          Totals
                                         --------------      ---------       ----------       -------------          ------
                                         Book   Average    Book    Average  Book  Average     Book   Average      Book     Average
                                         Value   Yield     Value    Yield   Value  Yield     Value    Yield      Value      Yield
                                         -----   -----     -----    -----   -----  -----     -----    -----      -----      -----

HELD TO MATURITY
U.S.Government Treasury & Agency
  Securities                           $       0         $2,550,751  5.78%  $        0          $        0        $ 2,550,751  5.78%
State, County, & Municipal Obligations   400,040 11.59%   1,729,985  7.09%   3,518,208   7.20%           0          5,648,233  7.46%
Mortgage-backed Securities                     0          4,345,009  7.30%   4,529,018   7.58%           0          8,874,027  7.45%
                                      ----------         ----------         ----------           ---------         ----------
     Total Held to Maturity              400,040 11.59%   8,625,745  6.81%   8,047,226   7.41%           0         17,073,011  7.20%
                                      ----------         ----------         ----------           ---------         ----------

AVAILABLE FOR SALE
U.S. Government Treasury & Agency
  Securities                           2,505,450  5.65%  19,059,500  6.57%   2,000,000   7.07%           0         23,564,950  6.50%
State, County, & Municipal Obligations         0                  0            602,500  14.10%           0            602,500 14.11%
Mortgage-backed Securities                     0          1,952,837  5.97%   2,801,035   6.24%   8,740,260 6.42%   13,494,132  6.32%
Equity Securities                              0                  0                  0           1,205,179 6.67%    1,205,179  6.67%

     Total Available for Sale          2,505,450  5.65%  21,012,337  6.51%   5,403,535   7.28%   9,945,439 6.53%   38,866,761  6.56%
                                     -----------        -----------         ----------           ---------        -----------

          Total Securities           $ 2,905,490  6.47% $29,638,082  6.60% $13,450,761   7.36%  $9,945,439 6.53%  $55,939,772  6.73%
                                     ===========        ===========        ===========          ==========        ===========


LOAN PORTFOLIO

         Total loans outstanding on December 31, 1996 were $147,350,540 compared with $146,821,594 in 1995 and $139,729,907 in 1994. The portfolio represented 65.5% of total assets on December 31,1996 compared with 67.1% and 67.4% in 1995 and 1994, respectively.

         UNB's loan portfolio is composed of commercial loans (including commercial real estate), residential loans, and consumer installment loans (including indirect auto). The commercial portfolio represents 57% of the total portfolio and is comprised of commercial real estate mortgages, lines of credit, tax-exempt loans through local municipalities, lines of credit, and demand notes for various purposes, including but not limited to, working capital and equipment purchases. The greatest majority of commercial loans are collateralized by some form of real estate. The residential portfolio represents 22% of the overall loan portfolio and is a mix of well-seasoned mortgages along with more recent loans. Only a minimal number of these mortgages have a loan to value greater than 80%. Most residential mortgages are kept "in house", however UNB is involved in selling mortgages on the secondary market. The consumer portfolio makes up the remaining 21% of the loan portfolio. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidation, home improvements, and indirect installment loans purchased from approximately six auto dealerships, both new and used, and one farm equipment dealer. Home equity loans (fixed term and variable rate lines of credit) are also part of the consumer portfolio. Unsecured personal lines of credit and personal time and demand loans comprise the remainder of the portfolio. UNB does not engage in foreign lending, and involvement in speculative real estate and land development is minimal. It is UNB's practice to lend primarily in the Carroll County market area and to meet the needs of the community.

         Some risk is involved in all types of lending. UNB, however, attempts to manage that risk to minimize potential losses in all portfolios. Concentrations in commercial loans continue to be minimal except in the general area of real estate secured loans. Despite some recent devaluation in property values, the portion of such loans at risk is not large barring any future major economic crises. Additionally, financial analysis has become a helpful tool to identify potential risk in the commercial portfolio. Residential loans are generally well secured. Standard debt to income ratios are adhered to, and loan to value ratios greater than 80% require Private Mortgage Insurance, again reducing risk. The largest segment of the consumer portfolio is secured by motor vehicles. Use of debt to income ratios and recent Credit Bureau scores have assisted in the approval process. The collection department works delinquent accounts quickly and attempts to minimize losses in the consumer portfolio.

         The following table summarizes the composition of the loan portfolio at the periods indicated:

                                                  LOAN PORTFOLIO

                                                                     December 31,
                                                                     ------------
                                        1996            1995             1994            1993           1992
                                    ------------    ------------    -------------    ------------     --------

Commercial                          $ 27,563,398     $28,929,165      $28,265,832    $ 26,132,068  $  23,824,480
Real Estate--Construction              1,842,538       2,494,150        4,147,476       4,147,986      6,901,377
Real Estate--Mortgage                 91,262,059      89,709,340       85,709,692      84,728,316     86,999,214
Installment                           27,219,780      26,368,732       22,313,141      14,259,506     10,863,282
                                    ------------    ------------     ------------    ------------   -------------
 Total Loans                         147,887,775     147,501,387      140,436,141     129,267,876    128,588,353
Deferred Loan Fees                      (537,235)       (679,793)        (706,234)       (769,906)      (936,142)
                                    ------------    ------------     ------------    ------------   ------------
 Total Loans (net of deferred fees)  147,350,540     146,821,594      139,729,907     128,497,970     127,652,211
Allowance for Loan Losses             (1,772,433)     (1,769,077)      (1,670,940)     (1,503,371)     (1,365,464    )
                                    ------------    ------------     ------------    ------------   -------------
  Net Loans                         $145,578,107    $145,052,517     $138,058,967    $126,994,599   $ 126,286,747
                                    ============    ============     ============    ============   ==============


         The table below details the maturity distribution as well as the fixed and variable rate distribution of the loan portfolio as of December 31, 1996:


                                            MATURITY SCHEDULE OF LOANS

                                            One Year      Over One within     Over Five           Total
                                             or Less        Five Years           Years            Loans
                                             -------        ----------           -----            -----



Commercial                              $  19,010,868       $  5,238,564    $   3,527,252    $   27,776,684
Real Estate--Construction                     973,675            167,661          600,764         1,742,100
Real Estate--Mortgage                      44,291,334         20,830,557       26,036,438        91,158,329
Installment                                 7,087,545         19,753,423          369,694        27,210,662
                                        -------------       ------------    -------------   ---------------
  Total                                 $  71,363,422       $ 45,990,205    $  30,534,148   $   147,887,775
                                        =============       ============    =============   ===============

Total Loans w/Predetermined Rates           2,426,236         32,601,535       30,403,842        65,431,613
Total Loans w/Variable Rates               68,937,186         13,388,670          130,306        82,456,162
                                        -------------       ------------      -----------   ---------------
  Total                                 $  71,363,422       $ 45,990,205    $  30,534,148   $   147,887,775
                                        =============       ============    =============    ===============


ALLOWANCE FOR CREDIT LOSSES AND MANAGEMENT OF CREDIT RISK

         A comparative analysis of the allowance for credit losses, including charge-off activity, is presented below:


                                            ALLOWANCE FOR CREDIT LOSSES

                                        1996             1995            1994             1993           1992
                                    -------------   -------------    -------------   -------------  -------------

Average Total Loans                  $146,478,690    $144,641,805     $130,920,960    $130,726,190   $116,005,632
                                     ============    ============     ============    ============   ============

Balance, beginning of period            1,769,077       1,670,940        1,503,371       1,365,464      1,080,735
                                    -------------   -------------    -------------   -------------  -------------
Less Charge-offs:
  Commercial                              263,682          84,063           87,845          26,429         96,153
  Installment                             123,050         122,824          116,007         236,044        128,888
  Residential Real Estate                      --              --           32,483          69,247             --
                                    -------------   -------------    -------------   -------------  -------------
    Total Charge-offs                     386,732         206,887          236,335         331,720        225,041
                                    -------------   -------------    -------------   -------------  -------------
Plus Recoveries:
  Commercial                               17,051           2,668            1,249          12,359          6,954
  Installment                              44,037          37,356           60,655          32,268         32,816
  Residential Real Estate                      --          53,000               --              --             --
                                    -------------   -------------    -------------   -------------  -------------
    Total Recoveries                       61,088          93,024           61,904          44,627         39,770
                                    -------------   -------------    -------------   -------------  -------------
Net Charge-offs                           325,644         113,863          174,431         287,093        185,271
                                    -------------   -------------    -------------   -------------  -------------
Provision for Loan Losses                 329,000         212,000          342,000         425,000        470,000
                                    -------------   -------------    -------------   -------------  -------------
Balance, end of period              $   1,772,433   $   1,769,077    $   1,670,940   $   1,503,371  $   1,365,464
                                    =============   =============    =============   =============  =============

Allowance for credit losses to period--
 end total loans                              1.20%           1.21%            1.20%           1.17%         1.07%
Allowance for credit losses to
 nonaccrual  loans                          140.72          322.48           716.00          478.92        398.65
Net charge-offs to average loans
 (annualized)                                 0.22            0.08             0.13            0.22          0.16


         The following table breaks down the allocation of the allowance for credit losses by loan type. The allowance has been allocated to the various categories of loans. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific categories in which future charge-offs may ultimately occur:


                               ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES IN DOLLARS

                                                1996          1995          1994           1993           1992
                                            -----------    -----------   -----------   -----------   ------------

Commercial                                  $   853,418    $   455,916   $   572,029   $   255,993   $    475,995
Real Estate Construction                             --          4,095            --            --             --
Real Estate Mortgage                            302,760        110,694       163,717       156,327        201,901
Installment                                     309,883        355,320       467,891       245,136        327,243
Unallocated Portion                             306,372        843,052       467,303       845,915        360,325
                                            -----------    -----------   -----------   -----------   ------------
  Total Allowance for Credit Losses         $ 1,772,433    $ 1,769,077   $ 1,670,940   $ 1,503,371   $  1,365,464
                                            ===========    ===========   ===========   ===========   ============

         The following table breaks down the loan portfolio by category as a percentage of the whole:

                         LOAN CATEGORIES BY PERCENTAGES

                             1996       1995       1994        1993       1992
                            ------     -------    ------      -------    ------

Commercial                     57%        57%        56%         56%        51%
Residential Real Estate        22%        22%        23%         28%        34%
Installment                    21%        21%        21%         16%        15%
                            -----      ------     ------      ------     ------
  Total                       100%       100%       100%        100%       100%
                            =====       =====      =====       =====      =====

         Any increase in the level of the allowance is warranted because of the increase in the size of the loan portfolio and the risk factors of the loans. Management uses a detailed analyses of the portfolio to determine the adequacy of the allowance for credit losses. Prior loss history along with current trends, both nationally and locally, are taken into consideration: (i) Specific reserves are established on all classified loans where a loss seems imminent;
(ii) A general reserve is established on identified problem loans where specific potential losses are not yet determined, but likely; (iii) Smaller reserves are also established on criticized loans that have identifiable weaknesses but are not yet classified; and (iv) A general overall reserve is calculated on the entire remainder of the portfolio by loan type and included as an unallocated reserve allowance. In addition, it is UNB's practice to manage the risk elements of lending through rigorous credit evaluation of prospective borrowers, continuous review of the portfolio, diversification of the types of borrowers, and by maintaining a well collateralized portfolio.

         The following table details information concerning non-accrual, restructured, and past due loans, as well as foreclosed assets. It is the policy of UNB to consider a loan not in process of collection when there is doubt to the full repayment of the principal and interest or when the loan is 90 days past due. When either event occurs, the loan is placed on non-accrual status, any previously accrued income is charged against income, and no future income is accrued until performance is restored.


                                               NON-PERFORMING ASSETS

                                                                           December 31,
                                                                           ------------
                                                      1996          1995        1994        1993          1992
                                                   -----------   -----------  ---------  -----------   ----------

Nonaccrual loans                                   $ 1,259,558   $   548,578  $ 233,373  $   313,911   $ 342,521
Restructured loans                                          --            --         --           --          --
Loans Past Due 90 or more days
 accruing interest                                      40,192            --         --      585,044     333,745
                                                   -----------   -----------  ---------- -----------   ---------
  Total Non-performing loans                         1,299,750       548,578     233,373     898,955     676,266
Foreclosed Assets                                      391,236       183,067     288,960     159,844          --
                                                   -----------   -----------  ---------- -----------   ---------
  Total Non-performing assets                      $ 1,690,986   $   731,645  $  522,333 $ 1,058,799   $ 676,266
                                                   ===========   ===========  ========== ===========   =========

Non-performing loans to total loans at period end         0.88%         0.37%       0.17%       0.70%       0.53%
Non-performing assets to period-end total loans plus
 foreclosed assets                                        1.14%         0.50%       0.37%       0.82%       0.53%


         The loans listed above as not accruing are significantly past due and are not considered to be in the process of collection. Income was recorded on these loans in 1996 in the amount of $41,050 compared to income anticipated under the original loan agreements of $136,213. In 1995, those amounts were $24,774 and $66,798, respectively. Once the collection is deemed to be unlikely over the foreseeable future, a loan is charged off. Even though a loan is charged off, UNB continues to work with a borrower to collect that loan wherever possible. In addition to the above loans, certain other loans, estimated to aggregate $3,921,754 at December 31, 1996, are currently being paid out in accordance with their terms but, in the opinion of management, there is doubt as to the ability of the borrowers to comply with the repayment terms in the future. While management does not anticipate any loss not previously provided for these loans, economic conditions may be such as to necessitate future modifications in the repayment terms.

DEPOSITS

         UNB uses deposits as the primary source of funding of its assets. UNB has experienced continuous growth of deposits, especially in certificates of deposit. UNB offers individuals, businesses and non-profit organizations a variety of accounts. These accounts, including checking, savings, money market, and CD's, are obtained primarily from the communities which UNB services. The following table details the average amount, the average rate paid on, and the percent of the total of, the following primary deposit categories for the past three years:


                                       AVERAGE DEPOSIT COMPOSITION AND COST

(In thousands of dollars)
                                                 1996                        1995                        1994
                                      --------------------------   -------------------------   -----------------------------
                                        Average          % of      Average             % of     Average              % of
                                        Balance   Rate   Total     Balance   Rate      Total    Balance     Rate     Total
                                      ---------- ------ --------   -------  -------  -------   ---------  -------- ---------

Non-interest bearing demand deposits  $   20,986          10.82%    19,997            10.98%   $ 19,194              10.91%
Interest-bearing demand deposits          18,462  2.05%    9.52%    16,357    2.28%    8.98%     16,463      2.45%    9.36%
Regular savings deposits                  33,190  2.74%   17.12%    38,182    3.08%   20.96%     47,675      3.24%   27.10%
Money market savings deposits             18,528  3.16%    9.56%    18,357    3.19%   10.08%     20,349      3.04%   11.57%
Time deposits                            102,739  5.67%   52.98%    89,308    5.66%   49.02%     72,213      4.64%   41.05%
                                      ----------  -----   ------   -------    -----  --------  --------      -----   ------

   Total Interest-Bearing Deposits       172,919  4.45%   89.18%  $162,204    4.43%   89.02%    156,700      3.77%   89.09%
                                      ----------  -----   ------  --------    ------  ------   --------      -----  -------

       Total Deposits                 $  193,905  3.97%  100.00%  $182,201    3.95%  100.00%   $175,894      3.36%  100.00%
                                      ==========  =====  =======  ========    =====  =======   ========      =====  =======


         Total deposits were $199,291,435 on December 31, 1996 as compared to $193,461,842 and $182,533,052 one and two years earlier, respectively. The main source area in 1996 was certificates of deposits which grew $5.6 million or 5.6%. In addition, checking accounts rose $4.5 million or 11.2%. This growth was partially offset by declines in regular savings of $2.2 million or 6.6%, and $2.0 million or 10.4% in money market accounts. The main source area in 1995 was certificates of deposits which grew $22.9 million or 29.9%. This growth was partially offset by declines in checking accounts of $1.1 million or 4.7%, and $10.8 million or 24.1% in regular savings.

         The following is a summary of the maturity distribution of certificates of deposit in the amounts of $100,000 or more as of December 31, 1996:

    MATURITIES OR REPRICING OF CD'S OF $100,000 OR MORE ON DECEMBER 31, 1996

(In thousands of dollars)
                                                        Amount         Percent
Three months or less                                  $  3,176          13.56%
Over three months through six months                     4,983          21.29%
Over six months through twelve months                   11,195          47.83%
Over twelve months                                       4,053          17.32%
                                                      --------         -------
                                                      $ 23,407         100.00%
                                                      ========         =======

SHORT-TERM BORROWINGS

         Short-term borrowings consist of federal funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank or the Federal Home Loan Bank. Because deposit and loan growth occurred at different times, borrowed funds were utilized increasingly during 1994 and 1995, until curtailed in 1996, to fund loan growth and securities purchases. Management drew on lines of credit with the Federal Home Loan Bank and a correspondent bank.

         Repurchase agreements averaged $8,555,503 during 1996 compared to $9,827,234 in 1995 and $9,548,185 in 1994. At year end, they were $6,808,596 in
1996,  $3,140,710 in 1995, and $9,877,312 in 1994. These funds included customer repurchase agreements in addition to those funds which were obtained solely to provide liquidity. Borrowings from the Federal Home Loan Bank averaged $409,651 during 1996 and $6,107,439 during 1995. This source was not utilized during 1994. At year end, they totaled $5,000,000 in 1995 only.

LIQUIDITY

         Assuring adequate liquidity involves meeting future cash flow needs. This liquidity can be provided by reducing asset balances and increasing deposits and short term borrowing, or a combination of both may be employed.
Traditionally, UNB has maintained a strong liquidity position because of a concentration of core deposits such as regular savings and checking accounts. A high percentage of money market accounts and certificates of deposit can also be considered core deposits. Federal funds sold is UNB most liquid earning asset. Other sources include money market instruments and securities classified available for sale. In addition to these sources, UNB has total credit lines of $43 million available from correspondent banks.

         On December 31, 1996 securities available for sale and federal funds sold totaled $47,749,311 compared with $30,090,617 in 1995 and $31,079,844 in
1994.  These  funds  averaged  $40,304,499  in 1996,  $33,599,064  in 1995,  and
$41,311,299 in 1994. (No securities were classified available for sale until December 31, 1993. Asset liquidity is also provided by managing the maturities of loans, securities, and certificates of deposit.

INTEREST RATE SENSITIVITY

         An important element of both earnings performance and the maintenance of sufficient liquidity is maintaining an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is the measure of the vulnerability of net interest income to changes in the level of rates. An interest rate sensitivity gap results when assets and liabilities reprice at different intervals. If the gap is negative or liability sensitive, the impact on earnings is negative if rates rise. A positive or asset sensitive gap implies the risk of lower earnings if rates decline. To offset this risk, UNB regularly forecasts its exposure to rate changes and monitors its performance. In addition, the net interest margin is calculated weekly so that interest rate changes and asset restructuring may be made as needed.

         UNB's rate-sensitivity position reflects a small liability sensitive position on a cumulative basis through one year and a decidedly cumulative asset sensitive position in later periods. This analysis makes several assumptions. First, both non-interest bearing and regular savings accounts are not rate sensitive. Second, mortgage-backed securities are projected at the average levels experienced over the most recent three months. Finally, repayment of loan principal is projected at the most recent level.

         The following table illustrates the interest rate sensitivity gap of Union National as of December 31, 1996. This table presents a position that existed at a particular point in time. Although that position can change continually, this position is also similar to other times as well.

                                        INTEREST RATE SENSITIVITY ANALYSIS

                                                                                  December 31, 1995
                                                                             Maturing or repricing in:
                                                                             -------------------------

                                                               1-90     91-180     181-365      1-5      Over 5
                                                               Days      Days       Days       Years      Years
                                                               ----      ----       ----       -----      -----
RATE SENSITIVE ASSETS
  Loans                                                      $ 67,554  $ 8,529    $ 8,875    $ 43,305   $18,558
  Securities                                                   12,659    3,997      4,022      30,089     6,654
  Federal funds sold                                            3,050        0          0           0         0
                                                             --------  -------    -------    --------   -------
    Total rate sensitive assets                                83,263   12,526     12,897      73,394    25,212
                                                             --------  -------    -------    --------   -------
  Cumulative rate sensitive assets                             83,263   95,789    108,686     182,080   207,292
                                                             --------  -------    -------    --------   -------

RATE SENSITIVE LIABILITIES
  Interest bearing checking                                     8,411        0          0           0     8,411
  Money market deposits                                         9,801        0          0           0     9,801
  Regular savings                                              17,052        0          0           0    17,052
  Certificates of deposits                                     46,901    8,505     12,751      30,583     1,102
  Short-term borrowings                                         8,141        0          0           0         0
                                                             --------  -------    -------    --------   -------
    Total rate sensitive liabilities                           90,306    8,505      12,751     30,583    36,366
                                                             --------  -------    --------   --------   -------
  Cumulative rate sensitive liabilities                      $ 90,306  $98,811    $111,562   $142,145   $178,511
                                                             --------  -------    --------    -------   --------
Period gap                                                     (7,043)   4,021         146     42,811   (11,154)
Cumulative gap                                                 (7,043)  (3,022)     (2,876)    39,935    28,781
Cumulative rate sensitive assets to rate sensitive liabilities  92.20%   96.94%      97.42%    128.09%   116.12%
Cumulative gap to total assets                                  (3.13)%  (1.38)%     (1.39)%    20.77%    16.40%


OFF-BALANCE SHEET RISK

         In the normal course of business, the company enters into financial commitments with off-balance sheet risk. The company's maximum exposure to accounting loss, based upon the credit risk associated with unfunded loan commitments and letters of credit outstanding, is represented by the contract amount of these items as of the dates indicated in the following table:

(In thousands of dollars)
                                                    December 31,
                                       1996             1995         1994
                                     ---------       ---------     --------

Commitments to extend credit         $  17,438       $  16,947     $ 18,080
Standby letters of credit            $   2,308       $   1,688     $  1,712

         Many of such commitments to extend credit may expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements. In making the commitments, the company applies the same credit standards used in its lending process, and it periodically reassesses the customer's credit worthiness through ongoing credit reviews. The risks associated with making these commitments are also included in the overall credit risk in determining the allowance for possible loan losses.

CAPITAL MANAGEMENT

         Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk-adjusted" assets so that categories of assets with higher "defined credit risks will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.

         Capital is classified Tier I common stockholders' equity less certain intangible assets) and Total capital (Tier I plus the allowance for credit losses). Minimum required levels must at least equal 4% for Tier I capital and 8% for Total capital. In addition, institutions must maintain a minimum of a 3% leverage capital ratio (Tier I capital to average total assets).

         Union National's capital position is presented in the following table:

                                                    December 31,     Regulatory
                                                   1996     1995    Requirement
                                                  -----   ------    -----------

Tier 1 capital to risk weighted assets..........  11.7%    10.9%       4.0%
Total capital to risk weighted assets...........  12.9%    12.0%       8.0%
Capital leverage ratio..........................   8.0%     7.6%       3.0%


RECENT STOCK PRICE RANGES AND DIVIDENDS

         Union National's stock is sold and exchanged principally among area residents. There were approximately 445 stockholders of record as of December 31, 1996. The table below shows the range from the lowest price paid to the highest along with dividend payments each quarter:


                                 1996                                  1995
                ----------------------------------     ----------------------------------
                     Price Range         Dividends         Price Range          Dividends
                  Low        High        Declared         Low       High        Declared
                  ---        ----        --------         ---       ----        ---------


1st Quarter      $28.00      $28.00        $0.14        $26.00      $27.00        $0.13
2nd Quarter      $31.00      $32.00        $0.14        $26.50      $27.00        $0.13
3rd Quarter      $30.00      $33.75        $0.14        $29.00      $30.25        $0.13
4th Quarter      $32.00      $35.88        $0.15        $30.00      $30.00        $0.13


FAIR MARKET VALUE

         The Financial Accounting Standards Board, through its Statement No. 107 ("FASB 107"), and the FDIC Improvement Act of 1991 require banks to disclose the fair value of all financial instruments. Approximately 90% of total assets, 95% of total liabilities, and almost all off-balance sheet financial contracts in a depository institution come under the definition. This disclosure is required for banks with assets in excess of $150 million beginning with the 1992 annual report.

         The fair market values of all financial instruments held by Union National are disclosed in the independent auditor's report. For those financial instruments which are traded in active financial markets, the fair value is the market price. For loans and deposits with no quoted prices, FASB 107 provides that the value be determined by means of discounted present value models or option pricing models. The valuing technique employed for each group of instruments is based upon the characteristics of each instrument.

RECENT ACCOUNTING PRONOUNCEMENTS

         Effective January 1, 1995, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 114, "Accounting by
Creditors for Impairment of a Loan" ("SFAS 114") and No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS 118"). The new statements require impaired loans to be measured at the present value of expected cash flows by discounting those cash flows generally at the effective interest rate or, a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The new statements also require troubled debt restructuring involving a modification of terms to be remeasured on a discounted basis. This information is included in the independent auditor's report under the footnote for loans.

         Effective January 1, 1996, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 121, "Accounting of Long-Lived Assets and for Long -Lived Assets to be Disposed of" ("SFAS 121"). This standard requires that long-lived assets be evaluated regularly for other than temporary impairment. If circumstances suggest that their value may be impaired, an assessment of recoverability is performed prior to any write-down of the asset.

         Effective January 1, 1997, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 125, "Accounting of Long-Lived Assets and for Long -Lived Assets to be Disposed of" ("SFAS 121"). This standard provides for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

ITEM 3.  PROPERTIES

         Union National's principal office is located at 117 East Main Street in Westminster, Maryland in a renovated turn-of-the century building. UNB's commercial, mortgage and consumer lending operations, as well as its executive offices, marketing department, human resources offices, deposit account support services and offices for non-deposit investment products are housed here. UNB owns this building and a 17,325 square feet storage facility and parking lot directly across the street at 118 East Main Street.

         Directly next door to the principal office is the main branch banking facility for UNB with drive-up services located at 111 East Main Street, Westminster, Maryland. This branch facility employs seven full time and two part time employees and is also owned by UNB.

         The two story branch office located at 7564 Main Street, Sykesville, Maryland has 2,490 square feet dedicated to providing full banking services and ATM access. This branch employs three full time and two part time employees. UNB owns this facility and rents the upper floor to a local small business. UNB's other six locations, all of which provide ATM services and five of which provide drive-up services, are leased with terms currently ranging from five to fifteen years and with annual rent payments currently ranging from $21,532 to $46,371.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

         The following table reflects the beneficial ownership of Union National's common stock, par value $.01 per share (the "Shares") as of March 17, 1997 held by directors, executive officers, each person known to Management to own beneficially, directly or indirectly, more than 5% of Union National's Shares, and all directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Unless otherwise indicated, the address of all executive officers and directors is the principal office of Union National.

Beneficial Owners and Management             Number of Shares  Percent of Class
--------------------------------             ----------------  ----------------

5% Beneficial Owners:
Caroline R. Taylor .......................      62,076                7.4%(1)
   6 Ridge Road
   Westminster, MD  21157
Virginia C. Wantz ........................      63,816                7.6%(2)
   205 St. Mark Way
   Westminster, MD  21157
Union National Bank 401(k) Plan                 63,444                7.6%(3)
  117 East Main Street
  Westminster, MD  21158

Executive Officers and Directors:
Virginia W. Smith.........................       2,882                   *
Thomas F. See ............................      17,321                2.1%(4)
Denise L. Owings..........................       3,720                   *(5)
K. Wayne Lockard..........................       4,552                   *(6)
Donald C. Essich..........................       2,460                   *
Joseph H. Beaver, Jr. ....................      24,224                2.9%(7)
Wesley D. Blakeslee.......................       1,970                   *(8)
David L. Brauning.........................      10,974                1.3%(9)
Robert L. Bullock.........................       6,878                   *
Dean H. Griffin ..........................       5,700                   *(10)
Bernard Larry Jones, Sr...................         200                   *
William R. Klinger........................         378                   *
Robert T. Scott...........................         760                   *
Ethan A. Seidel...........................         300                   *
Ellen Willis..............................         100                   *
Kenneth B. Wright.........................       1,150                   *
All directors and executive officers
  as a group (16 persons).................      83,569              10.02%

*Less than 1%
--------------------------

(1)      Includes  23,184 shares held by trustees for the benefit of Caroline R.
         Taylor.
(2)      Includes  32,136 shares held by trustees for the benefit of Virginia C.
         Wantz.
(3) The Union National 401(k) plan, while owning 10.15% of the outstanding stock of Union National, does not control the voting of those shares. Each participant is forwarded a proxy statement and casts his vote according to the same rules as any other stockholder.
(4) Includes 12,875 shares in the Union National 401(k) plan. Also includes 600 shares owned by his wife, Katherine K. See, as to which Mr. See disclaims beneficial ownership.
(5)      Includes 3,620 shares in the Union National 401(k) plan.
(6) Includes 1,050 shares owned by his wife, Bonnie M. Lockard, as to which Mr. Lockard disclaims beneficial ownership.
(7) Includes 550 shares owned by his wife, Katherine G. Beaver, 540 shares owned by his daughter, Katherine Elizabeth Beaver, and 615 shares owned by his son, Sean Beaver, all of which Mr. Beaver disclaims beneficial ownership.
(8)      Includes 1,570 shares held in an individual retirement account.
(9) Include 4,596 shares held by Mr. Brauning and Horace S. Brauning, Jr., as trustees under the Last Will and Testament of Anna M. Brauning, as to which Mr. Brauning disclaims beneficial ownership.
(10) Includes 300 shares owned by his son, John W. Griffin, and 140 shares owned by his wife, Etta Ray Griffin, all of which Mr. Griffin disclaims beneficial ownership.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         Union National's Board of Directors presently consists of 14 members, one-third (as nearly equal in number as possible) of whom are to be elected annually to serve for a term of three years.

         The following table sets forth the name, age and term of office of each executive officer and director of Union National and the principal occupations of these individuals during the past five years. The executive officers are appointed to their respective offices annually. All directors of Union National also serve as directors of UNB and the terms for both expire at the same time. Unless otherwise indicated, the principal occupation listed for a person has been that person's occupation for at least the past five years. Because a majority of persons listed served as officers or directors of UNB before Union National was formed as its holding company in 1994, the table indicates the earliest year a person became an officer or director for UNB or Union National.


      Name, Age and          Principal Occupations                  Director or          Year Term as
 Position with Company      During Past Five Years                Officer Since       Director Expires
 ---------------------      ----------------------                -------------       ----------------

Virginia W. Smith, 47       President and Chief Executive              1995                  1998
  President and Chief       Officer of Union National and
   Executive Officer,       UNB (January 1996 to present);
   Director                 Executive Vice President of UNB
                            (August 1995 to January 1996);
                            Senior Vice President of First Fidelity
                            Bank (formerly Bank of Baltimore)
                            (1992 to 1995); Executive Vice
                            President of Signet Banking Corporation
                            (1992); President of Signet Mortgage
                            Corporation (1987 to 1992)

Thomas F. See, 50           Treasurer of Union National (1994          1979                   --
  Treasurer                 to present); Sr. Vice President and
                            Chief Financial Officer of UNB (1979 to
                            present)


                                       29


      Name, Age and          Principal Occupations                  Director or          Year Term as
 Position with Company      During Past Five Years                Officer Since       Director Expires
 ---------------------      ----------------------                -------------       ----------------

Denise L. Owings, 43        Corporate Secretary of Union               1989                  --
  Corporate Secretary       National (1994 to present); Corporate
                            Secretary to the Board of Directors
                            of UNB (1989 to present)

K. Wayne Lockard, 63        Self-employed real estate consultant       1973                 1998
   Chairman of the Board    and partner in "Lockard Properties",
                            developers and investors of commercial
                            and residential real estate

Donald C. Essich, 64        Retired in January 1995; formerly self-    1983                 1998
                            employed farmer and President of the local
                            and statewide Farm Bureau

Joseph H. Beaver, Jr., 63   Retired in January 1996; formerly          1965                 1999
  Director                  President and Chief Executive Officer of
                            Union National (1994 to January 1996);
                            President and Chief Executive Officer of
                            UNB (1971 to January 1996)

Wesley D. Blakeslee, 49     Attorney, private practice; President      1988                 1999
  Director                  of Will Plan Corp.

David L. Brauning, Sr., 59  Insurance Agent for Nationwide Insurance;  1988                 2000
  Director                  Farmer

Robert L. Bullock, 60       Owner of Bullock's Country Meats; Farmer   1983                 2000
  Director

Dean H. Griffin, 62         Physician, private practice                1984                 1999
  Director

Bernard L. Jones, Sr., 54   Senior engineer/systems technologist for   1991                 2000
  Director                  Vitro Corporation; President of HOPE, Inc.
                            a local developer for low cost housing


William R. Klinger, 41      Owner and General Manager of Star Vending   1988                2000
  Director                  Service Company (1993 to present); Sales
                            Manager of Mid-Atlantic Coca-Cola Company
                            (1991 to 1993); Vice President of Westminster
                            Coca-Cola Bottling Company (1984 to 1991)

Robert T. Scott, 53         Orthodontist practicing as Senior Partner   1990                1998
  Director                  of Scott-Stetz Partnership

Ethan A. Seidel, 54         Vice President of Administration and        1995                1999
  Director                  Finance of Western Maryland College (1993
                            to present); Professor of Economics at
                            Western Maryland College; Assistant to the
                            President of Western Maryland College (1990
                            to 1993)

Ellen L. Willis, 49         Director of Business and Industry Training  1995                1999
  Director                  of Carroll Community College; Previously
                            owned and operated a small business


                                       30



      Name, Age and          Principal Occupations                  Director or          Year Term as
 Position with Company      During Past Five Years                Officer Since       Director Expires
 ---------------------      ----------------------                -------------       ----------------

Kenneth B. Wright, 54       Owner and President of Towne                1986                1998
  Director                  Pride Interiors



         There are no family relationships among any of the executive officers or directors of Union National or UNB. Executive officers of Union National are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

Committees of the Board of Directors

         UNB has a Management Oversight Committee, a Finance and Control Committee, a Lending Oversight Committee, a Technology and Support Services Committee and a Community Banking Development Committee.

         The Management Oversight Committee consists of Ms. Virginia Smith, Mr. Donald Essich, Mr. K. Wayne Lockard, Mr. Joseph Beaver, Mr. Robert Bullock, Mr. William Klinger and Mr. Kenneth Wright. This committee oversees and evaluates the Chief Executive Officer ("CEO"), develops new initiatives for presentation to the Board of Directors, establishes compensation and benefits, recommends the structure of the board and committees of the board, acts as a strategic planning committee, and functions as a full board when the full board of directors cannot meet and a timely response to an issue, such as loan requests, is needed. The CEO does not vote on his or her own compensation issues. This committee meets two times a month.

         The Finance and Control Committee consists of Mr. William Klinger, Mr. Ethan Seidel, Mr. Bernard Jones and Mr. Thomas See. This committee's primary objective is to provide risk and control oversight of UNB's audit and internal audit control structure, and financial management oversight. The committee reviews and recommends policies on risk, audit, security, compliance, and financial management. This committee meets monthly.

         The Lending Oversight Committee consists of Mr. Robert Bullock, Mr. Dean Griffin and Mr. Joseph Beaver. The primary objectives of this committee include reviewing and making recommendations concerning UNB's credit policy, to review each segment of the loan portfolio on a quarterly and annual basis, review delinquent loan repayments on a monthly basis, monitor UNB's reserve for loan losses, provide an annual strategic analysis and business plan for lending. This committee meets monthly.

         The Technology and Support Services Committee consists of Mr. Robert Scott, Mr. David Brauning and Mr. Kenneth Wright. The primary objective of this committee is to recommend policy and provide oversight and guidance of management in operations, technology, alternative delivery, employee training, management development and personnel policy. This committee meets monthly.

         The Community Banking Development Committee consists of Ms. Ellen Willis, Mr. Donald Essich, Mr. Wesley Blakeslee and Mr. Harry Colson. The primary objectives of this committee includes recommending policy and providing oversight and guidance in marketing, products, services, locations, service quality, investment products and services, and oversight of UNB's CRA activities. This committee meets monthly.

ITEM 6.  EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by Union National and UNB for the last three fiscal years to the CEO of Union National and UNB. There were no other officers of Union National or UNB who received compensation in excess of $100,000 during any of those fiscal years.


                                            Summary Compensation Table

                                                                             Other Annual              All Other
Name                                Year          Salary         Bonus       Compensation              Compensation
-------------------------------------------------------------------------------------------------------------------

Virginia W. Smith                   1996        $129,000          ---            $7,830(2)            $6,000 (3)
   President, Chief
   Executive Officer

Joseph H. Beaver Jr., (1)           1996          $6,923          ---            $4,280(7)           $43,758 (4)
   Former President,                1995        $120,000       $1,500            $7,444(5)           $20,588 (6)
   Chief Executive Officer          1994        $114,174       $5,709            $1,014(7)           $70,783 (8)
   and Director
-------------------------------

(1) Mr. Beaver retired from his position as President and CEO of Union National on January 12, 1996.
(2) Includes the allowance for use of personal automobile for business in the amount of $6,923, and the value of unused sick pay in the amount of $908.
(3)      Director's fee.
(4) Includes Union National's contributions to 401(k) plan in the amount of $138 and contributions made to the Senior Employee's Retirement Plan ("SERP") in the amount of $36,920. Also includes $6,700 for Director's fees and special committee meetings.
(5) Includes the value of the use of a company automobile in the amount of $5,136, and the value of unused sick pay in the amount of $2,308.
(6) Includes Union National's contributions to 401(k) plan in the amount of $3,601, contributions to the SERP in the amount of $10,987, and Director's fees in the amount of $6,000.
(7)      Represents value of the use of a company automobile.
(8) Includes Union National's contributions to 401(k) plan in the amount of $3,493, and contributions made to the SERP in the amount of $62,290. Also includes $5,000 for Director's fees.


Compensation of Directors

          Directors of Union National do not receive compensation in that capacity. However, as directors of UNB, they receive compensation for serving on the Board of Directors in the following amounts: (i) $1,000 per month for the Chairman of the Board, (ii) $550 per month for the Vice-Chairman of the Board, and (iii) $500 per month for all other directors. In addition, all directors of UNB receive $100 for each committee meeting and special meeting of the Board of Directors of UNB in which they are in attendance.

Compensation Committee Interlocks and Insider Participation

          The Management Oversight Committee of the Board of Directors serves as compensation committee of Union National and UNB. The members of the Management Oversight Committee are Ms. Virginia W. Smith, Mr. Donald C. Essich, Mr. K. Wayne Lockard, Mr. Joseph H. Beaver, Jr., Mr. Robert L. Bullock, Mr. Kenneth Wright, and Mr. William R. Klinger. Ms. Smith is the current CEO and

President of Union National, and Mr. Beaver is the former CEO and President of Union National. While Ms. Smith and Mr. Beaver were specifically excluded from any Committee discussion concerning their own compensation, they did participate in the Committee's discussion concerning other key executives compensation.

Management Committee Compensation Report

          The compensation of the CEO and other executive officers of Union National and UNB is determined by the Management Oversight Committee of the Board of Directors. This Committee sets compensation guidelines intended to provide suitable rewards for individual performance and to tie such performance to increased stockholder value. The compensation paid is designed to attract, retain and reward executive officers who are capable of leading Union National and UNB in achieving its business objectives in an industry characterized by complexity, competitiveness and constant change. The compensation of Union National's key executives is reviewed and approved by the Board of Directors upon recommendation of Union National's Management Oversight Committee.

          Total compensation for Union National's CEO and other key executive officers consists of base salary, benefits, short and long term incentives and perquisites.

          The guidelines and factors considered by the Committee in determining compensation include corporate profitability measured by return on assets, stock price, asset quality, loss reserve levels, market- share, regulatory capital strength, cost control, and regulatory examination.

          Annually, at year end, the Committee reviews the base compensation and benefit levels of the CEO and other executive officers. Each officer's compensation is based on their individual contribution to Union National and UNB, and their meeting of the goals and objectives as set forth in the strategic plan of Union National and UNB. To ensure that the compensation and benefits are reasonable and competitive, the Committee compares the compensation awarded to Union National and UNB executive officers with those of executive officers of similarly sized and situated banks and thrift institutions in the Mid-Atlantic region.

                                       MANAGEMENT OVERSIGHT COMMITTEE:

                                       Virginia W. Smith
                                       Donald C. Essich
                                       K. Wayne Lockard
                                       Joseph H. Beaver, Jr.
                                       Robert L. Bullock
                                       William R. Klinger
                                       Kenneth B. Wright

Employment Contracts

         Virginia W. Smith entered into an employment contract with UNB effective August 9, 1995 ("Employment Contract") by which she was made Executive Vice President of UNB at an annual salary of $118,000 until such time as the then-President of UNB retired, whereupon she would be named as President of UNB at an annual salary of $129,000. Ms. Smith became President of UNB on January 12, 1996. Under the Employment Contract, her term as President is for one year, which term and the Employment Contract are automatically renewed each year unless either party provides 120 days' advance notice to the contrary. The Employment Contract further provides that if Ms. Smith's employment is terminated by UNB for a reason other than for cause, she will be paid her then-current salary and benefits for 12 months thereafter ("Severance Pay"). In addition, if following a merger or other corporate reorganization in which UNB is not the survivor Ms. Smith's duties and authorities are diminished or her salary is decreased or she is forced to relocate, Ms. Smith can make a claim with UNB for Severance Pay. If UNB disagrees that Severance Pay is owing, the dispute is subject to binding arbitration.

1997 Stock Option Plan

General

         On April 15, 1997, Union National's Board of Directors approved the Union National Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). Unless extended or earlier terminated by the Board, the Plan will continue in effect until, and shall terminate on, April 15, 2007. The purpose of the plan is to provide incentives and an additional means of attracting and retaining competent personnel for the executive officers and key employees of Union National, UNB and their subsidiaries.

         The Plan provides for the reservation of 30,000 shares of common stock, par value $.01 of Union National (the "Shares") for issuance upon the exercise of options granted under the Plan. Unless otherwise authorized by the Board, options to purchase no more than 10,000 Shares may be granted under the Plan in any calendar year. The number of Shares reserved for the grant of options and the number of Shares which are subject to outstanding options under the Plan are subject to adjustment in the event of any stock split, stock dividend or other relevant changes in the capitalization of Union National.

Administration of the Plan

         The Plan will be administered by Board. The Board is authorized to determine and designate from time to time those executive officers and key employees to whom options are to be granted. Unless an earlier expiration is specified by the Board in the option agreement containing the terms and conditions of the option, each option granted under the Plan will expire on the 10th anniversary of the date the option was granted. In the event of termination of employment of an optionee other than for cause, all unexercised options will terminate unless such options are exercised by the employee within 3 months after the termination of employment. In the event of death of an optionee or termination of employment due to permanent or total disability, the option may be exercised by the personal representative, administrator, or bequestee, or by the disabled optionee, as the case may be, within 1 year after the death or termination of employment, to purchase that number of shares that were purchasable by the optionee at the time of his or her death or disability.

Terms of Options

         The exercise price for Shares being purchased upon the exercise of options may be paid (i) in cash or by check; (ii) with shares of Union National, to the extent the fair market value of such shares on the date of exercise equals the exercise price of the Shares being purchased; (iii) by surrender to Union National of options to purchase Shares, to the extent of the difference between the exercise price of such options and the fair market value of the Shares subject to such options on the date of such surrender; or (iv) a combination of (i), (ii) or (iii) above. Union National has the right, and the optionee may require Union National, to withhold and deduct from the number of Shares deliverable upon the exercise of any options under the Plan a number of Shares having an aggregate fair market value equal to the amount of any taxes and other charges that Union National is obligated to withhold or deduct from amounts payable to the optionee.

         No option may be transferred by an optionee other than by will and the laws of descent and distribution, or pursuant to a qualified domestic relations order. Options are exercisable only by the optionee during his or her lifetime and only as described in the Plan. Options may not be assigned, pledged or hypothecated, and are not subject to execution, attachment or similar process. Upon any attempt to transfer an option, or to assign, pledge, hypothecate or otherwise dispose of an option in violation of the Plan, or upon the levy of any attachment or similar process upon such option or such rights, the option immediately becomes null and void.

Exercise Periods

         Generally, 20% of the Shares subject to the option will become exercisable on each anniversary date of the grant of the option, so that the option shall become fully exercisable on the fifth anniversary of the date the option was granted. However, upon the occurrence of certain "Extraordinary Events" all options under the Plan will become fully exercisable for the full number of Shares subject to any such option. An "Extraordinary Event" is defined as the commencement of a tender offer (other than by Union National) for any Shares of Union National, or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of Union National, or a merger, consolidation or share exchange pursuant to which the Shares of Union National are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of Union National. If an optionee fails to exercise his or her option upon an Extraordinary Event, or if there is a capital reorganization or reclassification of the Shares, Union National must take action as may be necessary to enable each optionee to receive upon any subsequent exercise of his or her options, in lieu of Shares, securities or other assets as were issuable upon the Extraordinary Event in respect of, or in exchange for, such Shares.

Pension Plan and Thrift Plan

         Pension Plan. UNB sponsors a defined benefit pension plan covering substantially all employees. Benefits are calculated based on the number of years of service and the employee's compensation. UNB's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1996, 1995 and 1994 include the following components:


                                                               1996               1995            1994
                                                             ----------          --------       -------

Service cost-benefits earned during the year                 $    86,195         $   71,154     $    88,237
Interest cost on projected benefit obligation                     84,964             88,382          84,508
Actual return on plan assets                                    (103,395)          (139,897)         14,630
Net amortization and deferral                                     54,406             76,498         (59,968)
                                                             -----------         ----------     -----------
                                                             $   122,170         $   96,137     $   128,407
Additional expense related to settlement
    of pension obligations                                       155,612              --              --
                                                             ------------        ----------     -----------
                                                             $    277,782        $   96,137     $   128,407
                                                             ============        ==========     ============


         During 1996, UNB's pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in Statement of Financial Accounting Standards

No. 88,  "Employers  Accounting  for  Settlements  and  Curtailments  of Defined
Benefit Plans and for Termination Benefit." This settlement resulted in additional pension expense of $155,612 for the year ended December 31, 1996.

         The weighted-average discount rate used in determining the actuarial present value of the project benefit obligation was 7.50% for 1996, 1995, and 1994. The expected long-term rate of return on assets was 7.50% for those years.

         Employee Savings and Investment Plan. UNB has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the plan, UNB may match employee contributions up to 6% of compensation. UNB's contributions to this plan were $56,314 for 1996, $56,978 for 1995 and $49,743 for 1994.

         During 1992 UNB entered into an agreement with members of its Board of Directors to allow Director's Fees to be deferred until retirement. A director may defer a portion or all of his fee until retirement. Fees deferred will be paid over a fifteen year period at retirement. This is an insured program that will provide full recovery of cost to UNB.

         UNB has also made arrangements with certain officers to provide additional retirement benefits under a Senior Employee Retirement Plan ("SERP"). This program is designed to, when combined with Social Security and the Defined Pension Plan, give those officers covered approximately 60% of final salary. It is also a cost recovery program. The SERP is unfunded so that amounts payable represent unsecured liabilities of UNB; thereby potentially subject to claims of secured creditors. The amount included in operating expenses was $61,561 for 1996, $52,108 for 1995 and $106,242 for 1994.

Performance Graph

         Set forth below is a line graph comparing cumulative stockholder returns as of December 31 for each of the last five years among the Common Stock, a broad market index and either a nationally recognized industry standard or an index of peer companies selected by Union National, assuming in each case both an initial investment of $100 and reinvestment of dividends. Union National has chosen the Nasdaq Market Index as the relevant broad market index. This more closely reflects the market where Union National would be listed if it were eligible. Additionally, Union National has selected the Nasdaq Bank Index since it reflects a large group of banks across the country, both large and small, against Union National's returns can be compared.

                   COMPARISON OF FIVE YEAR TOTAL RE--TURN GRAPH





















ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

         During the past year UNB has had, and expects to have in the future, banking transactions in the ordinary course of business with Union National and UNB directors and executive officers and their associates. Such transactions are made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with other persons. The extensions of credit by UNB to these persons have not, and do not currently, involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1996, the outstanding principal amount of indebtedness to UNB owed by directors and executive officers and their associates, who were indebted to UNB on that date, aggregated $4,644,364 which represented approximately 25.9% of UNB's equity capital accounts.

Lease Agreements

         In 1986, UNB entered into a lease involving 2,400 square feet of office space in Hampstead, Maryland, at a monthly rental of $3,150, which UNB uses as its Hampstead branch office. The lessor of the property is K. Wayne Lockard, Chairman of the Board, and his wife, Bonnie M. Lockard, both of whom are stockholders of Union National. The lease was negotiated on an arm's-length basis, and is subject to terms that are generally prevailing in the area for comparable properties. In the opinion of the Union National Board, the terms of the lease are at least as favorable to UNB as could have been obtained from unaffiliated third parties and the lease is fair and reasonable to UNB.

Certain Business Relationships

         UNB has retained, among others, Wesley D. Blakeslee, P.C., the law firm of Director Wesley D. Blakeslee, on an at-will basis to perform collection work. Fees for collection work are assessed on an hourly basis for consumer loans and on a percentage of the amount collected for residential mortgage and commercial loans. UNB paid $15,570.54 in 1996 for these services. The retention of Mr. Blakeslee's firm was negotiated on an arm's-length basis, and is subject to terms that are within the range generally prevailing in this area for collection work. In the opinion of the Union National Board of Directors, the terms are at least as favorable to UNB as could have been obtained from unaffiliated third parties and are fair and reasonable to UNB.

ITEM 8.  LEGAL PROCEEDINGS

         None.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
         EQUITY AND RELATED STOCKHOLDER MATTERS

         There is no established public trading market for Union National's Shares. Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects stock prices for Union National's Shares to the extent such information is available, and the dividends declared with respect thereto during the preceding two years.


                                              1996                                         1995
                             ------------------------------------         -----------------------------------
                                  Price Range                                   Price Range
                                  -----------                                   -----------
                                Low         High       Dividends             Low          High      Dividends
                                ---         ----       ---------             ---          ----      ---------


1st Quarter                   $28.00        $28.00       $0.14             $26.00        $27.00        $0.13
2nd Quarter                    31.00         32.00        0.14              26.50         27.00         0.13
3rd Quarter                    30.00         33.75        0.14              29.00         30.25         0.13
4th Quarter                    32.00         35.88        0.15              30.00         30.00         0.13


         None of Union National's Shares (i) is subject to outstanding options or warrants to purchase nor are there any securities convertible into Union National's Common Stock, (ii) is subject to sale pursuant to Rule 144 under the Securities Act nor has Union National agreed to register any Shares under the Securities Act for sale by its stockholders, (iii) is being or is proposed to be publicly offered by Union National.

         As of March 17, 1997, the approximate number of holders of record of Union National's Shares was 445. At such date, 834,000 Shares were outstanding.

         The Union National Board of Directors reviews its dividend policy at least annually. The amount of the dividend, while in its sole discretion of the Board, depends in part upon the performance of UNB. Union National's ability to pay dividends is also subject to the restrictions imposed by Maryland law. Generally, Maryland law prohibits corporations from paying dividends if the corporation is insolvent or if the dividend would cause a corporation to be unable to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business or the corporations's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. There can be no assurance that dividends will be declared in the future or the rate that such dividends, if any, will be paid.

         Union National is also subject to the dividend restrictions applicable to national banks because its only source of income is from the dividends paid by UNB to Union National. Under the National Bank Act, dividends may be paid only out retained earnings as defined in the statute. The approval of the OCC is required if the dividends for any year exceed the net profits, as defined, for that year plus the retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the bank makes transfers from retained earnings to capital surplus. See "Supervision and Regulation" under Item 1 of this Form 10.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

         Union National is authorized to issue 10,000,000 Shares. As of March 17, 1997, Union National had outstanding 834,000 Shares.

Common Stock

         Dividends

         Holders of Union National Shares are entitled to receive dividends when, as and if declared by its Board out of funds legally available therefor. Since Union National is a holding company, the funds required by it to enable it to pay dividends are derived predominantly from the dividends paid to Union National by its subsidiary, UNB. Union National's ability to pay dividends, therefore, is dependent upon the earnings, financial condition and ability to pay dividends of its subsidiary. Payment of dividends by Union National's subsidiary is subject to a number of regulatory restrictions. See "Supervision and Regulation-Limits on Dividends and Other Payments" under Item 1 of this Form
10. UNB is presently permitted to pay dividends without prior approval under such regulatory requirements. At December 31, 1996, an aggregate of approximately $4,445,000 was available for the payment of quarterly dividends to Union National for the last quarter of 1996.

         Liquidation

         In the event of liquidation, dissolution or winding up of Union National, holders of Union National Shares are entitled to share ratably in all assets remaining after payment of liabilities.

         Voting

         Holders of Union National Shares are entitled to one vote for each share held by them at all meetings of the stockholders.

         Preemptive Rights

         No holder of Union National Shares has any preemptive rights to purchase any additional shares of stock.

Changes in Control

         The Articles of Incorporation of Union National provide for the division of its Board of Directors into three classes, as nearly as equal in number as possible, with the term of three years each, and the term of office of one class expiring each year. The Articles of Incorporation provide that the number of directors shall be thirteen and may be increased or decreased as provided in Union National's Bylaws, which permit the Board to increase the number to a maximum of 25 and to decrease the number to the minimum required by Maryland law. The Articles of Incorporation also provide that no director may be removed except for cause and then only by the affirmative vote of at least two-thirds of the total eligible stockholder votes. The Bylaws of Union National require that directors retire from the Board on the date of the annual meeting of stockholder next occurring after a director reaches the age of 70.

         The Articles of Incorporation of Union National authorizes the Board of Directors, when evaluating any offer to (i) make a tender or exchange offer for its common stock, (ii) merge or consolidate with another institution, or (iii) purchase or otherwise acquire all or substantial all of its assets, in connection with the exercise of its judgment in determining the best interests of Union National and its stockholders, to give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers, employees and the communities involved, and (b) the ability of the successor to fulfill the objectives of an insured institution under applicable federal and state statutes and regulations.

Business Combinations

         Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be:
(a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an
Interested Stockholder or any affiliate may not engage in a "business combination" with the corporation for a period of five years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to certain business combinations that are specifically exempted by resolution of the board of directors of a Maryland corporation prior to the time that an Interested Stockholder becomes an Interested Stockholder. National banking associations are required to obtain prior written approval to merge or consolidate with any insured or non-insured bank or institution, to assume liability to pay any deposits, or to transfer assets to any insured or non-insured bank or institution.

Control Shares Acquisitions

         The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by such person, would entitle the acquiror to vote 20% or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the articles of incorporation or bylaws of the corporation. Any change in control also triggers certain regulatory requirements. See "Supervision and Regulation" under Item 1 of this Form 10.

Federal and State Regulations

         Union National and UNB are subject to a variety of Federal statutes and regulations applicable to national banking associations, including the National Bank Act, all of which impact the operations of UNB. See "Supervision and Regulation" under Item 1 of this Form 10.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Maryland law, a corporation is permitted to limit, by provision in its Articles of Incorporation, the liability of directors and officers so that no director or officer shall be liable to the corporation or to any shareholder for money damages except (i) for and to the extent of actual receipt of an improper personal benefit in money, property or services, or (ii) for active and deliberate dishonesty established by a final judgment as being material to the cause of action. Union National's Articles of Incorporation incorporated these provisions.

         Union National's Articles of Incorporation and Bylaws require Union National to indemnify its directors and officers to the maximum extent permitted under Maryland law. As a result, Union National is required to indemnify any present or former director or officer against any claim or liability, including all judgments, penalties, fines, settlements and expenses, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Union National is required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such a person provided that Union National shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Union National, and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Union National if it shall ultimately be determined that the standard of conduct was not met. Union National's Articles of Incorporation and Bylaws also require Union National to provide indemnification, payment or reimbursement of expenses to a present or former director or officer who served a predecessor of Union National in such capacity, and to any employee or agent of Union National or a predecessor of Union National.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Union National pursuant to the foregoing provisions or otherwise, Union National has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Reference is made to the financial statements, the report thereon, the notes thereto and supplementary data commencing at page F-1 of this Form 10, which financial statements, report, notes and data are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Consolidated Financial Statements
                                                                  Page
Report of Independent Auditors                                    F-1

Audited Financial Statements

         Consolidated Balance Sheets                              F-2
         Consolidated Statements of Income                        F-3
         Consolidated Statements of Stockholders' Equity          F-4
         Consolidated Statements of Cash Flows                    F-5
         Notes to Consolidated Financial Statements               F-6


Exhibits

Exhibit
Number
3.1               Articles of Incorporation of Union National
3.2               Bylaws of Union National
10.1 Employment Agreement between The Union National Bank of Westminster and Virginia W. Smith
10.2              1997 Stock Option Plan
10.3              Lease dated October 1, 1997,  between Union  National Bank and
                  K. Wayne Lockard
21.1              Subsidiary of Union National
23.2              Consent of Stegman & Company


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         UNION NATIONAL BANCORP, INC.


                                         /s/ Virginia W. Smith
                                         Virginia W. Smith
                                         President and Chief Executive Officer

Dated:  May 5, 1997

                          INDEPENDENT AUDITOR'S REPORT





To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

         We have audited the accompanying consolidated balance sheets of Union National Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Union National's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union National Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Towson, Maryland
January 8, 1997


                                            CONSOLIDATED BALANCE SHEETS


                                                                                           December 31,
                                                                                           ------------
                                                                                       1996              1995
                                                                                 --------------     -------------
ASSETS

Cash and due from banks                                                          $   6,910,561      $   5,591,267
Interest bearing deposits with banks                                                   160,821          5,000,000
Federal funds sold                                                                   8,882,550          3,050,000
Investment securities available for sale-at fair value                              38,866,761         27,040,617
Investment securities held to maturity-at amortized cost -- fair value of
  $17,304,150 (1996) and $25,735,869 (1995)                                         17,073,011         25,379,914
Loans                                                                              147,350,540        146,821,594
Less: allowance for credit losses                                                   (1,772,433)        (1,769,077)
                                                                                 -------------      -------------
Loans -- net                                                                        145,578,107       145,052,517
UNB premises and equipment                                                            3,928,561         3,850,858
Foreclosed real estate                                                                 391,236            183,067
Accrued interest receivable                                                          1,292,194          1,401,190
Other assets                                                                         1,951,826          2,266,677
                                                                                 -------------      -------------
    TOTAL ASSETS                                                                  $225,035,628       $218,816,107
                                                                                  ============       ============

LIABILITIES

Deposits:
  Non-interest bearing deposits                                                  $  23,694,607      $  23,092,758
  Interest bearing deposits                                                        175,596,828        170,369,084
                                                                                 -------------      -------------
    Total deposits                                                                 199,291,435        193,461,842
Short-term borrowings                                                                6,808,596          3,140,710
Federal Home Loan Bank Borrowing                                                            --          5,000,000
Accrued expenses and other liabilities                                                 882,930            673,519
                                                                                 -------------      -------------
    Total liabilities                                                              206,982,961        202,276,071
                                                                                 -------------      -------------

STOCKHOLDERS' EQUITY

Common stock--$.01 par; 10,000,000 shares authorized;
  834,000 shares issued and outstanding                                                  8,340              8,340
Surplus                                                                              8,342,055          8,342,055
Unrealized depreciation on securities available for sale
  (net of related tax benefit)                                                         (58,586)          (183,075)
Retained earnings                                                                    9,760,858          8,372,716
                                                                                 -------------      -------------
    Total stockholders' equity                                                      18,052,667         16,540,036
                                                                                 -------------      -------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $225,035,628       $218,816,107
                                                                                  ============       ============



See accompanying notes.


                                         CONSOLIDATED STATEMENTS OF INCOME

                                                                          For The Years Ended December 31,
                                                                          --------------------------------
                                                                       1996            1995              1994
                                                                 --------------   --------------    -------------

INTEREST INCOME
Interest and fees on loans                                       $   13,707,367   $  13,661,957     $  11,937,587
Interest and dividends on investment securities:
  Taxable interest on mortgage backed securities                      1,453,544       1,530,218         1,480,427
  Other taxable interest and dividends                                1,346,903       1,330,984         1,161,664
  Nontaxable interest                                                   361,482         394,366           455,880
Interest on deposits at other banks                                      61,229          20,400                --
Interest on federal funds sold                                          430,342         153,442            73,291
                                                                 --------------   -------------     -------------
  Total interest income                                              17,360,867      17,091,367        15,108,849

INTEREST EXPENSE
Interest on deposits:
  Time certificates of deposit of $100,000 and more                  1,097,504          959,967           470,670
  Other deposits                                                      6,604,581       6,232,214         5,444,471
                                                                 --------------   -------------     -------------
    Total interest on deposits                                        7,702,085       7,192,181         5,915,141
Interest on short-term borrowings                                       370,144         513,642           373,725
Interest on Federal Home Loan Bank borrowings                           26,300          386,281                --
                                                                 -------------    -------------     -------------
  Total Interest Expense                                              8,098,529       8,092,104         6,288,866
                                                                 --------------   -------------     -------------
Net interest income                                                   9,262,338       8,999,263         8,819,983
Provision for credit losses                                             329,000         212,000           342,000
                                                                 --------------   -------------     -------------

NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES                                                    8,933,338       8,787,263         8,477,983
                                                                 --------------   -------------     -------------

NON-INTEREST INCOME
Service charges on deposit accounts                                     796,490         723,021         1,190,579
Other service charges                                                   152,765         158,346           127,753
Gains on sales of loans                                                  19,791           4,300            39,453
Loss on securities                                                           --          (1,065)          (90,705)
Other income                                                            116,754          92,948            48,252
                                                                 --------------   -------------     -------------
   Total other operating income                                       1,085,800         977,550         1,315,332
                                                                 --------------   -------------     -------------

NON-INTEREST EXPENSES
Salaries and employee benefits                                        3,879,323       3,721,430         3,393,285
Occupancy expense of bank premises                                      802,443         666,070           611,226
Equipment expenses                                                      335,136         341,731           330,080
Computer service fees                                                   598,147         597,656           590,971
FDIC assessment                                                           2,000         208,912           388,618
Legal and professional                                                  199,965         290,716           207,290
Check clearing fees                                                      40,784         103,913           229,039
Expenses related to terminated merger activities                        287,824              --                --
Other expenses                                                        1,054,788       1,128,209         1,049,025
                                                                 --------------   -------------     -------------
   Total other operating expenses                                     7,200,410       7,058,637         6,799,534
                                                                 --------------   -------------     -------------

INCOME BEFORE INCOME TAXES                                            2,818,728       2,706,176         2,993,781

APPLICABLE INCOME TAXES                                                 955,206         911,948           989,944
                                                                 --------------   -------------     -------------
NET INCOME                                                       $    1,863,522   $   1,794,228     $   2,003,837
                                                                 ==============   =============     =============

EARNINGS PER COMMON SHARE                                        $         2.23   $        2.15     $        2.40
                                                                 ==============   =============     =============

See accompanying notes.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY


              For the years ended December 31, 1996, 1995 and 1994

                                                                         Unrealized
                                                                        Appreciation
                                                                      (Depreciation)
                                                                             on
                                                                         Securities
                                                Common                   Available       Undivided
                                                 Stock      Surplus       For Sale        Profits        Total
                                                 -----      -------       --------        -------        -----


BALANCE AT JANUARY 1,1994                    $   8,340  $  8,342,055    $  285,166    $ 5,425,332    $   14,060,893
Net income                                          --            --            --      2,003,837         2,003,837
Cash dividends ($.50 per share)                     --            --            --       (417,000)         (417,000)
Unrealized depreciation on securities
  available for sale (net of tax)                   --            --    (1,699,288)            --        (1,699,288)
                                             ---------   -----------    -----------     ---------    --------------

BALANCE AT DECEMBER 31, 1994                     8,340     8,342,055    (1,414,122)     7,012,169        13,948,442
Net income                                          --            --            --      1,794,228         1,794,228
Cash dividends ($.52 per share)                     --            --            --       (433,681)         (433,681)
Unrealized appreciation on securities
  available for sale (net of tax)                   --            --     1,231,047             --         1,231,047
                                             ---------   -----------    ----------      ----------   --------------

BALANCE AT DECEMBER 31, 1995                 $   8,340  $  8,342,055    $ (183,075)   $ 8,372,716    $   16,540,036
Net income                                          --            --            --      1,863,522         1,863,522
Cash dividends ($.57 per share)                     --            --            --       (475,380)         (475,380)
Unrealized appreciation on securities
  available for sale (net of tax)                   --            --       124,489             --           124,489
                                             ---------   -----------    ----------      ---------       ------------

BALANCE AT DECEMBER 31, 1996                 $   8,340  $  8,342,055    $  (58,586)   $  9,760,858    $  18,052,667
                                             ==========  ============   ==========    ============   ==============


See accompanying notes.

                            STATEMENTS OF CASH FLOWS


                                                               For the years ended December 31, 1996, 1995 and 1994

                                                                        1996            1995              1994
                                                                   -------------    -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  1,863,522     $  1,794,228     $  2,003,837
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for credit losses                                           329,000          212,000          342,000
  Depreciation and amortization                                         565,016          470,925          448,751
  Net losses on available for sale securities                                --            1,065           90,706
  Gain on sales of other real estate and other assets                   (50,227)         (39,507)         (31,808)
  Deferred income taxes                                                  (8,359)         (83,152)         (97,085)
  Net decrease (increase) in accrued interest receivable                108,996          (52,032)        (179,584)
Net increase (decrease) in accrued expenses and
 other liabilities                                                      209,411         (193,906)         455,782
  Other -- net                                                          201,992          507,482          378,376
                                                                   ------------     ------------     ------------
    Net cash provided by operating activities                         3,219,351        2,617,103        3,410,975

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities                          (18,009,500)      (6,373,418)     (16,984,532)
Proceeds from sale of available for sale securities                          --        2,856,390        4,152,742
Proceeds from maturities of available for sale securities             6,176,022        4,119,062        5,799,107
Purchase of held to maturity securities                                (650,000)      (3,492,632)      (4,584,791)
Proceeds from maturities of held to maturity securities               9,272,045        6,854,751        2,431,063
Proceeds from sale of other real estate and other assets                351,413          265,940           57,115
Net increase in loans                                                (1,301,595)      (7,410,114)     (11,652,288)
UNB premises and equipment acquired                                    (642,719)      (1,040,722)        (374,830)
Foreclosed real estate acquired                                        (124,451)        (111,540)        (184,016)
                                                                   ------------     ------------     ------------
    Net cash used in investing activities                            (4,928,785)      (4,332,283)     (21,340,430)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                              5,829,593       10,928,790        9,716,626
Net increase (decrease) in short-term borrowings                      3,667,886       (6,736,602)       4,932,805
Proceeds from Federal Home Loan Bank borrowings                              --       18,000,000
Repayments of Federal Home Loan Bank borrowings                      (5,000,000)     (13,000,000)
Cash dividends paid                                                    (475,380)        (433,681)        (417,000)
                                                                   ------------     ------------     ------------
    Net cash provided by financing activities                         4,022,099        8,758,507        14,232,431
Net increase (decrease) in cash and cash equivalents                  2,312,665        7,043,327       (3,697,024)
Cash and cash equivalents at beginning of year                       13,641,267        6,597,940       10,294,964
                                                                   ------------     ------------     ------------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                                        $15,953,932      $13,641,267     $  6,597,940
                                                                    ===========      ===========     ============
Supplemental disclosure of cash flow information:
  Interest paid                                                    $  8,112,787     $  8,291,567     $  6,003,450
                                                                   ============     ============     ============
  Income taxes paid                                                $    922,000     $  1,076,040     $  1,005,500
Non-cash investing activities
  Transfer from loans to foreclosed real estate                    $    384,904     $         --     $         --
  Transfer from available for sale securities to held to maturity
   securities                                                      $         --     $  6,300,000      $10,000,000
                                                                   ============     ============      ===========


See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Union National Bancorp, Inc. and subsidiary conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1996.

Principles of Consolidation

         The consolidated financial statements include the accounts of Union National Bancorp, Inc. (Union National) and its wholly owned subsidiary, Union National Bank (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation. The financial statements of Union National Bancorp, Inc. (parent only) include the Bank under the equity method of accounting.

Nature of Operations

         UNB provides a full range of banking services to individuals and businesses through its main office and seven branches in Carroll County, Maryland. Its primary deposit products are certificates of deposit and demand, savings, NOW and money market accounts. Its primary lending products are commercial and consumer loans and real estate mortgages.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties.

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review UNB's allowances for credit losses and foreclosed real estate. Such agencies may require UNB to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Investment Securities Available for Sale

         Investment securities designated as available for sale are stated at fair value based on quoted market prices. Securities available for sale represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Unrealized gains and losses are recognized as direct increases or decreases, net of related income tax, to stockholders' equity. The cost of securities sold is recognized using the specific identification method.

Investment Securities Held to Maturity

         Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. UNB has the ability and intent to hold these securities until maturity.

Interest on Loans

         Loans are stated at their current unpaid balance. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized over the contractual life of the loan as an adjustment of the loan's yield.

         Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Loans are considered impaired when, based on current information, it is probable that UNB will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of the loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. The majority of UNB's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Allowance for Credit Losses

         The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Bank Premises and Equipment

         Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of physical properties are computed using the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance, repairs and minor renewals are charged to operations; expenditures for betterment's are charged to the property accounts. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

Foreclosed Real Estate

         Real estate acquired through foreclosure of loans is carried at cost or fair market value minus estimated cost of disposal, whichever is lower. Fair market value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of the loan balance over fair market value is charged to the allowance for credit losses. Gains and losses on sales of foreclosed real estate are included in other operating income.

Income Taxes

         Deferred income taxes are provided for differences between financial statement and tax bases of assets and liabilities and are measured at current tax rates. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Earnings Per Common Share

         Earnings per common share are based on the weighted average number of shares outstanding of 834,000 for 1996, 1995 and 1994.

Cash Flows

         Union National has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks", "Interest bearing deposits with banks" and "Federal funds sold".

2.       FORMATION OF HOLDING COMPANY

         Union National Bancorp, Inc., a one-bank holding company, began operations on June 30, 1994 pursuant to an Agreement and Plan of Consolidation proposed by management and approved by the shareholders of UNB on April 19, 1994. UNB continues its banking business under the same name as a wholly owned subsidiary of the holding company. Under the Plan of Consolidation, each outstanding share of Bank common stock was exchanged for two shares of Union National's common stock.

3.       ACCOUNTING CHANGES

Impaired Loans

         Effective January 1, 1995 Union National adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118 "Accounting by Creditors for
Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", respectively. These statements define a loan as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of a loan. If the value of the impaired loan is less than the recorded investment in the loan, the creditor shall recognize the impairment by creating a valuation allowance for the difference. See Note 6 for a discussion of Union National's impaired loans at December 31,1996 and 1995, respectively.

Long-Lived Assets

         Effective January 1, 1996 Union National adopted SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This standard requires that long-lived assets be evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired, an assessment of recoverability is performed prior to any write-down of the asset. Implementation of this standard did not have a significant impact on Union National's financial condition or results of operations.

Financial Assets and Liabilities

         On January 1, 1997 Union National adopted the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement is not expected to have a material impact on Union National's financial position or results of operations.

4.       CASH AND DUE FROM BANKS

         The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $1,035,000 and $755,000 at December 31, 1996 and 1995, respectively. The average daily reserve balance maintained during 1996 and 1995 was $1,769,656 and $1,653,911 respectively.

5.       INVESTMENT SECURITIES

         Debt and equity securities have been classified in the consolidated statement of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:


Available For Sale:                                                                 1996
                                                                                    ----
                                                                                 Gross           Gross
                                                            Amortized           Unrealized    Unrealized       Fair
                                                              Cost                Gains         Losses         Value
                                                              ----                -----         ------         -----

U.S. Treasury securities and obligations of U.S.
 government agencies                                    $       23,498,767    $     104,588   $   38,405     $ 23,564,950
Obligations of states and political subdivisions                   496,150          106,350         --            602,500
Mortgage-backed securities                                      13,570,900           75,132      151,902       13,494,132
                                                        ------------------    -------------   ----------     ------------
Total debt securities                                           37,565,817          286,070      190,307       37,661,582
Equity securities                                                1,093,227          111,952        --           1,205,179
                                                        ------------------     ------------    ---------     ------------
Total securities available for sale                     $       38,659,044    $     398,022    $ 190,307     $ 38,866,761
                                                        ==================    =============    =========     ============




                                                                                    1995
                                                                                    ----
                                                                                 Gross           Gross
                                                            Amortized           Unrealized    Unrealized       Fair
                                                              Cost               Gains          Losses         Value
                                                              ----               -----          ------         -----

U.S. Treasury securities and obligations of U.S.
  government agencies                                   $        9,001,294    $      35,198    $  30,471     $  9,006,021
Obligations of states and political subdivisions                   453,105          146,895        --             600,000
Mortgage-backed securities                                      16,294,444          114,917      158,277       16,251,084
                                                        ------------------    -------------    ---------     ------------
Total debt securities                                           25,748,843          297,010      188,748       25,857,105
Equity securities                                                1,094,600           88,912          --         1,183,512
                                                        ------------------    -------------    ---------     ------------
Total securities available for sale                     $       26,843,443     $    385,922    $ 188,748     $ 27,040,617
                                                        ==================     ============    =========     ============


Held To Maturity:                                                                   1996
                                                                                    ----
                                                                                 Gross           Gross
                                                            Amortized           Unrealized    Unrealized       Fair
                                                              Cost               Gains          Losses         Value
                                                              ----               -----          ------         -----


U.S. Treasury securities and obligations of U.S.
  government agencies                                   $       2,550,750     $       4,908  $    5,770    $      2,549,888
Obligations of states and political subdivisions                5,648,234            46,370       2,455           5,692,149
Mortgage-backed securities                                      8,874,027           188,086        --             9,062,113
                                                        -----------------     -------------  ----------    ----------------
Total securities held to maturity                       $      17,073,011     $     239,364  $    8,225    $     17,304,150
                                                        ==================    =============  ==========    ================


                                                                                    1996
                                                                                    ----
                                                                                 Gross           Gross
                                                            Amortized           Unrealized    Unrealized       Fair
                                                              Cost               Gains          Losses         Value
                                                              ----               -----          ------         -----

U.S. Treasury securities and obligations of U.S.
  government agencies                                   $       9,076,189               482  $   34,666     $      9,042,005
Obligations of states and political subdivisions                6,762,851            52,319         996            6,814,174
Mortgage-backed securities                                      9,540,874           338,816         --             9,879,690
                                                        -----------------     -------------   ----------    ----------------
Total securities held to maturity                       $       25,379,914    $     391,617   $   35,662    $     25,735,869
                                                        ==================    =============   ==========    ================


         Gross realized gains and gross realized losses on sales of available for sale were:

                                                   1996         1995           1994
                                                ----------   -----------    ----------

Gross realized gains:
     U.S. Government and agency securities      $       --   $      10,041  $      --
     State and municipal securities                     --           2,000         --
     Mortgage-backed securities                         --          11,899         --
                                                ----------   -------------  ---------
                                                $       --   $      23,940  $      --
                                                ==========   =============  =========

Gross realized losses:
     U.S. Government and agency securities      $       --   $      10,554  $   12,771
     State and municipal securities                     --            --           --
     Mortgage-backed securities                         --          14,451      77,934
                                                ----------   -------------  ----------
                                                $       --   $      25,005  $   90,705
                                                ==========   =============  ==========


         The scheduled maturities of securities held to maturity and securities available for sale at December 31,1996, were as follows:



                                                    Held to maturity securities      Available for sale securities
                                                    ---------------------------      -----------------------------
                                                    Amortized           Fair          Amortized               Fair
                                                     Cost               Value           Cost                 Value
                                                     ----               -----           ----                 -----


Due in one year or less                           $     2,648,096  $     2,653,065  $       2,502,992     $    2,505,450
Due from one year to five year                          3,103,175        3,112,200         20,974,517         21,012,337
Due from five to ten years                              6,792,722        6,895,788          5,319,779          5,403,535
Due after ten years                                     4,529,018        4,643,097          8,768,529          8,740,260
                                                  ---------------  ---------------  -----------------     --------------
Total debt securities                             $    17,073,011 $     17,304,150  $      37,565,817     $   37,661,582
                                                  ===============  ===============  =================     ==============


         For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.

         Securities with a book value of $22,241,003 at December 31, 1996 and $21,010,118 at December 31, 1995 were pledged as collateral for certain deposits and repurchase agreements as required or permitted by law.

         There were no state, county and municipal securities whose book value, as to any issuer, exceeded ten percent of stockholders' equity at December 31, 1996 or 1995.

6.       LOANS AND ALLOWANCE FOR CREDIT LOSSES

         At December 31 loans were as follows:

                                                        1996            1995
                                                    -------------    -----------
Real estate:
  Construction                                      $   1,842,538 $   2,494,150
  Conventional                                         91,262,210    89,709,340
Loans to farmers                                        1,638,900     1,506,172
Commercial and industrial loans                        22,551,859    26,247,024
Loans to individuals                                   27,111,321    26,191,418
Tax exempt loans to political subdivisions              3,372,488     1,175,969
All other loans                                           108,459       177,314
                                                    ------------- -------------
  Gross loans                                         147,887,775   147,501,387
Net deferred loan fees and costs                          (537,23)     (679,793)
                                                    ------------- -------------
  Total loans                                       $ 147,350,540 $ 146,821,594
                                                    ============= =============

      Changes in the allowance for credit losses were as follows:


                                              1996             1995          1994
                                           -----------     -----------   ------------


Balance at January 1                       $ 1,769,077     $ 1,670,940   $  1,503,371
Provision charged to operating expenses        329,000         212,000        342,000
Recoveries                                      61,088          93,024         61,904
Loans charged off                             (386,732)       (206,887)      (236,335)
                                           -----------     ------------  -------------
Balance at December 31                     $ 1,772,433     $ 1,769,077     $1,670,940
                                           ============    ===========   =============


     Information regarding impaired loans for the years ending December 31, 1996 and 1995 is as follows:

                                                                                      1996          1995
                                                                                  ------------- ------------


Impaired loans with a valuation allowance                                         $     109,495 $     73,043
Impaired loans without a valuation allowance                                          1,150,063      475,535
                                                                                  ------------- ------------
    Total Impaired Loans                                                          $   1,259,558 $    548,578
                                                                                  ============= ============
Allowance for credit losses related to impaired loans                             $      96,314 $     52,748
Allowance for credit losses related to other than impaired loans                      1,696,119    1,716,329
                                                                                  ------------- ------------
    Total allowance for credit losses                                             $   1,772,433 $  1,769,077
                                                                                  ============= ============
Average impaired loans for the year                                               $     965,871 $    437,223
                                                                                  ============= ============
    Interest income on impaired loans recognized on a cash basis                  $         --  $     24,774
                                                                                  ============= ============



         UNB's loans are widely dispersed among individuals and industries. On December 31, 1996, there was no concentration of loans in any single industry that exceeded 5% of total loans.

         UNB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

         UNB's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. UNB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         UNB generally requires collateral or other security to support financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty.

         Contract amount of financial instruments which represent credit risk at December 31, 1996 and 1995:

                                           1996             1995
                                       -------------   --------------

Commitments to extend credit             $17,438,032      $16,947,043
Standby letters of credit                  2,308,082        1,687,540

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. UNB evaluates each customer's creditworthiness on a case-by-case basis.

         Standby letters of credit are conditional commitments issued by UNB to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

7.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consist of the following at December 31, 1996 and 1995:

                                                 1996            1995
                                             ------------    --------------

Land                                         $     204,756   $      204,755
Buildings and leasehold improvements             4,827,439        4,607,811
Equipment                                        2,605,618        2,922,375
                                             -------------   --------------
                                                 7,637,813        7,734,941
Accumulated depreciation and amortization        3,709,252        3,884,083
                                             -------------   --------------
                                             $   3,928,561   $    3,850,858
                                             =============   ==============
8.       DEPOSITS

         Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $23,406,549 and $21,776,513 at December 31,1996 and 1995 respectively.

         At December 31,1996, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more are in the following table: (in thousands)


                                                                                             Maturing
                                                                                Over 3        Over 6
                                                                  3 months      through       through     Over 12
                                                        Total      or less     6 months      12 months    months
                                                      --------   ----------    --------      ---------    ------


Time certificates of deposit $100,000 or more          $23,407      $3,176      $4,983        $11,195     $4,053
                                                       =======      ======      ======        =======     ======


         Interest on deposits for the years ended December 31, 1996, 1995 and 1994 consists of the following:

                                                 1996              1995          1994
                                              ------------    ------------   -------------


Saving deposits                                 $1,873,911      $ 2,136,685     $2,563,748
Certificates of deposit ($100,000 or more)         626,639          484,109        320,407
Other time deposits                              5,201,535        4,571,387      3,030,986
                                              ------------    -------------  -------------

Total at December 31                            $7,702,085      $ 7,192,181     $5,915,141
                                              ============    =============  =============


9.       SHORT-TERM BORROWINGS

         Short-term   borrowings  which  consist   primarily  of  federal  funds
purchased and securities sold under agreements to repurchase borrowings were as follows:

                                                    1996             1995
                                               -------------    -------------

Average amount outstanding during year         $   8,555,503    $   9,827,234
Weighted average interest rate during year               4.3%             6.3%
Amount outstanding at year end                 $   6,808,596    $   3,140,710
Weighted average interest rate at year-end               4.5%             5.2%
Highest amount during year                     $  17,802,839    $  17,721,803

         The bank has obtained two 10,000,000 lines of credit from correspondent banks to be used for securities repurchase agreements.

10.      FEDERAL HOME LOAN BANK BORROWINGS

         At December 31,1995, UNB had received an advance from the Federal Home Loan Bank in the amount of $5,000,000 which was due and paid January 31,1996 with interest at 5.7%. UNB has pledged $23,000,000 of mortgage loans as collateral on advances from this source.

11.      PENSION PLAN AND THRIFT PLAN

         UNB sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. UNB's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1996, 1995 and 1994 includes the following components:

                                                                              1996         1995        1994
                                                                          ----------   ----------  --------


Service cost--benefits earned during the year                             $  86,195    $   71,154  $  88,237
Interest cost on projected benefit obligation                                84,964        88,382     84,508
Actual return on plan assets                                                (103,39)     (139,897)    14,630
Net amortization and deferral                                                54,406        76,498    (58,968)
                                                                          ---------    ----------  ---------
                                                                          $ 122,170    $   96,137  $ 128,407
Additional expense related to settlement of person obligations              155,612          --           --
                                                                          ---------    ----------  ---------
                                                                          $ 277,782    $   96,137  $ 128,407
                                                                          ==========   ==========  =========


         During 1996, UNB's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits". This settlement resulted in additional pension expense of $155,612 for the year ended December 31,1996.

         The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% for 1996 , 1995 and 1994.

         The expected long-term rate of return on assets was 7.50% for 1996, 1995 and 1994.

         The following table sets forth the plan's funded status and amounts recognized in UNB's financial position at December 31, 1996 and 1995:


                                                                                         1996             1995
                                                                                    -------------    ------------


Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $779,681
    in 1996 and $1,044,891 in 1995                                                  $    786,243     $  1,051,633
                                                                                    ------------     ------------

  Plan assets at fair value, primarily in debt and equity securities                     832,418        1,201,196
  Projected benefit obligation for service rendered to date                           (1,160,553)      (1,402,453)
                                                                                    ------------     ------------

  Projected benefit obligation in excess of plan assets                                 (328,135)        (201,257)
  Unrecognized net gain from past experience different from that assumed
      and effects of changes in assumptions                                              252,538          327,953
  Prior service cost not yet recognized in net periodic pension cost                        (616)            (954)
  Unrecognized net obligation at December 15, 1988 being recognized
      over 15 years                                                                       29,136           34,963
                                                                                    ------------     ------------

  Accrued (prepaid) pension liability                                               $    (47,077)    $    160,705
                                                                                    ============     ============


         UNB has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the Plan, UNB will match 50% of the employee contributions up to 6% of compensation. UNB's contributions to the Plan were $56,314 for 1996, $56,978 for 1995, and $49,743 for 1994.

         UNB has entered into agreements with certain executive officers and members of its Board of Directors to provide retirement benefits. The present value of the benefits to be paid by UNB upon retirement is being accrued over the number of years remaining to the retirement date of these individuals. The amount included in operating expenses was $61,561 for 1996, $52,108 for 1995, and $106,242 for 1994.

12.      INCOME TAXES

         Applicable income taxes for 1996, 1995 and 1994 consist of the following:


                          1996                              1995                              1994
              -----------------------------     ------------------------------    -----------------
               Federal     State     Total        Federal    State     Total        Federal     State      Total
               -------     -----     -----        -------    -----     -----        -------     -----      -----



Current       $788,837  $174,728   $963,565     $788,575  $206,525   $995,100     $857,790   $229,239  $1,087,029
Deferred        (6,844)   (1,515)    (8,359)     (68,080)  (15,072)   (83,152)     (79,479)   (17,606)    (97,085)
              --------  --------   --------     --------  --------   --------     --------   --------  ----------

Total         $781,993  $173,213   $955,206     $720,495  $191,453   $911,948     $778,311   $211,633  $  989,944
              ========  ========   ========     ========  ========   ========     ========   ========  ==========


         Deferred tax expense resulting from timing differences in the tax bases
of  assets  and  liabilities  for  tax  and  financial   statement  purposes  is
attributable to:

                                             1996          1995        1994
                                          -----------  -----------  ---------

Provision for credit losses               $    5,647   $  (37,880)  $   (64,681)
Deferred loan fees                            89,941       25,480        21,888
Depreciation and amortization                (49,801)     (30,550)      (26,463)
Pension expense                              (22,933)      (4,704)       10,011
Deferred compensation                        (19,074)     (20,113)      (41,010)
Loan income                                  (23,905)     (16,008)        3,345
Health insurance                              23,638        --             (386)
Other                                        (11,872)         623           211
                                          ----------   ----------    -----------

 Total deferred income tax (benefit)      $   (8,359)  $  (83,152)   $  (97,085)
                                          ==========   ==========    ===========

         Accumulated deferred income tax benefits of $1,138,810 at December 31, 1996 and $1,213,644 at December 31, 1995 are included in other assets and consist of the following:

                                                          1996          1995
                                                      -------------  -----------

Provision for credit losses                           $    541,189   $  539,893
Deferred loan fees                                         177,532      267,426
Unrealized depreciation of investment securities            36,924      115,191
Depreciation and amortization                              205,602      155,364
Deferred compensation                                      148,558      130,124
Pension expense                                            (16,699)     (39,621)
Loan income                                                 45,880       21,987
Health insurance                                             --          23,628
Other                                                         (176)        (328)
                                                      ------------   -----------

    Net deferred tax asset                            $  1,138,810   $1,213,664
                                                      ============   ===========

         Income tax expense of $955,206,  $911,948  and $989,944 for 1996,  1995 and 1994 was 33.9%, 33.7% and 33.1%, respectively, of income before taxes and cumulative effect of accounting change as compared to the maximum statutory rate for federal income taxes, reconciled as follows:

                                                      1996                     1995                   1994
                                             --------------------     --------------------  -----------------------
                                                           Percent                 Percent                Percent
                                                          of Pretax               of Pretax              of Pretax
                                               Amount      Income       Amount     Income      Amount     Income
                                               ------      ------       ------     ------      ------     ------

Computed tax at statutory rate               $ 958,368      34.0%     $ 920,100     34.0%    $1,017,886     34.0%
Increases (decreases) in taxes resulting from:
  Tax exempt interest income                  (159,792)     (5.7)      (163,881)    (6.1)      (183,516)    (6.1)
  State income taxes, net of federal income
    tax benefit                                114,321       4.1        126,359      4.7        139,678      4.7
  Nondeductible interest expense                26,271        .9         22,919       .8         19,901       .7
  Officers and directors life insurance          7,306        .3          1,452       --          3,605       .1
  Other                                          8,732        .3          4,999       .3         (7,610)     (.3)
                                             ---------      ----      ---------     ----     -----------     ---

                                             $ 955,206      33.9%     $ 911,948     33.7%   $   989,944     33.1%
                                             =========      ====      =========     ====    ===========     ====


13.      LEASES

         UNB is obligated under noncancelable lease agreements for certain bank premises. The leases generally contain renewal options and provide that UNB pay property taxes, insurance and maintenance costs.

         Future minimum lease payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                             Operating
                                                               Leases

                                    1997                      $ 249,850
                                    1998                        202,276
                                    1999                        192,758
                                    2000                        159,331
                                    2001                         91,882
                                    Thereafter                  250,738

         UNB has entered into an agreement to lease a branch banking facility from a director through 2001 at a minimum annual rental of $37,800. The lease also contains one five-year renewal option. UNB also has an agreement with an advisory board member to lease a branch facility through November, 2002 at minimum annual rental of $21,532.

14.      RESTRICTION ON SURPLUS AND UNDIVIDED PROFITS

         Under the provisions of the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by UNB in any year exceed the total of its net profits (as defined) of that year combined with its retained net profits for the preceding two years. Additionally, when surplus is less than the par value of common stock, an amount of not less than 10% of net profits of the preceding half-year period must be transferred from undivided profits to surplus before a dividend may be declared.

15.      REGULATORY MATTERS

         Union National and UNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Union National's and UNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, UNB must meet specific capital guidelines that involve quantitative measures of UNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Union National and UNB to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31 1996, that Union National and UNB meet all capital adequacy requirements to which they are subject.

         As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized UNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, UNB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed UNB's category.

         Union National's and UNB's actual capital amounts and ratios are also presented in the table.

                                                                                              To be Well
                                                                      For Capital          Capitalized Under
                                                                       Adequacy            Prompt Corrective
                                                 Actual                Purposes            Action Provisions
                                                 ------                --------            -----------------
                                             Amount       Ratio     Amount       Ratio     Amount      Ratio
                                             ------       -----     ------       -----     ------      -----

As of December 31,1996:
  Total Capital (to risk weighted assets)
         Consolidated                     $19,883,686    12.9%   $12,362,572     8.0%    $15,453,214   10.0%
         Union National Bank              $19,743,016    12.8%   $12,352,038     8.0%    $15,440,048   10.0%
Tier 1 Capital (to risk weighted assets)
         Consolidated                     $18,111,253    11.7%   $ 6,181,286     4.0%    $ 9,271,929    6.0%
         Union National Bank              $17,970,583    11.6%   $ 6,176,019     4.0%    $ 9,264,029    6.0%
Tier 1 Capital (average assets)
         Consolidated                     $18,111,253     8.2%   $ 8,845,453     4.0%    $11,056,816    5.0%
         Union National Bank              $17,970,583     8.1%   $ 8,839,453     4.0%    $11,049,316    5.0%
As of December 31,1995:
  Total Capital (to risk weighted assets)
         Consolidated                     $18,492,189    12.1%   $12,228,140     8.0%    $15,285,175   10.0%
         Union National Bank              $18,346,554    12.0%   $12,217,311     8.0%    $15,271,638   10.0%
Tier 1 Capital (to risk weighted assets)
         Consolidated                     $16,723,112    10.9%   $ 6,114,070     4.0%    $ 9,171,105    6.0%
         Union National Bank              $16,577,477    10.9%   $ 6,108,655     4.0%    $ 9,162,983    6.0%
Tier 1 Capital (average assets)
         Consolidated                     $16,723,112     7.8%   $ 8,584,363     4.0%    $10,730,454    5.0%
         Union National Bank              $16,577,477     7.7%   $ 8,578,363     4.0%    $10,722,954    5.0%


16.      RELATED PARTY TRANSACTIONS

         Certain members of the Board of Directors and senior officers had loan transactions with UNB. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with outsiders. Loans outstanding to directors and senior officers totaled $4,644,364 at December 31, 1996 and $2,979,920 at December 31, 1995.

         The  following   schedule   summarizes  changes  in  amounts  of  loans
outstanding, both direct and indirect, to these persons during 1996.

                  Balance at January 1, 1996                     $2,979,920
                  Additions                                       2,150,592
                  Repayments                                       (486,148)
                                                               ------------

                  Balance at December 31,1996                    $4,644,364

17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. This standard excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented does not represent the underlying value of Union National.

         Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets' fair values.

         Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Off-balance sheet instruments: Fair values for UNB's off-balance sheet instruments consisting entirely of lending commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Short-tern borrowings: The carrying amounts of short-term borrowings approximate their fair values.

         The estimated fair value of UNB's financial instruments were as follows at:

                                                     December 31, 1996                 December 31, 1995
                                               ----------------------------      -----------------------
                                                  Carrying                          Carrying
                                                   Amount        Fair Value          Amount         Fair Value
                                                   ------        ----------          ------         ----------

Financial assets:
  Cash and due from banks, interest-bearing
    deposits with banks, and federal funds sold $ 15,953,932    $ 15,953,932      $ 13,641,267    $ 13,641,267
  Investment securities available for sale        38,866,761      38,866,761        27,040,617      27,040,617
  Investment securities held to maturity          17,073,011      17,304,150        25,379,914      25,735,869
  Loans receivable                               147,350,540     145,814,000       146,821,594     147,433,000
  Accrued interest receivable                      1,292,194       1,292,194         1,401,190       1,401,190
Financial Liabilities
  Deposit liabilities                            199,291,435     199,964,000       193,461,842     194,508,000
  Short-term borrowings                            6,808,596       6,808,596         3,140,710       3,140,710
  Federal Home Loan Bank borrowing                   --              --              5,000,000       5,000,000


18.      PARENT COMPANY FINANCIAL INFORMATION

     The Condensed financial statement for Union National Bancorp,  Inc. (Parent
Only) pertaining to the periods covered by Union National's consolidated financial statement are presented below

Balance Sheets, December 31,                                                    1996               1995
----------------------------                                                    ----               ----

ASSETS
  Cash and due from banks                                                  $      9,007        $     10,265
  Investment in subsidiary                                                   17,911,997          16,394,401
  Other assets                                                                   23,220             124,787
  Due from Union National Bank                                                  108,443              10,583
                                                                           ------------        ------------

    Total Assets                                                            $18,052,667         $16,540,036
                                                                            ===========         ===========

LIABILITIES                                                                $    --             $    --

STOCKHOLDERS' EQUITY
  Common stock                                                                    8,340               8,340
  Surplus                                                                     8,342,055           8,342,055
  Unrealized depreciation on investment securities available for sale           (58,586)           (183,075)
  Retained earnings                                                           9,760,858           8,372,716
                                                                           ------------        ------------

    Total Stockholders' Equity                                               18,052,667          16,540,036
                                                                           ------------        ------------
   Total Liabilities and Stockholders' Equity                               $18,052,667         $16,540,036
                                                                            ===========         ===========


Statements of Income, Years Ended December 31,                                   1996              1995
                                                                                 ----              ----

Income
  Cash dividend from subsidiary                                            $    660,380        $    525,260
  Interest and other expenses                                                   287,824              13,420
                                                                                -------              ------

  Income before income taxes and equity in undistributed income
     of subsidiary                                                              372,556             511,840
  Income tax expense (benefit)                                                  (97,860)             (4,563)
  Income before equity in undistributed income of subsidiary                    470,416             516,403
  Equity in undistributed income of subsidiary                                1,393,106           1,277,825
                                                                              ---------           ---------

    NET INCOME                                                             $  1,863,522        $  1,794,228
                                                                           ============        ============


Statement of Cash Flows, Year Ended December 31,                                 1996              1995
                                                                                 ----              ----

Cash Flows from Operating Activities:
  Net Income                                                               $  1,863,522        $  1,794,228
  Equity in undistributed income of subsidiary                               (1,393,106)         (1,277,825)
  Amortization of organization cost                                              13,181              10,420
  Increase in amount due from Union National Bank                               (97,860)            --
  Decrease in other assets                                                       88,385             --
                                                                                 ------


    Net cash provided by operating activities                                   474,122             526,823
                                                                                -------             -------


Cash Flows from Investing Activities:
  Expenditures related to proposed acquisition                                     --               (92,878)
                                                                                -------             -------

  Net cash used by investing activities                                            --               (92,878)
                                                                                -------             -------

Cash Flows from Financing Activities:
  Dividends paid                                                               (475,380)           (433,680)
                                                                                -------             -------


    Net cash used by financing activities                                      (475,380)           (433,680)
                                                                                -------             -------

Net (decrease) increase in cash and cash equivalents                             (1,258)                265
Cash and Cash Equivalents at Beginning of Year                                   10,265              10,000
                                                                                -------             -------

Cash and Cash Equivalents at End Of Year                                   $      9,007        $     10,265
                                                                           ============        ============


9.      TERMINATION OF PROPOSED ACQUISITION

         On October 25, 1995, Union National entered into a definitive agreement to acquire Maryland Permanent Bank & Trust Company ("Maryland Permanent") of Owings Mills, Maryland. On July 26, 1996, prior to the consummation of the merger Union National, as provided in the definitive agreement, terminated negotiations with Maryland Permanent. Costs associated with the proposed affiliation, consisting primarily of professional fees of $287,824, were expensed in 1996.

                                  EXHIBIT LIST

Number

 3.1              Articles of Incorporation of Union National
 3.2              Bylaws of Union National
10.1              Employment Agreement between The Union National Bank of Westminster and Virginia
                  W. Smith

10.2              1997 Stock Option Plan
10.3              Lease dated October 1, 1997 between Union National Bank and K. Wayne Lockard

21.1              Subsidiary of Union National
23.2              Consent of Stegman & Company


                                  EXHIBIT 3.1

                  Articles of Incorporation of Union National

                           ARTICLES OF INCORPORATION

                                       OF

                          UNION NATIONAL BANCORP, INC.
                          ----------------------------


THIS IS TO CERTIFY THAT:

     FIRST: The undersigned, John Dougherty, whose address is 100 South Charles Street, Baltimore, Maryland 21201, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

     SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

Union National Bancorp, Inc.

     THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect.

     FOURTH: The address of the principal office of the Corporation in this State is 117 East Main Street, Westminster, Maryland 21157.

     FIFTH: The resident agent of the Corporation is Joseph H. Beaver, Jr., whose address is 117 East Main Street, Westminster, Maryland 21157. The resident agent is a citizen of and resides in the State of Maryland.

     SIXTH: (a) The total number of shares of stock which the Corporation has authority to issue is ten million (10,000,000) shares, $.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value is One Hundred Thousand Dollars ($100,000.00). All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications or terms or conditions of redemption of such shares of stock.

            (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

               (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

               (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, distributions and dividends, including dividends payable in shares of one class of the Corporation's stock to the holders of shares of another class of stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

               (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

            (c) The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering the distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Paragraph.

     SEVENTH: (a) The Corporation shall have a board of thirteen (13) directors unless the number is increased or decreased in accordance with the bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

                           Harvey B. Bair
                           Joseph H. Beaver, Jr.
                           Wesley D. Blakeslee
                           David L. Brauning
                           Robert L. Bullock
                           Donald C. Essich
                           Dean H. Griffin
                           Bernard L. Jones, Sr.
                           William R. Klinger
                           K. Wayne Lockard
                           Robert T. Scott
                           Donna M. Sellman
                           Kenneth B. Wright

            (b) The directors shall be divided into three classes, as nearly equal in number as possible, with a term of three years each, and the term of office of one class shall expire each year. One class shall hold office initially for a term expiring at the annual meeting of stockholders in 1995, another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1996 and another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1997. Beginning with the annual meeting of stockholders in 1995 and at each succeeding annual meeting of stockholders, the directors of the class of directors whose term expires will be elected to hold office for a term expiring at the third succeeding annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. The bylaws may provide for the mandatory retirement of directors on the date of the annual meeting of stockholders next occurring after a director has reached the age of 65.

            (c) No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by stockholders at a duly constituted meeting of stockholders called for such purpose.

     EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock. No amendment to any provision of this charter shall be made unless the amendment has been first proposed by the board of directors of the Corporation and thereafter approved by the stockholders of the Corporation by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon.

            (b)The board of directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

     NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the board of directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the board of directors may deem advisable in connection with such issuance.

     TENTH: (a) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article Tenth, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

              (b) The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

     ELEVENTTH: The board of directors of the Corporation, when evaluating any offer to (i) make a tender or exchange offer for the common stock of the Corporation, (ii) merge or consolidate the

Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers and employees of the insured bank or institution subsidiary or subsidiaries of the Corporation, and on the communities in which such subsidiary or subsidiaries operate or are located and (b) the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable federal and state statutes and regulations.

IN  WITNESS  WHEREOF,   I  have  signed  these  Articles  of  Incorporation  and
acknowledge the same to be my act on this 19th day of January, 1994.



John Dougherty

                                  EXHIBIT 3.2

                            Bylaws of Union National

                          UNION NATIONAL BANCORP, INC.

                                     BYLAWS


                                   ARTICLE I

                                    OFFICES

         Section 1. PRINCIPAL OFFICE. The principal office of the corporation in the State of Maryland shall be located at such place or places as the board of directors may designate.

         Section 2. ADDITIONAL OFFICES. The corporation may have additional offices at such places as the board of directors may from time to time determine or the business of the corporation may require.


                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         Section 1. PLACE. All meetings of stockholders shall be held at the principal office of the corporation or at such other place within the United States as shall be stated in the notice of the meeting.

         Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the corporation shall be held during the month of April in each year on a date and at the time set by the board of directors, beginning with the year 1995.

         Section 3. SPECIAL MEETINGS. The president or board of directors may call special meetings of the stockholders. Special meetings of stockholders shall also be called by the secretary upon the written request of the holders of shares entitled to cast not less than 25% of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the corporation of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any regular or special meeting of the stockholders held during the preceding twelve months.

         Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the meeting is called, either by mail or by presenting it to such stockholder personally or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his post office address as it appears on the records of the corporation, with postage thereon prepaid.

         Section 5. SCOPE OF NOTICE. No business shall be transacted at a special meeting of stockholders except that specifically designated in the notice. Any business of the corporation may be transacted at the annual meeting without being specifically designated in the notice, except such business as is required by statute to be stated in such notice.

         Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting until such quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

         Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter. Unless otherwise provided in the charter, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

         Section 8. PROXIES. A stockholder may vote the shares of stock owned of record by him, either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise Provided in the proxy.

         Section 9. VOTING OF SHARES BY CERTAIN HOLDERS. Shares registered in the name of-another corporation, if entitled to be voted, may be voted by the president, a vice president or a proxy appointed by the president or a vice president of such other corporation, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the board of directors of such other corporation presents a certified copy of such bylaw or resolution, in which case such person may vote such shares. Any fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

         Shares of its own stock indirectly owned by this corporation shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

         The board of directors may adopt by resolution a procedure by which a stockholder may certify in writing to the corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the corporation; and any other provisions with respect to the procedure which the board of directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

         Section 10. INSPECTORS. At any meeting of stockholders, the chairman of the meeting may, or upon the request of any stockholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.

         Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima;facie evidence thereof.

         Section 11. INFORMAL ACTION BY STOCKHOLDERS. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each stockholder entitled to vote on the matter and any other stockholder entitled to notice of a meeting of stockholders (but not to vote thereat) has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the stockholders.

         Section 12. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.


                                  ARTICLE III

                                   DIRECTORS

         Section 1. GENERAL POWERS. The business and affairs of the corporation shall be managed under the direction of its board of directors.

         Section 2. NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be not less than the minimum number required by the applicable provisions of the Maryland General Corporation Law and shall not be more than 25. At any regular meeting or at any special meeting called for that purpose, a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than 25, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

         The directors shall be divided into three classes, as nearly equal in number as possible, with a term of three years each, and the term of office of one class shall expire each year. One class shall hold office initially for a term expiring at the annual meeting of stockholders in 1995, another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1996 and another class shall hold office initially for a term expiring at the annual meeting of stockholders in 1997. Beginning with the annual meeting of stockholders in 1995 and at each succeeding annual meeting of stockholders, the directors of the class of directors whose term expires will be elected to hold office for a term expiring at the third succeeding annual meeting.

         Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. Every director shall be required to retire from the board on the date of the annual meeting of stockholders next occurring after a director has reached the age of 70.

         Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the board of directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this bylaw being necessary. The board of directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the board of directors without other notice than such resolution.

         Section 4. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the president or by a majority of the directors then in office. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the board of directors called by them.

         Section 5. NOTICE. Notice of any special meeting shall be given by written notice delivered personally, telegraphed or mailed to each director at his business or residence address. Personally delivered or telegraphed notices shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the board of directors need be stated in the notice, unless specifically required by statute or these bylaws.

         Section 6. QUORUM. A majority of the entire board of directors shall constitute a quorum for transaction of business at any meeting of the board of directors, provided that, if less than a majority of such number of directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

         The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

         Section 7. VOTING. The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the board of directors, unless the concurrence of a greater proportion is required for such action by applicable statute.

         Section 8. TELEPHONE MEETINGS. Members of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

         Section 9. INFORMAL ACTION BY DIRECTORS. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a consent in writing to such action is signed by each director and such written consent is filed with the minutes of proceedings of the board of directors.

         Section 10. VACANCIES. Any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, although such majority is less than a quorum. Any vacancy on the board of directors by reason of an increase in the number of directors may be filled by a majority vote of the entire board of directors. A director elected by the board of directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies.

         Section 11. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the board of directors, a fixed sum and expenses of attendance, if any, may be allowed to directors for attendance at each annual, regular or special meeting of the board of directors or of any committee thereof and may be paid quarterly, monthly or at such time or times as the Board may by resolution specify; but nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.


                                   ARTICLE IV

                                   COMMITTEES

         Section 1. NUMBER, TENURE AND QUALIFICATIONS. The board of directors may appoint from among its members an Executive Committee and other committees, composed of two or more directors, to serve at the pleasure of the board of directors.

         Section 2. POWERS. The board of directors may delegate to committees appointed under Section 1 of this Article any of the powers of the board of directors, except as prohibited by law.

         Section 3. MEETINGS. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of such absent member.

         Section 4. TELEPHONE MEETINGS. Members of a committee of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

         Section 5. INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the board of directors may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

                                   ARTICLE V

                                    OFFICERS

         Section 1. GENERAL PROVISIONS. The officers of the corporation may consist of a chairman of the board, a vice chairman of the board, a president, one or more vice presidents, a treasurer, one or more assistant treasurers, a secretary, one or more assistant secretaries and such other officers as may be elected in accordance with this Article. The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. In its discretion, the board of directors may leave unfilled any office except that of president, treasurer and secretary. Election of an officer or agent shall not of itself create contract rights between the corporation and such officer or agent.

         Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the corporation may be removed by the board of directors if in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the corporation may resign at any time by giving written notice of his resignation to the board of directors, the chairman of the board, the president or the secretary. Any resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

         Section 3. VACANCIES. A vacancy in any office may be filled by the board of directors for the balance of the term.

         Section 4. CHIEF EXECUTIVE OFFICER. The board of directors may designate a chief executive officer from among the elected officers. The chief executive officer shall have responsibility for implementation of the policies of the corporation, as determined by the board of directors, and for the administration of the business affairs of the corporation.

         Section 5. CHIEF OPERATING OFFICER. The board of directors may designate a chief operating officer from among the elected officers. Said officer will have the responsibility and duties as set forth by the board of directors or the chief executive officer.

         Section 6. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD. The chairman of the board shall preside over the meetings of the board of directors and of the stockholders at which he shall be present. In the absence of the chairman of the board, the vice chairman of the board shall preside at such meetings at which he shall be present. The chairman of the board and the vice chairman of the board shall, respectively, perform such other duties as may be assigned to him or them by the board of directors.

         Section 7. PRESIDENT. The president shall in general supervise and control all of the business and affairs of the corporation. Unless the president is not a member of the board of directors, in the absence of both the chairman and vice chairman of the board, he shall preside at all meetings of the board of directors and of the stockholders at which he shall be present. In the absence of a designation of a chief executive officer by the board of directors, the president shall be the chief executive officer and shall be ex officio a member of all committees that may, from time to time, be constituted by the board of directors. He may execute any deed, mortgage, bond, contract or other instrument which the board of directors has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.

         Section 8. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

         Section 9. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the board of directors and committees of the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the president or by the board of directors.

         Section 10. TREASURER. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

         He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and board of directors, at the regular meetings of the board of directors or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the corporation.

         If required by the board of directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the corporation.

         Section 11. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the board of directors. The assistant treasurers shall, if required by the board of directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the board of directors.

         Section 12. ANNUAL REPORT. The president or other executive officer of the corporation shall prepare or cause to be prepared annually a full and correct statement of the affairs of the corporation, including a balance sheet and a statement of the results of operations for the preceding fiscal year, which shall be submitted at the annual meeting of the stockholders and filed within 20 days thereafter at the principal office of the corporation in the State of Maryland.

         Section 13. SALARIES. The salaries of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.



                                   ARTICLE VI

                     CONTRACTS, LOANS, CHECKS AND DEPOSITS

         Section 1. CONTRACTS. The board of directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation and such authority may be general or confined to specific instances.

         Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by the board of directors.

         Section 3. DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may designate.


                                  ARTICLE VII

                                 SHARES OF STOCK

         Section 1. CERTIFICATES OF STOCK. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the corporation. Each certificate shall be signed by the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the corporate seal. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the corporation shall, from time to time, issue several classes of stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing stock which is restricted as to its transferability or voting powers, which is preferred or limited as to its dividends or as to its share of the assets upon liquidation or which is redeemable at the option of the corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the corporation may set forth upon the face or back of the certificate a statement that the corporation will furnish to any stockholder, upon request and without charge, a full statement of such information.

         Section 2. TRANSFERS OF STOCK. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

         Section 3. LOST CERTIFICATE. The board of directors may direct a new certificate to be issued in place of any certificate previously issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or his legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

         Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The board of directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days, and in the case of a meeting of stockholders not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders is to be held or taken.

         In lieu of fixing a record date, the board of directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

         If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the board of directors, declaring the dividend or allotment of rights, is adopted.

         When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

         Section 5. STOCK LEDGER. The corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of stock of each class held bs such stockholder.


                                  ARTICLE VIII

                                ACCOUNTING YEAR

         The board of directors shall have the power, from time to time, to fix the accounting year of the corporation by a duly adopted resolution.


                                   ARTICLE IX

                                   DIVIDENDS

         Section 1. DECLARATION. Dividends upon the shares of stock of the corporation may be declared by the board of directors, subject to the provisions of law and the charter. Dividends may be paid in cash, property or shares of the corporation, subject to the provisions of law and the charter.

         Section 2. CONTINGENCIES. Before payment of any dividends, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the board of directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for repairing or maintaining any property of the corporation or for such other purpose as the board of directors shall determine to be in the best interest of the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.


                                   ARTICLE X

                                      SEAL

         Section 1. SEAL. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Incorporated Maryland." The board of directors may authorize one or more duplicate seals and provide for the custody thereof.

         Section 2. AFFIXING SEAL. Whenever the corporation is required to place its corporate seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a corporate seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the corporation.


                                   ARTICLE XI

                                INDEMNIFICATION

         To the maximum extent permitted by Maryland law in effect from time to time, the corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the corporation or (ii) any individual who~ while a director of the corporation and at the request of the corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The corporation may, with the approval of its board of directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the corporation or a predecessor of the corporation.

         Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the bylaws or charter of the corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.


                                  ARTICLE XII

                                WAIVER OF NOTICE

         Whenever any notice is required to be given pursuant to the charter or bylaws of the corporation or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.


                                  ARTICLE XIII

                               AMENDMENT OF BYLAWS

         The board of directors shall have the exclusive power to adopt, alter or repeal;any bylaws of the corporation and to make new bylaws.

         The foregoing are certified as the bylaws of the corporation adopted by the board of directors on February 15, 1994.


                                                     ---------------------------
                                                     Denise L. Owings, Secretary

                                  EXHIBIT 10.1

      Employment Agreement between The Union National Bank of Westminster and Virginia W. Smith

                              EMPLOYMENT AGREEMENT

         This Employment Agreement, by and between The Union National Bank of Westminster (hereinafter the "Bank") and Virginia W. Smith (hereinafter "the Executive"), is entered into this 9th day of August, 1995, and recites as follows:

         WHEREAS, the Bank desires to appoint the Executive to the position Of Executive Vice-President for a period of not less than six (6) months commencing on August 21, 1995, or until the retirement of the Bank's current President, which shall occur no later than the Stockholder's Meeting scheduled for April of 1996; and

         WHEREAS, the Bank has agreed to appoint the Executive to the position of President upon the retirement of its current President; and

         WHEREAS, the Executive has accepted the appointment to the position of Executive Vice-President and has agreed to perform the duties of Executive vice President in accordance with the terms and conditions of this Employment Agreement, and the Executive has further agreed to accept the appointment to the position of President, upon the retirement of the Bank's current President, and to perform the duties of President in accordance with the terms and conditions of this Employment Agreement; and

         WHEREAS, the Bank and the Executive believe that a written Employment Agreement is necessary to describe the relationship and the terms and conditions of employment;

         NOW, THEREFORE, the Bank and the Executive, for the consideration herein specified, agree as follows:

         1.       Term of Employment.

                  The Bank hereby employs the Executive, and the Executive hereby accepts employment, as Executive Vice-President of the Bank, commencing on August 21, 1995, for a term of not less than six (6) months or until the retirement of the Bank's current President, which retirement shall take place no later than the Stockholder's Meeting scheduled for April of 1996. Upon retirement of the Bank's current President, the Executive shall assume the position of President for a term of one (1) year. The term of this Employment Agreement shall automatically renew unless either party gives one hundred twenty
(120) days notice of that party's intention to not renew this Employment Agreement.

         2.       Duties.

                  It is agreed that the Executive, as Executive Vice-President, shall devote all necessary time, skill, labor, and attention to such duties as are, from time to time, established by the Bank's President and/or Board of Directors. Upon assuming the position of President, the Executive shall devote all necessary time, skill, labor, and attention to such duties as are, from time to time, established by the Bank's Board of Directors.

         3.       Termination of Employment.

                  A.       By the Executive.

                           The Executive may terminate  employment with the Bank
upon one hundred twenty (120) days written notice to the Bank's President and Board of Directors of such termination. In the event the Executive terminates employment with the Bank prior to the expiration at the term of employment provided for in Paragraph 1 of this Employment Agreement, the Executive hereby waives any and all rights and unaccrued benefits provided for herein.

                  B.       Termination for cause.

                           The Bank may  terminate  the  Executive's  employment
prior to the expiration of the term of employment provided for in Paragraph 1 of this Employment Agreement for any of the reasons set forth below:


                           (1)  failure to follow the  directions  of the Bank's
President and/or Board of Directors;

                           (2) failure to  substantially  perform  those  duties
which the Bank's President and/or Board of Directors have designated;

                           (3)  execution  of any  act  that  is,  in  any  way,
contrary to the best interests of the Bank;

                           (4)  conviction  of a  felony;  the entry of a guilty
plea, an "Alford" plea, or a plea of nolo contendere to any felony charge; or the acceptance of a probation before judgment or a "stet" on any felony charge;

                           (5)  conviction  of  any  misdemeanor   charge  of  a
financial nature; the entry of a guilty plea, an "Alford" plea, or a plea of nolo contendere to any misdemeanor charge of a financial nature; or the acceptance of a probation before judgment or "stet" on any misdemeanor charge of a financial nature;

                           (6) any  improper  use of property  belonging  to the
Bank or the Bank's customers;

                           (7)  upon  written  request  by the  Federal  Deposit
Insurance  Corporation,   the  Maryland  State  Banking  Commission,   or  other
regulatory agency for termination; or

                           (8) for any  violation  of policies  that may now, or
hereafter, be established by the Bank.

                           In  the  event  of  a  Termination  For  Cause,   the
Executive shall forfeit any and all rights and unaccrued benefits provided for herein.

                  C.       Termination as a result of disability.

                           The Executive shall be entitled to such medical leave
as provided for in the Bank's Employee Handbook. It is understood that the Executive is a "key employee", as that term is defined in the Family and Medical Leave Act and accompanying Federal regulations, and if leave under the Family and Medical Leave Act is taken, it may result in the denial of reinstatement if the Bank (1) determines that reinstatement will result in substantial and grievous economic harm, (2) provides written notice to this effect, and (3) gives a reasonable period of time in which to return to the position the Executive held immediately prior to the taking of Family and Medical Leave.

                  D.       Termination as a result of death.

                           In  the  event  the  Executive   dies  prior  to  the
completion of the term of this Employment Agreement as set forth in paragraph 1, this Employment Agreement shall terminate. In the event salary payments are due and owing to the Executive prior to death, such payments will be made to such beneficiary as the Executive may have designated in writing or to the personal representative of the Executive's estate. Such payments shall be in addition to any other death benefits under any life insurance policy provided by the Bank and in full settlement and satisfaction of all payments provided for in this Employment Agreement.

                  E.       Premature Termination.

                           In the event the Bank's Board of Directors  elects to
terminate the Executive's employment for any reason other than those specified in paragraphs 3 A, B, C, or D of this Employment Agreement, the Bank shall, for a period of twelve (12) months, pay to the Executive the regular annual salary then payable to the Executive, in accordance with the same payroll payment schedule set forth in paragraph 5 of this Employment Agreement and shall continue to make all applicable contributions to any and all retirement or benefit plans then existing for the benefit of the Executive and shall continue to provide coverage for the Executive under the health, life, and disability insurance programs maintained by the Bank.

                  F. Constructive Discharge in the Event of Sale, Dissolution, or Merger of the Bank.

                           In the event of a sale of the Bank, a dissolution  of
the Bank, or a merger, consolidation, or share exchange whereby the Bank is not the surviving or successor corporation, the Executive may, within eighteen (18) months after such sale, dissolution, merger, consolidation, or share exchange, give notice to the Bank that such event constitutes a constructive discharge provided, however, in such notice the Executive indicates that the sale, dissolution, merger, consolidation, or share exchange has resulted in (1) a material reduction in the Executive's authority, responsibilities, duties, or scope of the Executive's position from those that existed prior to the sale, dissolution, merger, consolidation, or share exchange, (2) a reduction in the Executive's salary, or (3) a requirement that the Executive relocate to an office that is more than twenty-five (25) miles from the Bank's headquarters located at 117 East Main Street, Westminster, Maryland. The Bank shall have thirty (30) days from the date it receives the notice of constructive discharge to accept or reject the Executive's stated reasons of why a constructive discharge has occurred. In the event the Bank accepts the Executive's stated reasons of why a constructive discharge has occurred, it shall, for a period of twelve (12) months, pay to the Executive the regular annual salary then payable to the Executive, in accordance with the same payroll payment schedule as provided for in paragraph 5 of this Employment Agreement, and shall continue to make all applicable contributions to any and all retirement or benefit plans then existing for the benefit of the Executive and shall continue to provide coverage for the Executive under the health, life, and disability insurance programs maintained by the Bank. In the event the Bank denies that a constructive discharge has occurred, the Bank and the Executive shall submit the dispute to arbitration in accordance with paragraph 10 C of this Employment Agreement.

         4.       Organizational Authority.

                  ALL employees of the Bank are responsible to, and are under the authority of, the President and the Board of Directors. In addition, the Bank is subject to oversight and regulation by various Federal and state regulatory agencies, and the Executive shall comply with any and all regulations promulgated by such agencies as well as any and all legally issued directives thereof.

         5.       Compensation.

                  Effective August 21, 1995, the salary paid to the Executive~for the position of Executive vice-President will be One Hundred Eighteen Thousand Dollars ($118,000.00) per year, payable on the same payroll payment schedule as that presently used by the Bank for its other officers and administrative personnel. After the appointment of the Executive to the position of President by the Bank's Board of Directors, the annual salary will increase to One Hundred Thirty-five Thousand Dollars ($135,000,00) commencing upon the Executive's assumption of the position of President.

                  The Bank shall be entitled to withhold from amounts payable to the Executive, in accordance with the terms of this Employment Agreement, any federal, state or local withholding or other taxes or charges which the Bank is, from time to time, required by law to withhold, The Bank shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

         6.       Benefits.

                  In addition to those benefits outlined in the Bank's Employee Handbook, the Executive shall receive the following benefits:

                  A.       Reimbursement of Expenses.

                           The Executive shall be reimbursed, upon submission of
appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of all duties as provided for in paragraph 2 of this Employment Agreement, The Executive shall also be entitled to attend seminars, conferences, and meetings relating to the Bank's business and interests, and the Sank shall reimburse the Executive for the reasonable costs for attendance at same, including travel, meals, and lodging, consistent with the Bank's then pertaining policies in that regard.

                  B.       Other Benefits.

                           The  Executive  shall  be  entitled  to all  benefits
specifically established for the Executive, and when and to the extent the Executive is eligible therefor, to participate ln all plans and benefits generally accorded to senior officers of the Bank, including, but not limited to such pension, profit-sharing, supplemental retirement, incentive compensation, disability income, group life, medical and hospitalization insurance, and similar and comparable plans then in effect, and also to perquisites extended to similarly situated senior officers, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Bank.

                  C.       Vacations.

                           The Executive shall be entitled to an annual vacation
of four (4) weeks per year, which vacation shall be taken at a time or times mutually agreeable to the Bank '8 current President or, upon his retirement, the Bank' 8 Board of Directors.


                  D.       Automobile.

                           The  Bank  shall  provide  the   Executive   with  an
automobile for use by the Executive and shall pay all expenses for maintenance, fuel, repairs, and insurance relating to that automobile. The Bank shall provide the Executive with a credit card for all such purchases related to the Bank's business, The make and model of the automobile provided to the Executive shall be of the Executive's choosing within an allowance of ____________ thousand dollars ($_________). The Executive shall report all personal use of the automobile in conformity with Bank policies and/or Internal Revenue Service regulations regarding such use and shall be reported annually on the Executive~s W-2 as additional compensation for income tax purposes. In the event the Executive's employment with the Bank ceases for whatever reason, the Executive may purchase the automobile for its book value, as determined by the Bank through the accounting policies of the Bank's accountants, as of the date the Executive's employment with the Bank ceases to exist. Any additional compensation to the Executive resulting from such purchase shall be reflected on the Executive's W-2. In the event the Executive decides to not purchase the automobile, it shall be returned to the Bank immediately along with all keys.

                           In lieu of the  Bank  providing  an  automobile,  the
Executive may elect to receive a monthly automobile allowance of Six hundred dollars ($600.00) to cover all expenses related to the use, maintenance, insurance or purchase of an automobile owned by the Executive In the event the Executive elects to receive the monthly allowance for the use of a personal automobile, then the Bank shall also reimburse the executive for all business mileage at the then current Internal Revenue Service rate.

         7.       Covenant not to Compete and to Maintain Confidentiality

                  A.       Restrictive Covenant.

                           The  Executive  and the Bank agree that in performing
the duties prescribed to the Executive in accordance with paragraph 2 of this Employment Agreement, the Executive will, of necessity, be privy to confidential information with respect to the Bank's business, including but not limited to, its operations, plans, strategies for success, employees, and customers. The Executive recognizes the need to keep such information confidential during the term of this Employment Agreement and subsequent thereto. The Bank and the Executive have further agreed that the Bank's primary service area extends to an area encompassing a radius of twenty-five (25) miles from the Bank's headquarters located at 117 East Main Street, Westminster, Maryland (the "service area").

                           Therefore, as an essential element of this Employment
Agreement, and for the consideration of all of the provisions of this Employment Agreement including, but not limited to, the compensation provided for therein, the Executive hereby agrees that, except with the express written prior consent of the Bank's Board of Directors or its successors,  for a period of one
(1) year after the cessation of the Executive's employment with the Bank for whatever reason (the "restrictive period"), the Executive will not directly or indirectly compete with the Bank in the service area, including, but not limited to, engaging in the following activity: owning, managing, operating, controlling, financing, or directly or indirectly serving as an employee, officer, director, or consultant to any person, firm, partnership, corporation, trust, association, or other entity which owns or operates; a bank, savings and loan, credit union or similar financial institution (hereinafter referred to collectively as a "financial institution"), or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Bank to terminate employment with the Bank and become employed with any finAncial institution within the service area. Tn addition, the Executive agrees that information concerning the Bank's operations, strategies, plans for success, employees, and customers are confidential in nature and may not be divulged at any time, notwithstanding the conclusion of the restrictive period. Notwithstanding the provisions of this restrictive covenant, the Executive shall be entitled to purchase and own, directly or indirectly, such capital stock or other securities which are listed on a securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any financial institution.

                  B.       Remedies for Breach.

                           The  Executive  acknowledges  that  the  restrictions
provided for in this paragraph 7 of this Employment Agreement are reasonable and necessary for the protection of the Bank's legitimate business interests and that any violation of these restrictions would cause substantial injury to the hank, The Executive further acknowledges that the Bank would not have entered into this Employment Agreement with the Executive without the additional consideration provided by the Executive in agreeing to be bound to these restrictions and that such restrictions were a material inducement to the BaSk in entering into this Employment Agreement. In the event of any violation of, or threatened violation of, these restrictions, the Bank shall be entitled to, in addition to and not in limitation of any other remedies or damages available at law or in equity, the entry of ex parte, interlocutory, and permanent injunctive relief in the Circuit Court for Carroll County, or such other Circuit Court in the State of Maryland having jurisdiction and venue, to prevent or restrain any such violation of the provisions of the covenant not to compete set forth in this paragraph 7 of this Employment Agreement. It is agreed that in the event the Bank seeks injunctive relief to enforce the restrictions provided for in this paragraph 7, such will not constitute a waiver of the Arbitration Clause provided in paragraph 10 of this Employment Agreement.

         8.       Indemnification.

                  The Bank shall provide the Executive (including the Executive's heirs, personal representatives, executors, and administrators), for the term of this Employment Agreement, with coverage under a standard directors' and officers' liability insurance policy at the Bank's expense. In addition to the insurance coverage provided for herein, the Bank shall indemnify and hold harmless the Executive (including the Executive's heirs, personal representatives, executors, and administrators) to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred in connection with, or arising out of, any action, suit, or proceeding in which the Executive may be involved by reason of the Executive's employment at the Bank (regardless of whether the Executive continues to be an employee of the Bank at the time such expenses or liabilities are incurred), such expenses and liabilities to include, but not be limited to judgments, court costs and attorneys' fees, and the Cost of reasonable settlements.

                  In the event the Executive becomes a party, or a threat is made to include the Executive as a party, to any action, suit, or proceeding for which the Bank ha-q agreed to provide insurance coverage or indemnification under this paragraph 8 of this Employment Agreement, the Bank shall, to the full extent permitted under Maryland law, advance all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement (collectively "expenses") incurred by the Executive in connection with the investigation, defense, settlement, or appeal o(pound) any pending, threatened, or completed action, suit, or proceeding, subject to receipt by the Bank of a written guaranty by the Executive to (a) reimburse the Bank for all expenses actually paid by the Bank to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Bank for such expenses and (b) to assign to the Bank all rights of the Executive to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent or amount of expenses actually paid by the Bank to, or on behalf Or, the Executive

                  Notwithstanding the provisions of this paragraph 8 of this Employment Agreement, the Bank shall have no obligation to indemnify, defend, or hold harmless the Executive (including the Executive's heirs, personal representatives, executors, and administrators) or to advance expenses in any pending, threatened, or completed action, suit, or proceeding wherein the Bank and the Executive are opposing parties, or in any pending, threatened, or completed action. suit, or proceeding wherein the Bank's Board of Directors determines that the Executive's conduct giving rise to the pending, threatened, or completed action, suit, or proceeding was outside the scope of the Executives duties to the Bank or constituted gross negligence or malice as defined by Maryland law.

         9.       Approval by Board of Directors.

                  This Employment Agreement shall not become effective until such time as it is approved by resolution of the Bank's Board of Directors.

         10.      Miscellaneous.

                  A. This Employment Agreement shall be binding upon and inure to the benefit of the Executive, the Bank, and their respective personal representatives, successors and assigns, and any successor or assign of the Bank as a result of sale, dissolution, regulatory takeover, merger, consolidation, or share exchange whereby the Bank is not the surviving or successor corporation, shall be bound to the terms of this Employment Agreement, and the Bank shall require any such successor or assign to agree in writing to be bound thereby subject, however, to the provisions of paragraph 3 E of this Employment Agreement.

                  B. This Agreement is being executed in the State of Maryland, and shall be governed by the laws of the State of Maryland.

                  C. In the event of any claim, dispute} or other matter in controversy among the parties hereto arising out of or relating to this Employment Agreement or the breach thereof, such claim, dispute, or other matter in controversy shall be submitted to arbitration in Westminster, Maryland in accordance with the rules then obtaining of the American Arbitration Association, unless, however, the parties mutually agree otherwise. The award of the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court which shall have jurisdiction thereof. The cost of any arbitration shall be shared equally by the parties thereto, with each party responsible for his or its own attorney's and expert witness fees.

                   D. This Employment Agreement constitutes the complete and entire agreement between the parties hereto and may be modified or amended only by an agreement in writing signed by all of the parties hereto.

                   E. This Employment Agreement was drafted jointly, and any ambiguities that may be found herein are not to be construed against either party.

                  F. In the event that one or more of the provisions of this Employment Agreement Shall be invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  G. Any notices required by the terms of this Employment Agreement shall be in writing and deemed given when received, and, if mailed, shall be mailed by United states registered or certified mail, return receipt requested, postage prepaid. Notices to the Bank shall be sent to the current Secretary of the Bank's Board of Directors at 117 East Main Street, Westminster, Maryland 21157. Notices to the Executive shall be sent to 1810 Greenspring Valley Rd., Stevenson, Md. 21153 or to such other place as the Executive may designate in writing and provide to the Bank.

         IN WITNESS WHEREOF, the parties hereto have executed and sealed this Employment Agreement as of the day and year first above written.

ATTEST:                                 THE UNION NATIONAL BANK OF WESTMINSTER


______________________                  By: _________________________(SEAL)
Secretary                                   Joseph H. Beaver, Jr., President


WITNESS:


______________________                  __________________________________(SEAL)

                                  EXHIBIT 10.2

                             1997 Stock Option Plan

                          UNION NATIONAL BANCORP, INC.
                             1997 STOCK OPTION PLAN

       1. Purpose. The purpose of this 1997 STOCK OPTION PLAN ("Plan") is to further the interests of UNION NATIONAL BANCORP, INC. and its subsidiaries (collectively referred to as the "Company") by providing incentives for executive officers and key employees of the Company who may be designated for participation therein, and to provide additional means of attracting and retaining competent personnel.

       2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan and applicable law, the Board is authorized to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan and to any options granted thereunder, and to make all other determinations necessary or advisable for the administration of the Plan. No member of the Board shall vote upon or decide any matter relating to himself or a member of his immediate family or to any of his rights or benefits (or rights or benefits of a member of his immediate family) under the Plan.

       3. Limitation on Aggregate Shares; Adjustments. The Company has reserved 30,000 shares of common stock, par value $.01 per share (the "Shares"), for issuance upon the exercise of options granted under the Plan. Unless otherwise authorized by the Board, options to purchase no more than 10,000 shares may be granted under the Plan in any calendar year. If any option granted under the Plan shall terminate, be forfeited or expire unexercised, in whole or in part, the Shares so released from option may be made the subject of additional options granted under the Plan. The Company shall reserve and keep available such number of Shares as will satisfy the requirements of all outstanding options granted under the Plan. Appropriate adjustment shall be made to the number of Shares available for the grant of options and the number of Shares which are subject to outstanding options granted under the Plan to give effect to any stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the adoption of the Plan by the Board. The decision of the Board as to the amount and timing of any such adjustment shall be conclusive.

       4.  Accelerated Exercise.

          (a) Anything in the Plan or in any Option Agreement or any option granted hereunder to the contrary notwithstanding, in the event of the commencement of a tender offer (other than by the Company) for any Shares of the Company, or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of the Company, or a merger, consolidation or share exchange pursuant to which the Shares of the Company are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of the Company (an "Extraordinary Event"), then regardless of whether any option granted pursuant to the Plan has vested or become fully exercisable, all options granted pursuant to the Plan shall immediately vest and become fully exercisable for the full number of Shares subject to any such option.

          (b) The accelerated exercise right pursuant to subsection (a) shall be effective on and at all times after the "Event Date" of the Extraordinary Event. The "Event Date" is the date of the commencement of a tender offer, if the Extraordinary Event is a tender offer, and in the case of any other Extraordinary Event, the day preceding the record date in respect of such Extraordinary Event, or if no record date is fixed, the day preceding the date as of which shareholders of record become entitled to the consideration payable in respect of such Extraordinary Event.

          (c) If in the case of an Extraordinary Event other than a tender offer, notice that is given by an optionee of the exercise of an option pursuant to this Section 4 prior to the Event Date shall be effective on and as of the Event Date. Upon the exercise of an option after the occurrence of an Extraordinary Event, the Company shall issue, on and as of the effective date of such exercise, all Shares with respect to which the option shall have been exercised.

          (d) If an optionee fails to exercise his or her option, in whole or in part, pursuant to this Section upon an Extraordinary Event, or if there shall be any capital reorganization or reclassification of the Shares, the Company shall take such action as may be necessary to enable each optionee to receive upon any subsequent exercise of his or her options, in whole or in part, in lieu of Shares, securities or other assets as were issuable or payable upon such Extraordinary Event in respect of, or in exchange for, such Shares.

       5. Participants; Grant of Options.

         (a) The Board shall determine and designate from time to time those executive officers and key employees of the Company to whom options are to be granted and who thereby become participants in the Plan. The Board may grant to such executive officers and key employees options to purchase Shares in such amounts as the Board shall from time to time determine. Participation in the Plan shall not confer any right of continuation of service as an employee of the Company.

         (b) The granting of an option shall take place only when an appropriate written Option Agreement substantially in the form of Exhibit A or Exhibit B attached hereto is executed by the Company and the optionee and delivered to the optionee. All options under the Plan shall be evidenced by such written Option Agreement between the Company and the optionee. Such Option Agreement shall contain such further terms and conditions, not inconsistent with the Plan, related to the grant or the time or times of exercise of options as the Board shall prescribe.

         (c) An option granted under the Plan may be a non-qualified stock option or an "incentive stock option" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and, if not otherwise specified, shall be deemed to be an Incentive Stock Option unless it does not meet the requirements of the Code.

         (d) An Incentive Stock Option shall not result in income upon the receipt of the option to the extent that (i) the aggregate fair market value (determined at the time the option is granted) of the Shares that may be purchased by the optionee during any calendar year (under the Plan and all other plans of the Company) does not exceed $100,000; and (ii) the optionee (other than the optionee's estate where the optionee is deceased) does not dispose of the Shares until the later of (A) two years from and after the date the option is granted, and (B) one year after the date the Shares are issued to the optionee. In the event of a disposition of Shares received upon exercise of an Incentive Stock Option where the disposition occurs within two years from the date the option is granted or one year from the receipt of the shares, the optionee shall notify the Secretary of the Company in writing promptly as to the date of such disposition, the sale price (if any), and the number of Shares involved.

       6. Option Price; Fair Market Value.

         (a) The price at which Shares may be purchased upon exercise of an Option shall be equal to the "Fair Market Value" (as hereinafter defined) on the date the option is granted; provided, however, that in the case of Incentive Stock Options, if at the time the option is granted the participant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), then the option price shall be not less than 110% of the Fair Market Value of the Shares on the date the option is granted.

         (b) The "Fair Market Value" per Share as of any particular date shall be the closing market price per Share on the trading day immediately preceding such date, as reported on the principal securities exchange or market on which the Shares are then listed or admitted to trading, or if not so reported, the average of the bid and asked prices on the trading date immediately preceding such date as reported by Nasdaq, or if not so reported, as determined by the Board in good faith.

       7. Exercise Period. Except as otherwise specified by the Board in the Option Agreement, each option granted under the Plan will expire on the tenth anniversary of the date the option was granted; provided, however, that an Incentive Stock Option granted to a 10% Shareholder shall in no event be exercisable after the expiration of five years from the date it is granted.

       8. Exercise of Options. Unless otherwise provided by the Board and specified in the Option Agreement (and except as otherwise stated in Section 4 hereof), any option granted hereunder will become exercisable with respect to 20% of the Shares subject to such option on each anniversary date of the grant of the option, plus in each case the number of Shares that previously became eligible for purchase thereunder, so that the option shall become fully exercisable on the fifth anniversary of the date the option was granted.

       9. Limitation Upon Transfer of Options. No option shall be transferable by an optionee otherwise than by will and the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, as amended (ERISA), and the rules and regulations thereunder. Options shall be exercisable only by the optionee during his or her lifetime and only in the manner set forth herein. Options may not be assigned, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer an option, or to assign, pledge, hypothecate or otherwise dispose of an option in violation of this provision, or upon the levy of any attachment or similar process upon such option or such rights, the option shall immediately lapse and become null and void.

       10. Termination and Forfeiture of Options. In the event of termination of an optionee of employment for cause, all unexercised options of the optionee shall immediately terminate. In the event of the termination of employment of an optionee for any other reason, except the death or disability of the optionee, all unexercised options of the optionee will terminate, be forfeited and will lapse, provided that the optionee, within three months after the optionee's termination of employment with the Company, may exercise the option to purchase that number of Shares that were purchasable by the optionee at the time of his or her termination of employment.

       11. Death or Disability of Optionee. In the event of the death of an optionee, or if an optionee's employment is terminated because of permanent and total disability, the option may be exercised by the personal representative, administrator or a person who acquired the right to exercise any such option by bequest, inheritance or death of the optionee, or by the disabled optionee, as the case may be, within one year after the death of the optionee or termination of his or her employment, as the case may be, to purchase that number of Shares that were purchasable by the optionee at the time of his or her death or disability.

       12. Leaves of Absences. The Board shall be entitled to make such rules, regulations, and determinations as it deems appropriate with respect to leaves of absences taken by any optionee. Without limiting the generality of the foregoing, the Board shall be entitled to determine: (i) whether any such leave of absence shall constitute a termination of employment for purposes of the Plan; and (ii) the impact, if any, of any such leave of absence on options under the Plan granted to any optionee who takes such leave of absence.

       13. Method of Exercise. To exercise an option, the optionee (or his or her successor) shall give written notice to the Company's Secretary at the Company's principal place of business accompanied by full payment for the Shares being purchased and a written statement that the Shares are purchased for investment and not with a view toward distribution; however, this statement will not be required in the event the Shares subject to the option are registered under the Securities Act of 1933, as amended. If the option is exercised by the successor of an optionee following his or her death, proof shall be submitted, satisfactory to the Board, of the right of the successor to exercise such deceased optionee's option.

       14. Manner of Payment. An optionee may pay the exercise price for the Shares being purchased either (i) in cash or by check made payable to the order of the Company, (ii) with Shares of the Company, to the extent the Fair Market Value of such Shares on the date of exercise equals the exercise price for the Shares being purchased, (iii) by surrender to the Company of options to purchase Shares, to the extent of the difference between the exercise price of such options and the Fair Market Value of the Shares subject to such options (the "spread"), or (iv) a combination of (i), (ii) and (iii) above. The Company shall have the right, and the optionee may require the Company, to withhold and deduct from the number of Shares deliverable upon the exercise of any options hereunder a number of Shares having an aggregate Fair Market Value equal to the amount of any taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the participant.

       15. Share Certificates. Certificates representing Shares issued pursuant to the Plan which have not been registered under the Securities Act of 1933 shall bear a legend to the following effect:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and any state securities laws, and may not be assigned, transferred, pledged or otherwise disposed of without registration except upon presentation of evidence satisfactory to the Company that an exemption from registration is available."

       The Company shall not be required to transfer or deliver any certificate or certificates for Shares purchased upon any exercise of an option: (i) until after compliance with all then applicable requirements of law; and (ii) prior to admission of such Shares to listing on any stock exchange on which the Company's outstanding Shares may then be listed. In no event shall the Company be required to issue fractional Shares to an optionee.

       16. Registration. If the Company shall be advised by its counsel that Shares deliverable upon any exercise of an option are required to be registered under the Securities Act of 1933, or that the consent of any other authority is required for their issuance, the Company may effect such registration or obtain such consent, and delivery of the Shares by the Company may be deferred until registration is effected or consent obtained.

       17. Issuance of Shares. No Shares will be issued until full payment for such Shares has been made. An optionee shall have no rights as a shareholder with respect to optioned Shares until the date the option shall have been properly exercised and all conditions to the exercise of the option and purchase of Shares shall have been complied with in all respects to the satisfaction of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such option is exercised, except as otherwise provided herein.

       18. Amendments and Termination. The Board may amend, suspend, discontinue or terminate the Plan, but no such action may, without the consent of the holder of any option granted hereunder, alter or impair such option.

       19. Period of Plan. The Plan has been adopted by the Board of the Company on March 11, 1997 subject to approval of the Plan by the stockholders of the Company within 12 months of the date the Plan was adopted. The stockholders of the Company approved the Plan on, and the effective date of the Plan is, April 15, 1997. No option shall be granted on or after the tenth anniversary of the date of adoption of the Plan by the Board of the Company.

                                                                  EXHIBIT A


                        INCENTIVE STOCK OPTION AGREEMENT
                                    under the
                          UNION NATIONAL BANCORP, INC.
                             1997 STOCK OPTION PLAN

         THIS AGREEMENT is made this ____________________, 199__, by and between UNION NATIONAL BANCORP, INC., a Maryland corporation (the "Company"), and _____________________________ (the "Optionee").

         WHEREAS, the Board of Directors of the Company (the "Board") considers it desirable and in the Company's interest that the Optionee be given an opportunity to purchase its shares of common stock, par value $.01 per share ("Shares"), pursuant to the terms and conditions of the Company's 1997 Stock Option Plan (the "Plan"), to provide an incentive for the Optionee and to promote the interests of the Company.

         NOW, THEREFORE, it is agreed as follows:

         1. Grant of Option. The Company hereby grants to the Optionee an option to purchase from the Company ________________ Shares ("Option Shares") at the exercise price per Share set forth below. Subject to earlier expiration or termination of the option granted hereunder, this option shall expire on the 10th anniversary of the date hereof.

         2. Period of Exercise of Option. The Optionee shall be entitled to exercise the option granted hereunder to purchase Option Shares as follows:

                                                                  Exercise
         Exercise Date                No. of Shares           Price Per Share

First Anniversary of Grant Date        ___________              __________
Second Anniversary of Grant Date       ___________              __________
Third Anniversary of Grant Date        ___________              __________
Fourth Anniversary of Grant Date       ___________              __________
Fifth Anniversary of Grant Date        ___________              __________

in each case, together with the number of Option Shares which the Optionee was theretofore entitled to purchase. Appropriate adjustment shall be made to the number of Shares available for the grant of options and the number of Shares which are subject to outstanding options granted under the Plan to give effect to any stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the adoption of the Plan by the Board. The decision of the Board as to the amount and timing of any such adjustment shall be conclusive.

         3. Accelerated Exercise. In the event of an Extraordinary Event (as defined in the Plan) involving the Company, then regardless of whether any option granted pursuant to the Plan has vested or become fully exercisable, all Option Shares granted hereunder shall immediately vest and become fully exercisable for the full number of Shares subject to such option on and at all times after the "Event Date" (as defined in the Plan) of the Extraordinary Event, in accordance with the terms and conditions described in the Plan.

         4. Exercise Periods. In the event of termination of employment of the Optionee for cause, all unexercised options shall immediately lapse and be forfeited. In the event of the death or disability of the Optionee, or in the event of termination of his or her employment other than for cause, the Plan permits certain extended exercise periods.

         5. Method of Exercise. In order to exercise the Option Shares granted hereunder, the Optionee must give written notice to the Secretary of the Company at the Company's principal place of business, substantially in the form of
Exhibit 1 hereto, accompanied by full payment of the exercise price for the Option Shares being purchased, in accordance with the terms and provisions of the Plan.

         6. Manner of Payment. An Optionee may pay the exercise price for Option Shares purchased hereunder either (i) in cash or by check payable to the order of the Company, (ii) with Shares of the Company, to the extent the Fair Market Value of such Shares on the date of exercise equals the exercise price for the Option Shares purchased, (iii) by surrender to the Company of Options to purchase Shares, to the extent of the difference between the exercise price of such Options and the Fair Market Value of the Shares subject to such options (the "spread"), or (iv) a combination of (i), (ii) and (iii) above. The Company shall have the right, and the Optionee may require the Company, to withhold and deduct from the number of Option Shares deliverable upon the exercise hereof a number of Option Shares having an aggregate Fair Market Value equal to the amount of taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the participant.

         7. Limitation upon Transfer. This option may not be transferred by the Optionee other than by will and the laws of descent and distribution, may not be assigned, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. This option is exercisable only by the Optionee during his or her lifetime, and only in the manner set forth herein. Upon any attempt to transfer this option, or to assign, pledge, hypothecate or otherwise dispose of this option in violation of this provision, or upon the levy of any attachment or similar process upon this option or any rights hereunder, this option shall immediately lapse and become null and void.

         8. Incentive Stock Option. This option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         9. Disposition of Shares. In the event of a disposition of the Option Shares received hereunder where the disposition occurs within two years after the date hereof or one year after the receipt of the shares, the Optionee shall notify the Secretary of the Company in writing promptly as to the date of such disposition, the sale price (if any), and the number of Shares involved.

         10. Plan; Applicable Law. This Agreement is subject in all respects to the provisions of the Plan, a copy of which has been provided to the Optionee. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, excluding its provisions relating to conflicts of laws.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal, intending this to be a sealed instrument, as of the date first above written.

ATTEST:                                   UNION NATIONAL BANCORP, INC.


______________________________            By:_____________________________(SEAL)


WITNESS:                                  OPTIONEE:


______________________________            ________________________________(SEAL)

                                                                  EXHIBIT 1

                           Date:_____________________

Secretary
UNION NATIONAL BANCORP, INC.

To the Secretary:

         I hereby exercise my option to purchase ______________ shares of common stock, par value $.01 per share ("Shares"), of Union National Bancorp, Inc. (the "Company") in accordance with the terms set forth in the Incentive Stock Option Agreement under the Union National Bancorp, Inc. 1997 Stock Option Plan.

         In full payment for such exercise, please find enclosed

         |_| Check in the amount of $____________

         |_| Shares having a Fair Market Value of $__________

         |_| Options having an exercise price of $__________, to purchase ______
             Shares having a Fair Market Value of $_________, resulting in a "spread" of $-----------.

I authorize the Company/|_| direct the Company to withhold a number of Shares equal to any withholding obligation applicable to me.

                                Very truly yours,


                                -----------------------------------

                                -----------------------------------
                                               Print Name

                                                                       EXHIBIT B


                    AGREEMENT FOR NON-QUALIFIED STOCK OPTION
                                    under the
                          UNION NATIONAL BANCORP, INC.
                             1997 STOCK OPTION PLAN

         THIS AGREEMENT is made this ____________________, 199__, by and between UNION NATIONAL BANCORP, INC., a Maryland corporation (the "Company"), and _____________________________ (the "Optionee").

         WHEREAS, the Board of Directors of the Company (the "Board") considers it desirable and in the Company's interest that the Optionee be given an opportunity to purchase its shares of common stock, par value $.01 per share ("Shares"), pursuant to the terms and conditions of the Company's 1997 Stock Option Plan (the "Plan"), to provide an incentive for the Optionee and to promote the interests of the Company.

         NOW, THEREFORE, it is agreed as follows:

         1. Grant of Option. The Company hereby grants to the Optionee an option to purchase from the Company ________________ Shares ("Option Shares") at the exercise price per Share set forth below. Subject to earlier expiration or termination of the option granted hereunder, this option shall expire on the 10th anniversary of the date hereof.

         2. Period of Exercise of Option. The Optionee shall be entitled to exercise the option granted hereunder to purchase Option Shares as follows:

                                                                   Exercise
         Exercise Date                No. of Shares             Price Per Share

First Anniversary of Grant Date         __________                 __________
Second Anniversary of Grant Date        __________                 __________
Third Anniversary of Grant Date         __________                 __________
Fourth Anniversary of Grant Date        __________                 __________
Fifth Anniversary of Grant Date         __________                 __________

in each case, together with the number of Option Shares which the Optionee was theretofore entitled to purchase. Appropriate adjustment shall be made to the number of Shares available for the grant of options and the number of Shares which are subject to outstanding options granted under the Plan to give effect to any stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the adoption of the Plan by the Board. The decision of the Board as to the amount and timing of any such adjustment shall be conclusive.

         3. Accelerated Exercise. In the event of an Extraordinary Event (as defined in the Plan) involving the Company, then regardless of whether any option granted pursuant to the Plan has vested or become fully exercisable, all Option Shares granted hereunder shall immediately vest and become fully exercisable for the full number of Shares subject to any such option on and at all times after the "Event Date" (as defined in the Plan) of the Extraordinary Event, in accordance with the terms and conditions described in the Plan.

         4. Exercise Periods. In the event of termination of employment of the Optionee for cause, all unexercised options shall immediately lapse and be forfeited. In the event of the death or disability of the Optionee, or in the event of termination of his or her employment other than for cause, the Plan permits certain extended exercise periods.

         5. Method of Exercise. In order to exercise the Option Shares granted hereunder, the Optionee must give written notice to the Secretary of the Company at the Company's principal place of business, substantially in the form of
Exhibit 1 hereto, accompanied by full payment of the exercise price for the Option Shares being purchased, in accordance with the terms and provisions of the Plan.

         6. Manner of Payment. An Optionee may pay the exercise price for Shares purchased hereunder either (i) in cash or by check payable to the order of the Company, (ii) with Shares of the Company, to the extent the Fair Market Value of such Shares on the date of exercise equals the exercise price for the Option Shares purchased, (iii) by surrender to the Company of options to purchase Shares, to the extent of the difference between the exercise price of such options and the Fair Market Value of the Shares subject to such options (the "spread"), or (iv) a combination of (i), (ii) and (iii) above. The Company shall have the right, and the Optionee may require the Company, to withhold and deduct from the number of Option Shares deliverable upon the exercise hereof a number of Option Shares having an aggregate Fair Market Value equal to the amount of taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the participant.

         7. Limitation upon Transfer. The Option Shares may not be transferred by the Optionee other than by will and the laws of descent and distribution, may not be assigned, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. This option is exercisable only by the Optionee during his or her lifetime, and only in the manner set forth herein. Upon any attempt to transfer any Option Share, or to assign, pledge, hypothecate or otherwise dispose of this option in violation of this provision, or upon the levy of any attachment or similar process upon this option or any rights hereunder, this option shall immediately lapse and become null and void.

         8. Plan; Applicable Law. This Agreement is subject in all respects to the provisions of the Plan, a copy of which has been provided to the Optionee. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, excluding its provisions relating to conflicts of laws.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal, intending this to be a sealed instrument, as of the date first above written.

ATTEST:                         UNION NATIONAL BANCORP, INC.

______________________________  By:_____________________________(SEAL)

WITNESS:                        OPTIONEE:
______________________________  ________________________________(SEAL)

                                                                       EXHIBIT 1


                                            Date:_____________________

Secretary
UNION NATIONAL BANCORP, INC.

To the Secretary:

         I hereby exercise my option to purchase ______________ shares of common stock, par value $.01 per share ("Shares"), of Union National Bancorp, Inc. (the "Company") in accordance with the terms set forth in the Agreement for Non-Qualified Stock Option under the Union National Bancorp, Inc. 1997 Stock Option Plan.

         In full payment for such exercise, please find enclosed

         |_| Check in the amount of $____________

         |_| Shares having a Fair Market Value of $__________

         |_| Options having an exercise price of $__________, to purchase ______
             Shares having a Fair Market Value of $_________, resulting in a "spread" of $-----------.

I authorize the Company/|_| direct the Company to withhold a number of Shares equal to any withholding obligation applicable to me.

                                       Very truly yours,


                                       -----------------------------------

                                       -----------------------------------
                                                     Print Name

                                  EXHIBIT 10.3

  Lease dated October 1, 1997 between Union National Bank and K. Wayne Lockard

                                REAL ESTATE LEASE


         THIS LEASE AGREEMENT (this "Lease") is made effective as of October 1, 1996, by and between K. Wayne Lockard & Bonnie M. Lockard, ("Landlord"), and The Union National Bank of Westminster. ("Tenant"). The parties agree as follows:

         PREMISES: Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant Unit # 6 "Hampstead Square" as outlined in red on "Exhibit B" (the "Premises") located at 1631 North Main Street,, Hampstead,, Maryland 21074.

         TERM: The lease term will begin on October I, 1996 and will terminate on September 30, 2001.

         LEASE PAYMENTS: Tenant shall pay to Landlord the monthly rent of $3150.00 for each and every month of this Lease Agreement. In the event the Tenant is obligated to pay any "additional rent", as may hereinafter be defined, such "additional rent" shall be in addition to the fixed monthly rent hereinbefore stated. Lease payments shall be made to the Landlord at 1212 Weymouth Street, Westminster,, Maryland 21158, or to such other address as may be changed from time to time by Landlord.

         SECURITY DEPOSIT: Upon execution of a lease agreement dated June 10, 1986, Tenant deposited with Landlord the sum of Twenty-six Hundred Dollars ($2,600.00), as a security deposit for the demised premises. The deposit monies to be returned to Tenant within forty-five (45) days subsequent to the termination of this Agreement or any extension thereof, provided that Tenant has not damaged the premises (normal wear and tear excepted), is not in arrears for any rental payments or reimbursements due Landlord and that Tenant has left the premises as agreed upon herein.

         LATE PAYMENTS: The aforesaid rent shall be due and payable on the first day of each and every month during the term of this lease. Monthly rent and any additional rent as hereinafter described, not received by Landlord by the fifth
(5th) day of the month shall be deemed to be delinquent and subject to a late charge. The term "received" shall mean hand delivered to Lessor or if conveyed by mail to have been postmarked by U. S. Postal Service (not a private postage machine) no later than the fourth (4th) day of the month. Each payment of rent and additional rent shall be made promptly when due, failing which the Tenant shall pay to the Landlord as additional rent for each five (5) day period beyond the 5th day of the month a late charge of $100.00 . Said late charge shall be considered to be additional rent. If the Delinquent Rent and Additional Rent are not paid within seven (7) days from the date Tenant receives by registered mail a notice of delinquency, Tenant shall be considered to be in default and subject to the default provisions of this lease as hereinafter provided. If a check is accepted by Landlord from Tenant for rent, it is purely as an accommodation to Tenant.

         NON-SUFFICIENT FUNDS: Tenant shall be charged $35.00 for each check that is returned to Landlord for lack of sufficient funds.

         ADDITIONAL RENT ADJUSTMENTS: Landlord may adjust Tenants rent on September 1st of each year, in an amount equal to the increase in real property taxes and insurance premiums associated with the demised premises, over the amount of such costs for the previous tax year of July I to June 30 and the last policy year for insurance, or the last preceding year in which adjustments were made. These additional costs shall be prorated to each Tenant according to the square footage demised to each Tenant.

         RENEWAL: Tenant shall have the option to renew this lease for the further term of five (5) years. The terms(s) of the renewed lease shall be substantially the same as the terms of this lease except the rent for the renewal period shall be $3150.00 per month times an increase factor as determined by application of the Consumer Price Index as published by the U. S. Labor Dept. from the inception of this lease to the renewal date. However in no case shall the base rent be less than $3150.00 per month plus any "additional rent" as herein provided. If Tenant desires to renew this lease, Tenant shall give Landlord preliminary notice to that effect before one hundred eighty (180) days prior to the expiration of this lease term. Landlord shall, within sixty
(60) days following receipt of such notice, deliver to Tenant a statement setting forth the annual amount of rent for the renewal period. Tenant shall have thirty (30) days following receipt of Landlord's notice to give Landlord its final notice as to whether it desires to renew this lease at the rental set forth in Landlord's statement.

         NON-RENEWAL: If Tenant does not desire to renew this lease, Tenant shall provide Landlord with written notice of same prior to one hundred eighty
(180) days before the expiration of said lease. In any event, Tenant shall be responsible for and obligated to pay Landlord a minimum of one hundred eighty
(180) days rent after giving said notice of Tenant's intention to not renew this lease or one hundred eighty (180) days from the expiration of said lease in the event Tenant fails to give landlord written notice.

         HOLDOVER: If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on terms determined solely by Landlord.. Such holdover shall constitute a month to month extension of this Lease.

         POSSESSION: Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

         USE OF PREMISES: Tenant may use the Premises only as a Commercial Bank (and related services and products). The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall not use, or permit said premises, or any part thereof, to be used, for any purpose or purposes other than the purpose or purposes for which said premises are hereby leased and no use shall be made or permitted to be made of said premises, nor acts done, which will increase the existing premium rate of insurance on the building in which said premises are located, or cause a cancellation of any insurance policy covering said building, or any part thereof, nor shall Tenant sell, or permit to be kept, used, or sold, in or about said premises, any article which may be prohibited by standard form of fire insurance underwriting and policies. Tenant shall, at his cost, comply with any and all requirements, pertaining to the use of said premises, of any insurance organization or company, necessary for maintenance of ordinary fire and public liability insurance, covering said building and appurtenances. Tenant agrees to promptly pay as additional rent the additional charges to Landlord's insurance costs resulting from Tenant's use and occupancy of the demised premises. Said additional rent to be added to the monthly rent of Tenant.

         Tenant shall, at his sole cost, comply with all of the requirements of all County, State, and Federal authorities now in force, or which may hereafter be in force, pertaining to the use of said premises, and shall faithfully observe in said use all County ordinances and State and Federal statutes and regulations now in force or which may hereafter be in force. The judgement of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Tenant be a party thereto or not, that Tenant has violated any such ordinance or statute or regulation in said use, shall be conclusive of the fact as between Landlord and Tenant.

         Tenant shall not commit, nor suffer to be committed, any waste upon said premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in the building or center in which the demised premises may be located. Tenant shall not conduct nor permit to be conducted any sale by auction on said premises.

         REMODELING OR STRUCTURAL IMPROVEMENTS: Tenant will not make any alteration to the leased premises, or any part hereof, without first obtaining Landlord's written approval of such alteration; and Tenant agrees that any improvements made by it and attached to the real estate shall immediately become the property of Landlord and shall remain upon the leased premises. Upon termination of this agreement, Landlord may require at Landlord's option, Tenant to remove a portion or all of any improvements made by Tenant, and Tenant shall restore the premises to its condition prior to said improvements. Tenant will not cut or drill into or secure any fixtures, apparatus, or equipment of any kind to any part of the leased premises without first obtaining Landlord's written consent.

         MAINTENANCE:

         Tenant's obligation for maintenance shall include:

                  -the electrical wiring
                  -the H.V.A.C. system, including periodic (not less than semi-annually) cleaning and servicing by a certified mechanical contractor. -interior plumbing (water & sewer) -windows and doors (including glass and/or screens where applicable) -all other items of maintenance not specifically delegated to Landlord under this Lease.

         Landlord's obligation for maintenance shall include:

                  -the roof, outside walls, and other structural parts of the building -the parking lot, driveways, and sidewalks including snow and ice removal -provide a trash receptacle and arrange for the removal of the trash -provide public water & sewer services to the site

         Landlord and Tenant agree that in the event a major component of the H.V.A.C. system requires replacement, the Landlord shall bear the cost to replace the component provided the Tenant has followed a routine maintenance schedule as required herein and provided the replacement is not required due to negligence or abuse on the part of the Tenant his agents, employees and/or invitees. Should Tenant not follow the routine maintenance schedule or in the event Tenant is negligent causing the component to be replaced, Tenant shall assume all costs associated therewith.

         Landlord shall, under no circumstances, be liable to Tenant in damages or otherwise for any interruption, failure and/or malfunction in water, sewer, electrical and any other utility services and any consequential damages resulting therefrom to the leased premises and Tenants contents therein. All costs for snow and ice removal exceeding $3,000.00 per winter season will be divided among the Tenants occupying the Landlord's property based upon their portion of the total leasable space and billed at the end of the winter season in which the excess occurred. Tenant shall pay the Landlord the amount billed. as additional rent, within thirty (30) days from receipt of said bill.

         Landlord shall not be liable to Tenant, its agents, employees, contractors, customers, or other visitors for any injury or damage to person or property resulting from water, snow, ice or dampness which may leak or issue from or through any part of the premises other than that caused by failure of Landlord to exercise a reasonable concerted effort to have necessary repairs made which it is required to make hereunder following receipt of written notice from Tenant of the need for such repairs and after having a reasonable opportunity in which to make same. Likewise, Landlord shall not be liable for injury or damage to person or property resulting from any other conditions in and around said premises, including icy, snowy conditions when Landlord has exercised a reasonable prudent effort in a reasonable time period to remedy said conditions.

         SIGNS & DECORATIONS: Tenant shall not place nor permit to be placed any sign, advertisement, notice or other material on exterior of the building or in the windows or doors of the leased premises without the written consent of Landlord. Tenant, upon request of Landlord, shall immediately remove any sign, decoration or other material which Tenant has placed or permitted to be placed, visible to the exterior which, in the opinion of Landlord, is objectionable or offensive, and if Tenant fails to do so, Landlord may enter said premises and remove same. Landlord reserves the exclusive rights to the exterior walls and roof of said premises, and Tenant shall not place anything there upon without the written consent of the Landlord. Tenant shall not place any freestanding signs or advertisements on Landlord's property as doing such may be in violation of the Carroll County Zoning Ordinance.

         ACCESS BY LANDLORD TO PREMISES: Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. ks provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

         TENANT ABANDONMENT: Tenant shall not vacate or abandon the premises at any time during the term of this lease agreement; and if Tenant shall abandon, vacate, or surrender said premises or be dispossessed by process of law, or otherwise, any personal property and/or business property, fixtures and equipment belonging to Tenant and left on the premises shall be deemed abandoned and become the property of the Landlord at the option of Landlord. Landlord shall exercise due diligence in securing another Tenant to occupy Tenant's premises to abate Tenant's rent obligation, but Landlord reserves the right to determine if such Tenant is qualified as a Tenant and will not interfere with the rights or practices of other Tenants in the building or center. Any diminishment in rent resulting from the reletting of said premises, and all costs associated with this reletting shall be borne solely by Tenant.

         PROPERTY INSURANCE: Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

         LIABILITY INSURANCE: Tenant shall maintain liability insurance with personal injury limits of at least $ 300,000.00 for injury to one person, and $500,000.00 for any one accident, and a limit of at least $100,000.00 for damage to property. The policy shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord ten (10) days prior written notice. The policy shall include the Landlord as "additional insured, as their interest may appear" and shall be issued by an insurance company rated "A" or better by The Best Company Insurance rating guide, and a certificate of insurance shall be delivered to Landlord at the inception of each policy and renewal thereof.

         INDEMNITY REGARDING USE OF PREMISES: Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use ar misuse of the Premises

         DANGEROUS MATERIALS: Tenant shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

         TAXES: Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

         Real Estate Taxes. Landlord shall pay all real estate taxes and assessments for the Premises.

         Personal Taxes. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises.

         DESTRUCTION OR CONDEMNATION OF PREMISES: If, for any reason other than Tenant's act, use, or occupancy, one or both of the following occur (a) a partial destruction of said premises or the building containing same during said term which requires repairs to either said premises or building, or (b) said premises or said building being declared unsafe or unfit for occupancy by any authorized public authority, which declaration requires repairs either to said premises or said building, Landlord shall forthwith make such repairs, provided such repairs can be made within sixty (60) days under the laws and regulations of authorized public authorities, bust such partial destruction (including any destruction necessary in order to make repairs required by any such declaration) shall in no wise annul or void this lease, except that Tenant shall be entitled to a proportionate deduction of rent while such repairs are being made, such proportionate deduction to be based upon the extent to which the making of such repairs will interfere with the business carried on by Tenant in said premises. If such repairs cannot be made within sixty (60) days, Landlord may, at his option, make same within a reasonable time, this lease continuing in full force and effect and the rent to be proportionately abated, as in this paragraph provided. In the event that Landlord does not so elect to make such repairs which cannot be made under such laws and regulations, this lease may be terminated at the option of either party. In respect to any partial destruction (including any destruction necessary in order to make repairs required by any such declaration) which Landlord is obligated to repair or may elect to repair under the terms of this paragraph, this lease shall continue in full force and effect. A-total destruction (including any destruction required by any authorized public authority) of either said premises or said building shall terminate this lease. In the event of any dispute between Landlord and Tenant relative to the provisions of this paragraph, they shall each select an arbitrator, the two arbitrators so selected shall select a third arbitrator, and the three arbitrators so selected shall hear and determine the controversy, and their decisions thereof shall be final and finding on both Landlord and Tenant who shall bear the cost of such arbitration equally between them.

         If the whole or any part of the leased premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then and in that event if Landlord deems necessary, the term of the lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim against Landlord or against the total award for the value of any unexpired portion of the lease term or otherwise, and Tenant shall not be entitled to any part of the award that may be made for such taking, nor to any damages therefor, except that the rent shall be adjusted as of the date of such termination of this lease. This provision shall only apply if Tenant's premises are effected by the acquisition or condemnation by eminent domain; if unaffected, the lease shall continue in full force and effect.

         MECHANICS LIENS: Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (I) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from constructions done by or for the Tenant.

         RECEIVERSHIP OR BANKRUPTCY: Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or (b) a general assignment by Tenant for the benefit of creditors, or O any action taken or suffered by Tenant under any insolvency or bankruptcy act shall constitute a breach of this lease by Tenant, and shall, at the option of Landlord, terminate this lease.

         DEFAULTS: Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within twenty (20) days (or any other obligation within twenty (20) days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent".

         In the event Tenant breaches the lease and/or abandons the property before the end of the term or if his right to possession is terminated by Landlord because of a default or breach of this lease, this lease shall thereupon terminate. Upon such termination, Landlord shall recover from Tenant:
(a) the worth at the time of award of judgement of the unpaid rent which has been earned at the time of termination, together with interest thereon at the rate of three (3) percent above the published New York Prime rate, at the time of termination, per annum simple interest; and (b) the worth at the time of the award of judgement by which the unpaid rent would have earned after termination until the time of judgement exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided, together with interest thereon at the rate of three (3) percent above the published New York Prime rate, at the time of termination, per annum simple interest; and o the worth at the-time of award of judgement of the amount by which the unpaid rent for the balance of the term after the award of judgement exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided discounted by the discount rate of the Federal Reserve Bank of Richmond at the time of the award of judgement plus two percent (2%), and (d) any other amount necessary to compensate Landlord for all of the detriment proximately caused by Tenant's failure to perform his obligation under the lease or which in the ordinary course of things would be likely to result therefrom, together with the costs of suit and reasonable attorney's fees. Nothing in this paragraph shall be construed to prevent Landlord from normal distraint.

         ASSIGNABILITY/SUBLETTING: Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), without the prior written consent of Landlord, which shall not be unreasonably withheld. A consent by Landlord to one assignment, subletting, or use by any other person, whether by operation of law or otherwise, shall not be deemed to be a consent to any other person. Any such assignment, subletting of use, whether by operation of law or otherwise, without such written consent first had and obtained shall be void and shall, at the option of Landlord, terminate this lease. If an assignment is allowed by Landlord on terms acceptable to Landlord, then Tenant shall continue to retain ultimate and full responsibility for all the terms and conditions contained in the original lease.

         NOTICE: Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:
Name:                      K. Wayne Lockard & Bonnie M. Lockard
Address:                   1212 Weymouth Street
                           Westminster, Maryland
                           21158

TENANT:
Name:                      The Union National Bank of Westminster
Address:                   P.O. Box 189
                           Westminster, Maryland 21158
                           21784

Such addresses may be changed from time to time by either party by providing notice as set forth above.

         HEIRS & ASSIGNS: The covenants, conditions, and agreements contained in this lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, distributees, executors, administrators, successors, personal representatives, and except as otherwise provided in this lease, their assigns.

         ENTIRE AGREEMENT/AMENDMENT: This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations, and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates or representatives shall be relevant or admissible to supplement, explain or vary any of the terms of this lease. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates or representatives shall not be relevant or admissible to determine the meaning of any of the terms of this lease. No representations, understandings, or agreements have been made or relied upon in the making of this lease other than those specifically set forth herein. The lease can only be modified by a writing, signed by all of the parties hereto or their duly authorized agents. The submission of this lease for examination does not constitute a reservation of any option for the leased premises, and this lease becomes effective as a lease only upon the execution and delivery thereof by Landlord and Tenant.

         SEVERABILITY: If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         WAIVER: The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

         CUMULATIVE RIGHTS: The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

         GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State of Maryland.

         RULES & REGULATIONS: Tenant agrees to be bound by the rules and regulations set forth on the schedule attached hereto as "Exhibit A" and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules or regulations regarding the use of the premises. When so issued, the same shall be considered a part of this lease and Tenant covenants that said additional or amended rules or regulations shall likewise be faithfully observed by Tenant, the employees of Tenant, and all other persons invited by Tenant into the building or on the property, provided that said additional or amended rules or regulations are made applicable to a majority (on a square foot basis) of all tenants in the building. Landlord shall not be liable to Tenant for the violation of any of the said rules and regulations, or the breach of any covenant in any lease, by any other Tenant in the building or center.

         SUBORDINATION OF LEASE: This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

         IN WITNESS WHEREOF, the parties hereto have executed this lease agreement on this the ____day of _________, 1996.

                                 LANDLORD:

                                 K. Wayne Lockard & Bonnie M. Lockard


---------------------            -------------------------------------
Witness                          K. Wayne Lockard



---------------------            -------------------------------------
Witness                          Bonnie M. Lockard


                                 TENANT:

                                 The Union National Bank of Westminster


---------------------            -------------------------------------
Witness                          By:  Virginia W. Smith, President

                                   "EXHIBIT A"

RULES AND REGULATIONS:

 1. The sidewalks, roadways and parking areas about the building shall not be obstructed by the Tenant or his employees or agents, or used for any other purpose than ingress, egress and parking. All commercial loading and unloading shall be restricted to the rear of the building and shall not impede vehicular traffic using the Bank drive-in facilities.

 2. The water closets and other waste water apparatus in the building shall not be used for any other purposes other than those for which they were constructed; and no sweepings, rubbish, rags, chemicals or other substances shall be thrown or dumped therein. The expense of repairing any damage resulting from a violation of this rule shall be borne by the Tenant by whom or by whose agents, employees or other visitors the damage was caused.

 3. No draperies, curtains, screens or blinds of any kind shall be installed in the windows of the premises by the Tenant except those approved, in writing by Landlord. Window and door grids, existing shall be maintained in place by Tenant.

 4. Each Tenant, upon the termination of the lease, must then surrender the keys to the leased premises, and to any other part of the building accessed by Tenant, to the Landlord.

 5. The Tenant shall not be permitted to use or keep in the building any explosives, kerosene, cleaning fluid or other illuminating or explosive material or substance of any kind.

 6. Tenant shall place all trash, garbage and debris generated from Tenant's occupancy of subject premises, into, not next to, a receptacle provided for such materials and shall refrain from storage of these and any other waste materials in any other manner whatsoever without the written consent of the Landlord. Large items such as cardboard boxes shall be disassembled or compacted before placement into the receptacle. The receptacle lid shall be kept closed and the gate screening the receptacle shall be kept latched. Tenant shall dispose of only that trash generated from Tenant's occupancy and from no other source, such as personal.

 7. Lessee and employees shall park their vehicles on portions of the parking lot not typically used by the customers and clients of occupants of the building or center.

                                  EXHIBIT 21.1
                          Subsidiary of Union National

                   Subsidiary of Union National Bancorp, Inc.

  The Union National Bank of Westminster, a federally-chartered, national bank

                                  EXHIBIT 23.2
                          Consent of Stegman & Company

                                STEGMAN & COMPANY

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Form 10 of Union National Bancorp, Inc. of our report dated January 8, 1997 relating to the consolidated balance sheets as of December 31, 1996 and 1995 and consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996, 1995, and 1994.

                                                  /s/ Stegman & Company
                                                  Stegman & Company

Towson, Maryland
April 30, 1997



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